UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

MAGMA DESIGN AUTOMATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share of Magma Design Automation, Inc.

(2)	Aggregate number of securities to which transaction applies:

(A) 69,060,789 shares of common stock issued and outstanding (including restricted shares), (B) 4,571,547 shares of common stock underlying options to purchase common stock with an exercise price of less than the merger consideration of $7.35 per share, and (C) 1,491,393 shares of common stock subject to restricted stock unit awards.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the maximum aggregate value was determined based on the sum of (A) 69,060,789 shares of common stock (including restricted shares) issued and outstanding and owned by persons other than Magma Design Automation, Inc., Synopsys, Inc., or Lotus Acquisition Corp., or any other direct or indirect majority-owned subsidiary of Synopsys, as of November 30, 2011, multiplied by the merger consideration of $7.35 per share; (B) 4,571,547 shares of common stock underlying options to purchase common stock with an exercise price of less than the merger consideration of $7.35 per share, as of November 30, 2011, multiplied by $4.71 (which is the difference between the merger consideration of $7.35 per share and the weighted average exercise price of such options of $2.64 per share); and (C) 1,491,393 shares of common stock subject to restricted stock unit awards, as of November 30, 2011, multiplied by the merger consideration of $7.35 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$540,090,524.07

(5)	Total fee paid:

$61,894.37

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MAGMA DESIGN AUTOMATION, INC.

1650 TECHNOLOGY DRIVE

SAN JOSE, CALIFORNIA 95110

(408) 565-7500

January     , 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Magma Design Automation, Inc., which we refer to as Magma, to be held at 10:00 a.m., Pacific Time, on                     ,                     , 2012 at our offices at 1650 Technology Drive, San Jose, California 95110.

On November 30, 2011, we entered into a merger agreement providing for the acquisition of Magma by Synopsys, Inc., which we refer to as Synopsys. The merger agreement was unanimously approved by Magma’s board of directors. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and the other proposals described in the accompanying proxy statement. The merger agreement is attached as Annex A to the accompanying proxy statement. Only stockholders who hold shares of Magma common stock at the close of business on                     , 2012 will be entitled to vote. You may vote your shares at the special meeting only if you are present in person or represented by proxy at the meeting.

If our stockholders adopt the merger agreement and the planned merger subsequently takes place, you, as a holder of Magma common stock, will be entitled to receive $7.35 in cash, without interest and subject to any applicable withholding tax, per share of Magma common stock you own immediately prior to the effective time of the merger (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger). The merger will be a taxable transaction for stockholders (other than certain non-U.S. stockholders) for U.S. federal income tax purposes.

Our board of directors has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Magma and our stockholders. Our board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally.

The Securities and Exchange Commission, which we refer to as the SEC, recently adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to our executive officers in connection with the merger. Accordingly, at the special meeting, you will also be asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that certain of our executive officers will or may receive in connection with the merger. Our board of directors unanimously recommends that stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

Your vote is very important, regardless of the number of shares of Magma common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Magma common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting and entitled to vote on the adoption of the merger agreement. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form (or submit your proxy or voting instructions by telephone or over the Internet) as soon as possible to ensure that your shares are represented at the special meeting. Submitting your proxy or voting instructions promptly will help to ensure the presence of a quorum at the special meeting and will assist in reducing the expenses of additional proxy solicitation, but it will not prevent you from attending the special meeting and voting in person should you choose to do so. Please note that a failure to vote your shares either in person at the special meeting or by submitting a proxy or voting instructions is the equivalent of a vote “AGAINST” the adoption of the merger agreement. A failure to vote will have no effect on the adjournment proposal or the proposal regarding “golden parachute” compensation, but an abstention with respect to the adjournment proposal or the proposal regarding “golden parachute” compensation will have the same effect as a vote “AGAINST” that proposal.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares of Magma common stock without instructions from you. You should advise your broker, bank or other nominee how to vote your shares of Magma common stock in accordance with the instructions provided by your broker, bank or other nominee. The failure to instruct your broker, bank or other nominee to vote your shares of Magma’s common stock is the equivalent of a vote “AGAINST” the adoption of the merger agreement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes. You may also obtain more information about Magma from the documents we have filed with the SEC.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Rajeev Madhavan

Chairman of the Board and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated                     , 2012, and is first being mailed to stockholders of Magma on or about                     , 2012.

MAGMA DESIGN AUTOMATION, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                     , 2012

TIME AND DATE	10:00 a.m., Pacific Time, on , , 2012.

PLACE	Our offices at 1650 Technology Drive, San Jose, California 95110.

PROPOSALS	1. Adoption of the Agreement and Plan of Merger, dated November 30, 2011, by and among Synopsys, Inc., Lotus Acquisition Corp., and Magma Design Automation, Inc., as such agreement may be amended from time to time, and as more fully described in the accompanying proxy statement;

2. Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3. Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

RECORD DATE	, 2012

MEETING ADMISSION	You are entitled to attend the special meeting and any adjournment thereof only if you were a stockholder of record or a beneficial owner as of the close of business on , 2012 or you hold a valid legal proxy for the special meeting. You should be prepared to present photo identification for admission.

VOTING	Your vote is very important, regardless of the number of shares of Magma common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Magma common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting and entitled to vote on the adoption of the merger agreement. Voting requirements for the other proposals are described in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the special meeting. Holders of Magma common stock who do not vote in favor of the adoption of the merger agreement are entitled to seek appraisal of the fair value of their shares under Delaware law in connection with the merger if they comply with the requirements of Delaware law explained beginning on page 49 of the accompanying proxy statement.

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Magma and you, the stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement (Proposal No. 1), “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies (Proposal No. 2), and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Information about how to submit a proxy or voting instructions is provided in the accompanying proxy statement and on the separate proxy card or voting instruction form you received with the accompanying proxy statement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes.

By Order of the Board of Directors,

Clayton H. Parker

Vice President, General Counsel and Secretary

San Jose, California

                    , 2012

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

-i-

(continued)

Annex A —	Agreement and Plan of Merger, dated November 30, 2011, by and among Synopsys, Inc., Lotus Acquisition Corp., and Magma Design Automation, Inc.

Annex B —	Form of Support Agreement, dated November 30, 2011, between Synopsys, Inc. and each of the directors and the Chief Financial Officer of Magma Design Automation, Inc.

Annex C —	Opinion of Qatalyst Partners LP, dated November 30, 2011

Annex D —	Section 262 of the General Corporation Law of the State of Delaware

-ii-

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Merger and the Special Meeting of Stockholders,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes and the other documents to which we refer or incorporate by reference in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 87. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail. Except as otherwise specifically noted in this proxy statement, “Magma,” “we,” “our,” “us” and similar words in this proxy statement refer to Magma Design Automation, Inc. and its subsidiaries.

Parties to the Merger (page 24)

Magma

Magma Design Automation, Inc., a Delaware corporation, provides electronic design automation (“EDA”) software products and related services. Our software enables chip designers to reduce the time it takes to design and produce complex integrated circuits (“ICs”) used in the wireless, communications, computing, consumer electronics, networking and semiconductor industries. Our flagship products comprise an integrated solution for both digital and analog circuitry, from initial planning and design through physical implementation and a linear multi-computing scalable analog simulation.

Synopsys

Synopsys, Inc., a Delaware corporation and which we refer to as Synopsys, is a world leader in supplying the EDA software that engineers use to design, create prototypes for and test ICs, also known as chips. Synopsys also provides software and hardware used to develop the systems that incorporate ICs and the software that runs on those ICs. Synopsys’ intellectual property products are pre-designed circuits that engineers use as components of larger chip designs rather than designing those circuits themselves. To complement these product offerings, Synopsys provides technical services to support its solutions and it helps its customers develop chips and electronic systems.

Merger Sub

Lotus Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Synopsys that was formed solely for the purpose of consummating the merger.

The Merger (page 25)

On November 30, 2011, we entered into an Agreement and Plan of Merger, dated November 30, 2011 and which we refer to as the merger agreement (as such agreement may be amended from time to time), with Synopsys and Merger Sub, which provides that, at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or such later time as may be jointly determined by us, Synopsys and Merger Sub and specified in the certificate of merger), Merger Sub will merge with and into Magma, with Magma surviving the merger as a wholly owned subsidiary of Synopsys.

As a result of the merger, each share of Magma common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares, treasury shares, shares held by Magma or any of its subsidiaries and shares held by Synopsys or any of its subsidiaries) will be converted into the right to receive $7.35 in cash, which amount we refer to as the merger consideration, without interest and subject to any applicable withholding tax. After the merger is completed, you will no longer have any rights as a Magma stockholder, other than the right to receive the merger consideration and subject to the rights described under “Proposal No. 1 — Adoption of the Merger Agreement — Appraisal Rights” beginning on page 49. As a result of the merger, Magma will cease to be a publicly traded company and Synopsys will own 100% of the equity of Magma.

The merger agreement is included as Annex A to this proxy statement.

Treatment of Equity Awards and Other Equity-Based Compensation (page 35)

The merger agreement provides that any Magma stock options that are vested, outstanding and unexercised immediately prior to the effective time of the merger, including all options that vest contingent on the merger, will be cancelled, and the holder of each such option shall receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) $7.35 over (2) the exercise price per share of our common stock subject to such option, multiplied by (b) the number of shares of our common stock subject to such option immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled stock options will no longer have rights with respect to the cancelled stock options except for the right to receive the payment described in the preceding sentence. Amounts received in consideration for such options are subject to reduction due to amounts required to be withheld for any income, employment or other taxes. Any Magma stock options that are unvested and outstanding immediately prior to the effective time of the merger and do not vest upon consummation of the merger will be converted into and become an option to purchase shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding option, or (b) replacing such unvested and outstanding option by issuing a reasonably equivalent replacement stock option to purchase Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the stock option agreement by which such unvested, outstanding option is evidenced. Unvested stock options held by persons who are not employed by us at the closing will generally terminate in accordance with their terms as a result of such persons’ termination of employment. Therefore, any such unvested stock options that terminate, as well as any other stock options that expire or are forfeited prior to the closing, will not be converted into Synopsys stock options.

Restricted stock units (which we refer to as restricted stock units or RSUs) in respect of our common stock that are outstanding and vested immediately prior to the effective time of the merger, including all RSUs that vest contingent on the merger, will be cancelled, and the holder of each such RSU shall receive an amount in cash, without interest, equal to the product of $7.35 multiplied by the number of shares of our common stock in respect of such RSU as determined immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled RSUs will no longer have rights with respect to the cancelled RSU except for the right to receive the payment described in the preceding sentence. Amounts received in consideration for such RSUs are subject to reduction due to amounts required to be withheld for any income, employment or other taxes. RSUs in respect of our common stock that are unvested and outstanding immediately prior to the effective time of the merger and do not vest upon consummation of the merger, will be converted into and become RSUs with respect to shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding RSU, or (b) replacing such unvested and outstanding RSU by issuing a reasonably equivalent replacement restricted stock unit with respect to Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the RSU agreement by which such unvested and outstanding RSU is evidenced. Unvested RSUs held by persons who are not employed by us at the closing will generally terminate in accordance with their terms as a result of such persons’ termination of employment. Therefore, any such unvested RSUs that terminate, as well as any other RSUs that expire or are forfeited prior to the closing, will not be converted into Synopsys RSUs.

When the Merger is Expected to be Completed (page 12)

We currently anticipate that the merger will be completed in the second quarter of calendar year 2012. However, there can be no assurances that the merger will be completed at all or, if completed, that it will be completed in the second quarter of calendar year 2012.

Date, Time and Place of the Special Meeting of Stockholders (page 21)

The special meeting will be held at 10:00 a.m., Pacific Time, on                     ,                     , 2012 at our offices located at 1650 Technology Drive, San Jose, California 95110. At the special meeting, you will be asked to, among other things, adopt the merger agreement. See “Questions and Answers About the Merger and the Special Meeting of Stockholders” beginning on page 11 and “Date, Time and Place of the Special Meeting of Stockholders” beginning on page 21.

Record Date, Outstanding Shares and Quorum Requirement (page 21)

You are entitled to vote on the adoption of the merger agreement if you owned shares of Magma common stock at the close of business on                     , 2012, the record date for the determination of stockholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Magma common stock issued and outstanding as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting will constitute a quorum. On the record date, there were              shares of Magma common stock issued and outstanding.

Vote Required (page 22)

Each share of Magma common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting will be entitled to one vote, in person or by proxy, on each matter submitted for the vote of stockholders. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Magma common stock issued and outstanding on the record date for the determination of stockholders entitled to vote at the special meeting and entitled to vote on the adoption of the merger agreement. Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies and the non-binding proposal regarding “golden parachute” compensation each require the affirmative vote of the holders of a majority of shares of Magma common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting of Proxies (page 23)

Any stockholder entitled to vote at the special meeting whose shares are registered in his, her or its name may submit a proxy by telephone or via the Internet in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may attend the special meeting and vote in person by appearing at the special meeting.

If your shares are held in “street name” by a broker, bank or other nominee, you should advise your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the adjournment proposal or the “golden parachute” compensation proposal.

Revocability of Proxies (page 17)

Any stockholder who exercises and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke or change his, her or its proxy at any time before it is voted at the special meeting by:

•	voting in person at the special meeting;

•	submitting written notice of revocation to Magma’s Secretary at or before the taking of the vote at the special meeting; or

•

properly submitting another proxy of a later date by 11:59 p.m. Eastern time on                     , 2012, by using one of the alternatives described under “How can I vote my shares without attending the special meeting?” in the section entitled “Questions and Answers About the Merger and the Special Meeting of Stockholders.”

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger (page 33)

Our board of directors unanimously (a) has determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Magma and our stockholders, (b) has approved the merger agreement, and the consummation of the transactions contemplated thereby, including the merger and (c) recommends that the stockholders vote “FOR” Proposal No. 1, adoption of the merger agreement, “FOR” Proposal No. 2, the adjournment of the special meeting, if necessary, to solicit additional proxies, and “FOR” Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

In evaluating the merger agreement and the merger, our board of directors consulted with our management and legal and financial advisors and considered a number of strategic, financial and other considerations, as described under the heading “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 33.

Interests of Executive Officers and Directors in the Merger (page 44)

Some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and to recommend that stockholders vote “FOR” the adoption of the merger agreement. These interests include, among other things:

•

vested options (including certain unvested options that will become vested in connection with the merger) to acquire our common stock that will be cancelled and converted into the right to receive, with respect to each such option, an amount of cash equal to the excess, if any, of $7.35 over the exercise price per share under the option for each share of Magma common stock subject to such option;

•

unvested options (other than unvested stock options held by persons who are not employed by us at the closing, and other expired or forfeited stock options) to acquire our common stock that will be converted into and become an option to purchase Synopsys common stock;

•

vested RSUs (including certain RSUs that will become vested in connection with the merger) that will be cancelled and converted into the right to receive an amount in cash, without interest, equal to $7.35 for each share of Magma common stock in respect of such RSUs;

•

unvested RSUs (other than unvested RSUs held by persons who are not employed by us at the closing, and other expired or forfeited RSUs) that will be converted into and become RSUs with respect to Synopsys common stock;

•	certain equity awards that are subject to accelerated vesting in connection with a change of control transaction or upon involuntary terminations of employment in connection with a change of control;

•

agreements with certain of our executive officers that contain provisions pursuant to which, if such individual’s employment terminates as a result of an “involuntary termination” at any time during the period beginning three months prior to and ending twelve months after a “change of control,” the executive officer will become entitled to specified severance benefits and accelerated vesting of his or her then outstanding and unvested equity awards; and

•	continued indemnification by Synopsys against certain liabilities and the maintenance of policies of directors’ and officers’ liability insurance covering each director and officer.

In addition to the foregoing, prior to the closing, some or all of our named executive officers may engage in discussions or enter into agreements, arrangements or understandings with Synopsys or any of its affiliates regarding his or her continued employment with the surviving corporation, or the right to purchase or participate in the equity of Synopsys. As of the date of this proxy statement, neither Magma nor Synopsys has entered into any employment agreements with Magma’s named executive officers in connection with the merger, and Magma has not amended any existing employment agreements with the named executive officers in connection with the merger.

For the approximate value of the potential benefits that could be received by the executive officers and directors in connection with the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 44.

Shares Held by Directors and Executive Officers; The Support Agreements (page 22)

As of the close of business on                     , 2012, the record date for the determination of stockholders entitled to vote at the special meeting, our directors and executive officers held and are entitled to vote at the special meeting, in the aggregate,              shares of Magma common stock (excluding options and RSUs), representing approximately     % of the aggregate common stock issued and outstanding as of the record date. Each of our directors and our chief financial officer, who collectively owned     % of our outstanding shares as of the record date, have entered into support agreements with Synopsys whereby they have agreed to vote their shares “FOR” the proposal to adopt the merger agreement.

Opinion of Financial Advisor (page 39)

We retained Qatalyst Partners LP, which we refer to as Qatalyst Partners, to act as our financial advisor in connection with the merger. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of Magma’s business and affairs and the industry in which we operate. On November 30, 2011, Qatalyst Partners rendered to our board of directors its oral opinion (which was subsequently confirmed in writing on November 30, 2011) that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) in the merger. It does not address any other aspect of the merger and does not constitute a recommendation as to how any holder should vote with respect to the merger or any other matter. For a further discussion of Qatalyst Partners’ opinion, see “Proposal No. 1 — Adoption of the Merger Agreement — Opinion of Our Financial Advisor, Qatalyst Partners LP” beginning on page 39.

Financing of the Merger (page 44)

There is no financing condition to the merger. Synopsys is expected to pay the merger consideration from its cash on hand or borrowings under its existing or new credit facilities. See “Proposal No. 1 — Adoption of the Merger Agreement — Financing of the Merger” beginning on page 44.

Our Conduct of Business Pending the Merger (page 64)

We have agreed that from November 30, 2011 through the effective time of the merger, we will, subject to certain exceptions and among other obligations: (a) conduct our business in all material respects in the ordinary course and consistent with past practice; (b) use commercially reasonable efforts to ensure that we preserve intact in all material respects our current business organization and keep available the services of our current officers and other key employees; and (c) maintain in all material respects our relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons or entities with whom we have material business relationships.

In addition, as described below and set forth in the merger agreement, we have agreed that, from November 30, 2011 through the effective time of the merger, subject to certain exceptions, we will not take certain actions without Synopsys’ prior written consent.

Restrictions on Solicitations of Other Offers and Change in Recommendation (page 68)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries. Notwithstanding these restrictions, under certain specified circumstances, we may: (a) respond to an unsolicited, bona fide, written acquisition proposal (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Limitation on Our Solicitation, Negotiation and Discussion of Other Acquisition Proposals” beginning on page 68), that our board of directors determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and our outside legal counsel, constitutes or would reasonably be likely to result in a superior offer (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Board Recommendation Change for Superior Offer” beginning on page 70), and did not result from a breach of the non-solicitation provisions of the merger agreement; or (b) terminate the merger agreement and enter into an agreement with respect to a superior offer, so long as we comply with certain terms of the merger agreement, including paying an $18 million termination fee to Synopsys.

In addition, neither our board of directors nor any committee of our board of directors is permitted to: (a) withdraw or modify in any manner adverse to Synopsys, our board of directors’ recommendation in favor of the merger; (b) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any acquisition proposal; (c) approve or recommend, or cause or permit ourselves or our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or other similar document or contract relating to any acquisition transaction (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Limitation on

Our Solicitation, Negotiation and Discussion of Other Acquisition Proposals” beginning on page 68) (other than a confidentiality agreement); (d) fail to announce publicly within 10 business days after a tender offer or exchange offer relating to our stock, that our board of directors recommends rejection of the tender offer or exchange offer and reaffirms our board of directors’ recommendation in favor of the merger; or (e) fail to issue, within 10 business days after an acquisition proposal is publicly announced, a press release reaffirming our board of directors’ recommendation in favor of the merger, except that, at any time prior to obtaining our stockholders’ approval for the merger, our board of directors may, if it determines in good faith (after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and our outside legal counsel) that the failure to take such action would result in a breach of its fiduciary obligations to our stockholders under applicable Delaware law, (1) withdraw or modify its recommendation in favor of the merger in response to (A) a superior offer that did not result from a breach of the non-solicitation provisions of the merger agreement or (B) a change in circumstances (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Board Recommendation Change for Change in Circumstances” beginning on page 72) and (2) cause us to terminate the merger agreement in response to a superior offer that did not result from a breach of the non-solicitation provisions of the merger agreement or a change in circumstances (in each case, subject to certain conditions, and in the case of clause (2) paying an $18 million termination fee to Synopsys, as more fully described in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Limitation on Our Solicitation, Negotiation and Discussion of Other Acquisition Proposals” beginning on page 68 and “Proposal No.  1 — Adoption of the Merger Agreement — The Merger Agreement — Our Termination Rights” beginning on page 76).

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 73)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, absence of any injunction prohibiting the consummation of the merger, absence of any legal requirements enacted by any court or other governmental entity since the date of the merger agreement that remain in effect prohibiting consummation of the merger, adoption of the merger agreement by our stockholders and the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act.

Termination of the Merger Agreement (page 75)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders, as follows:

•	by mutual written consent of us and Synopsys;

•	by us or Synopsys if:

•

the merger is not completed by 5:00 p.m. Eastern Time on the end date (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement” beginning on page 75); provided that we or Synopsys, as the case may be, may not terminate on this basis if the failure to consummate the merger by the end date is primarily attributable to a failure of us or Synopsys, as the case may be, to perform any covenant or obligation at or prior to the effective date;

•

a court of competent jurisdiction or other U.S. governmental body has issued: (a) a preliminary injunction in any antitrust-based legal proceeding preliminarily restraining, enjoining or otherwise prohibiting the merger; or (b) a final nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; provided that we or Synopsys, as the case may be, may not terminate on this basis if the issuance of any such preliminary injunction or final non-appealable order is primarily attributable to a failure of us or Synopsys, as the case may be, to perform any covenant or obligation in the merger agreement at or prior to the effective date;

•

our stockholder meeting has been held and completed, our stockholders have taken a final vote on a proposal to adopt the merger agreement and stockholder approval has not been obtained; provided that we or Synopsys, as the case may be, may not terminate on this basis if the failure to obtain stockholder approval is attributable to a failure of us or Synopsys, as the case may be, to perform any covenant or obligation in the merger agreement at or prior to the effective date;

•	by Synopsys if:

•

prior to the adoption of the merger agreement by our stockholders, a Magma triggering event (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Synopsys’ Termination Rights” beginning on page 76) has occurred;

•

there is an inaccuracy in any of our representations or warranties such that the applicable condition to the obligations of Synopsys and Merger Sub to effect the merger would not be satisfied as of such time, so long as certain conditions are satisfied;

•

any of our covenants or obligations contained in the merger agreement is breached such that the applicable condition to the obligations of Synopsys and Merger Sub to effect the merger would not be satisfied as of such time, so long as certain conditions are satisfied;

•

a material adverse effect (as defined below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Material Adverse Effect” beginning on page 63) has occurred after November 30, 2011;

•	by us if:

•

prior to the adoption of the merger agreement by our stockholders, our board of directors has determined to accept, and enter into one or more acquisition agreements with respect to, a superior offer so long as certain other conditions are satisfied;

•

there is an inaccuracy in any representation or warranty of Synopsys such that the applicable condition to our obligation to effect the merger would not be satisfied as of such time, so long as certain conditions are satisfied; or

•

any covenant or other obligation of Synopsys contained in the merger agreement is breached such that the applicable condition to our obligation to effect the merger would not be satisfied as of such time, so long as certain conditions are satisfied.

Termination Fee (page 77)

We have agreed to pay Synopsys a termination fee of $18 million if the merger agreement is terminated by:

•

us or Synopsys (a) because (1) either the merger was not consummated by the end date or (2) our stockholder meeting was held and completed and the merger agreement is not adopted by the holders of a majority of the shares of our outstanding common stock, (b) a third party has made an acquisition proposal that becomes publicly known between the date of the merger agreement and the date on which our stockholder meeting was held and (c) within 12 months after such termination of the merger agreement, we have consummated an acquisition transaction or a definitive agreement providing for an acquisition transaction has been executed;

•

Synopsys, if a Magma triggering event has occurred and the merger agreement is terminated by Synopsys on account of such Magma triggering event before the adoption of the merger agreement by our stockholders; or

•

us or Synopsys, if the merger agreement is terminated for any reason (other than due to a breach of Synopsys of any representations or warranties, covenants or other obligations contained in the merger agreement) after the occurrence of a Magma triggering event and before the adoption of the merger agreement by our stockholders.

We have agreed to pay Synopsys a termination fee of $27.5 million if the merger agreement is terminated by us or Synopsys before the adoption of the merger agreement by our stockholders (other than due to a breach of Synopsys of any representations or warranties, covenants or other obligations contained in the merger agreement) and our board of directors’ recommendation in favor of the merger has been modified or withdrawn due to a change in circumstances as specified in the merger agreement and described below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Board Recommendation Change for Change in Circumstances” beginning on page 72).

Synopsys has agreed to pay us a termination fee of $30 million if the merger agreement is terminated by us or Synopsys as a result of the merger not having been consummated by the end date and:

•	at the time of termination, any condition to the obligation of Synopsys and Merger Sub to effect the merger related to antitrust matters is not satisfied or waived by Synopsys;

•

the failure to satisfy any condition to the obligation of Synopsys and Merger Sub to effect the merger related to antitrust matters was not due to a breach by us of any covenant or obligation in the merger agreement;

•

at the time of the termination of the merger agreement, each of the conditions precedent to the obligations of Synopsys and Merger Sub to consummate the merger, other than antitrust conditions and the condition relating to our delivery of a closing certificate, were satisfied; and

•	the condition relating to our delivery of a closing certificate would be satisfied if the closing were to occur on the end date.

Material U.S. Federal Income Tax Consequences to Stockholders (page 55)

The merger will be a taxable transaction to U.S. holders and certain non-U.S. holders of Magma common stock for U.S. federal income tax purposes.

You should read “Proposal No. 1 — Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55 for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the transaction to you.

The U.S. federal income tax consequences described above may not apply to all holders of Magma common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult with your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Regulatory Approvals (page 53)

Under the HSR Act and the rules and regulations promulgated thereunder, we and Synopsys are required to make certain filings with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”). The merger may not be consummated until the applicable waiting periods under the HSR Act have expired or have been terminated. We and Synopsys each filed our respective notification and report forms with the DOJ and the FTC under the HSR Act on December 14, 2011.

Litigation Relating to the Merger (page 54)

Between December 5, 2011 and December 19, 2011, Magma, the members of our board of directors, Synopsys and, in certain instances, Merger Sub were named as defendants in three purported class action lawsuits in connection with the transactions contemplated by the merger agreement that were filed in the Superior Court of the State of California, County of Santa Clara, which we refer to as the California actions, and one additional lawsuit filed in the Court of Chancery of the State of Delaware. The plaintiffs in the California actions have stipulated to consolidate the California actions as well as any subsequently filed actions in the Superior Court of the State of California, County of Santa Clara, as a single consolidated action and to file a consolidated amended complaint on or before February 4, 2012. The suits allege, among other things, that our directors breached their fiduciary duties to our stockholders in negotiating and entering into the merger agreement and by agreeing to sell us at an unfair price, pursuant to an unfair process and/or pursuant to unreasonable terms, and that we, Synopsys and Merger Sub aided and abetted the alleged breaches of fiduciary duties. The suits seek, among other things, to enjoin consummation of the merger. At this stage, it is not possible to predict the outcome of these proceedings and their impact on us. We believe the allegations made in these complaints are without merit and intend to vigorously defend these actions.

Market Price and Dividends (page 80)

Our common stock is listed on the Nasdaq Global Market under the trading symbol “LAVA.” On November 30, 2011, which was the last full trading day before we announced the transaction, our stock closed at $5.72. On                     , 2012, which was the last trading day before the date of this proxy statement, our common stock closed at $        .

Appraisal Rights (page 49, Annex D)

Under Delaware law, holders of Magma common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal rights and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Magma common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This value could be more than, the same as, or less than the merger consideration. Any holder of Magma common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Additional Information (page 87)

You can find more information about Magma in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 87 below.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Magma. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes and the documents we refer to or incorporate by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Magma as of the close of business on the record date for the determination of stockholders entitled to notice of the special meeting. This proxy statement contains important information about the merger and the special meeting of stockholders, and you should read this proxy statement carefully.

The Merger and Related Transactions

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote on the adoption of the merger agreement. The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Magma, with Magma surviving the merger as a wholly owned subsidiary of Synopsys. After the merger, shares of our common stock will cease to be traded on the Nasdaq Global Market.

Please see “Proposal No. 1 — Adoption of the Merger Agreement” beginning on page 25 for a more detailed description of the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q:	As a stockholder, what will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $7.35 in cash, without interest and less any required withholding taxes, for each share of Magma common stock that you own unless you have properly demanded and perfected your statutory rights of appraisal under the DGCL with respect to the merger. For example, if you own 100 shares of our common stock, you will be entitled to $735 in cash in exchange for your shares of our common stock, without interest and less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	How are stock options treated in the merger?

A:

The merger agreement provides that any Magma common stock options that are vested, outstanding and unexercised immediately prior to the effective time of the merger, including all options that vest contingent on the merger, will be cancelled, and the holders of each such option will receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) $7.35 over (2) the exercise price per share of Magma common stock subject to such option, multiplied by (b) the number of shares of Magma common stock subject to such option immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled stock options will no longer have rights with respect to the cancelled stock options except for the right to receive payment described in the preceding sentence. Amounts received in consideration for such options are subject to reduction due to amounts required to be withheld for any income, employment or other taxes. Any Magma stock options that are unvested and outstanding immediately prior to the effective time of the merger and do not vest upon consummation of the merger (other than unvested stock options held by persons who are not employed by us at the closing, and other expired or forfeited stock options) will be converted into and become an option to purchase shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding option, or (b) replacing such unvested and outstanding option by issuing a reasonably equivalent replacement stock option to purchase Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the stock option agreement by which such unvested, outstanding option is evidenced.

Q:	How are restricted stock units treated in the merger?

A:	Restricted stock units in respect of our common stock that are outstanding and vested immediately prior to the effective time of the merger, including all RSUs that vest contingent on the merger, will be cancelled, and the holder of each such RSU will receive an amount in cash, without interest, equal to the product of $7.35 multiplied by the number of shares of our common stock in respect of such RSU as determined immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled RSUs will no longer have rights with respect to the cancelled RSU except for the right to receive payment described in the preceding sentence. Amounts received in consideration for such RSUs are subject to reduction due to amounts required to be withheld for any income, employment or other taxes. RSUs in respect of our common stock that are unvested and outstanding immediately prior to the effective time of the merger and do not vest upon consummation of the merger (other than unvested RSUs held by persons who are not employed by us at the closing, and other expired or forfeited RSUs) will be converted into and become RSUs with respect to shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding RSU, or (b) replacing such unvested and outstanding RSU by issuing a reasonably equivalent replacement restricted stock unit with respect to Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the RSU agreement by which such unvested and outstanding RSU is evidenced.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. You are urged to read the discussion in the section entitled “Proposal No. 1 — Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55 for a more detailed description of U.S. federal income tax consequences of the merger. You are also encouraged to consult your tax advisor as to the U.S. federal income tax consequences of the merger as well as the effects of state, local and non-U.S. tax laws or any other U.S. federal tax laws.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of calendar year 2012. However, the exact timing and likelihood of completion of the merger cannot be predicted because the merger is subject to certain conditions, including the receipt of regulatory approvals. Neither we nor Synopsys are obligated to complete the merger unless and until the closing conditions in the merger agreement have been satisfied or waived. See “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Conditions to the Merger” beginning on page 73.

Q:	What effects will the proposed merger have on Magma?

A:	Upon completion of the proposed merger, Magma will cease to be a publicly traded company and will be a wholly owned subsidiary of Synopsys. As a result, you will no longer have any rights as a Magma stockholder, including but not limited to the fact that you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, shares of Magma common stock will no longer be listed on the Nasdaq Global Market and the registration of such shares under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, is expected to be terminated.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Magma common stock pursuant to the merger agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the Nasdaq Global Market. Under specified circumstances, we may be required to pay Synopsys a termination fee or Synopsys may be required to pay us a termination fee. See “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Expenses and Termination Fees” beginning on page 77.

Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Magma common stock?

A:	Yes. As a holder of Magma common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Proposal No. 1 — Adoption of the Merger Agreement — Appraisal Rights” beginning on page 49.

Q:	When can I expect to receive the merger consideration for my shares?

A:	After the completion of the merger, you will be sent, in a separate mailing, a letter of transmittal and other documents to be completed and delivered to the paying agent for the merger in order to receive the merger consideration. Once you have submitted your properly completed documents to the paying agent, including an executed letter of transmittal and stock certificates, if applicable, the paying agent will send you the merger consideration.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held at 10:00 a.m., Pacific Time, on , , 2012, at our offices located at 1650 Technology Drive, San Jose, California 95110.

Q:	What other proposals are being presented at the special meeting?

A:	In addition to the merger proposal, stockholders will be asked to vote on the following proposals at the special meeting:

•

approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the adoption of the merger agreement (Proposal No. 1);

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies (Proposal No. 2); and

•

“FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record as of the close of business on , 2012, the record date for the determination of stockholders entitled to vote at the special meeting, are entitled to vote at the special meeting. On that date, shares of Magma common stock were issued and outstanding.

As of the record date, our executive officers and directors held an aggregate of              shares of Magma common stock, which represents approximately     % of all shares issued and outstanding on the record date.

Q:	What vote is required to approve each proposal?

A:	Proposal No. 1, adoption of the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Magma common stock entitled to vote on the adoption of the merger agreement. If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Proposal No. 2, approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting.

Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting.

With respect to Proposal No. 2 and Proposal No. 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on either Proposal No. 2 or Proposal No. 3, the effect will be the same as a vote “AGAINST” that proposal.

Q:	Can I attend the special meeting? What do I need for admission?

A:	You are entitled to attend the special meeting if you were a stockholder of record or a beneficial owner as of the close of business on , 2012 or you hold a valid legal proxy for the special meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the special meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned Magma common stock as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid legal proxy from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting and vote their shares in person.

If your shares of Magma common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, you have the right to vote your shares in person at the special meeting. If you choose to do so, you can vote at the special meeting using the written ballot that will be provided at the meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement and submit it at the special meeting.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares and this proxy statement is being forwarded to you by your bank, broker or other nominee. As the beneficial owner, you may attend the special meeting and vote your shares in person at the special meeting only if you obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Even if you plan to attend the special meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you are a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the special meeting. Your proxy can be submitted by mail by completing, signing and dating the proxy card you received with this proxy statement and then mailing it in the enclosed prepaid envelope. Stockholders of record may also submit a proxy over the Internet or by telephone by following the instructions provided in the proxy card you received with this proxy statement. If you are a beneficial owner, you must submit voting instructions to your bank, broker or other nominee in order to authorize how your shares are voted at the special meeting. Please follow the instructions provided by your bank, broker or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the special meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker or other nominee that holds their shares giving them the right to vote the shares at the special meeting in order to vote in person at the meeting.

Q:	What does it mean if I received more than one set of proxy materials?

A:	If you received more than one set of proxy materials, it means that you hold shares of Magma common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:	If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the special meeting, your shares will be voted as recommended by our board of directors on those proposals and as the proxyholders may determine with respect to any other matter properly presented for a vote at the special meeting.

Q:	What is the deadline for voting my shares?

A:

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on                     , 2012 in order for your shares to be voted at the special meeting. However, if you are a stockholder of record, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the special meeting, in order for your shares to be voted at the meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.

Q:	What is a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Magma common stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	How will abstentions be counted?

A:	If you “ABSTAIN” from voting on any of Proposals No. 1, No. 2, or No. 3, the effect will be the same as a vote “AGAINST” such proposal.

Q:	Why am I being asked to cast a non-binding advisory vote to approve the “golden parachute” compensation that certain Magma executive officers will or may receive in connection with the merger?

A:	The SEC recently adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to Magma’s named executive officers in connection with the merger.

Q:	What will happen if our stockholders do not approve the “golden parachute” compensation at the special meeting?

A:	Approval of the “golden parachute” compensation payable under existing agreements that certain executive officers of Magma will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on us. Therefore, if the merger is approved by our stockholders and completed, the “golden parachute” compensation will still be paid to the named executive officers if and when due, regardless of the results of the vote.

Q:	Why is my vote important?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger proposal must be approved by the holders of a majority of the outstanding shares of Magma common stock entitled to vote on the adoption of the merger agreement, your failure to submit a proxy or voting instructions or to vote in person at the special meeting will have the same effect as a vote “AGAINST” Proposal No. 1, adoption of the merger agreement.

If you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of any of the other proposals at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me if I do not submit voting instructions?

A:

No. We do not expect that your broker, bank or other nominee will have discretion to vote your shares on any of the matters listed in the notice of special meeting, except in accordance with your specific instructions. Therefore, if you hold your shares in “street name” through a brokerage account and do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares of Magma common stock on any of the proposals at the special meeting. For this reason, we do not believe that there will be any broker non-votes occurring in connection with any of the proposals at the special meeting. Please note, however, that if you properly submit voting instructions to your broker, bank or other nominee but do not indicate how you want your shares to be voted, your shares will be voted as recommended by our board of directors on those proposals and as the proxyholders may determine with respect to any other matter properly presented for a vote at the special meeting.

Q:	May I change my vote after I have submitted my proxy or voting instructions?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your proxy is voted at the special meeting by:

•	voting in person at the special meeting;

•	submitting written notice of revocation to Magma’s Secretary at or before the taking of the vote at the special meeting; or

•

properly submitting another proxy of a later date by 11:59 p.m. Eastern time on                     , 2012, by using one of the alternatives described above under “How can I vote my shares without attending the special meeting?”

Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	If I am a Magma stockholder, should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. If the merger agreement is adopted at the special meeting and the merger is thereafter completed, you will receive written instructions for exchanging your stock certificates for the merger consideration.

Q:	What happens if I transfer my shares of common stock after the record date?

A:	The record date for the determination of stockholders entitled to vote at the special meeting is earlier than the effective date of the merger. Therefore, transferors of shares of Magma common stock after the record date but prior to the consummation of the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged Alliance Advisors, LLC.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents we refer to or incorporate by reference into this proxy statement, and then mail your completed, dated and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the Internet or by phone in accordance with the instructions included with this proxy statement and the enclosed proxy card or voting instruction form, so that your shares can be voted at the special meeting.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL RECEIVE DETAILED INSTRUCTIONS AND A LETTER OF TRANSMITTAL CONCERNING EXCHANGE OF YOUR STOCK CERTIFICATES IF THE MERGER IS CONSUMMATED.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the costs of printing and mailing this proxy statement to stockholders and all other costs incurred in connection with the solicitation of proxies for the special meeting. We have retained Alliance Advisors, LLC, a proxy solicitation firm, to solicit proxies on our behalf and have agreed to pay Alliance Advisors, LLC an estimated fee of $10,000, plus its reasonable out-of-pocket expenses for its services. In addition to the mailed proxy materials, our directors, officers and other employees may also solicit proxies or votes in person, in writing or by telephone, e-mail or other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We will also reimburse banks, brokers, nominees and other record holders for their reasonable expenses in forwarding proxy materials to beneficial owners of Magma common stock.

Q:	Who can help answer my questions?

A:

If you have any questions or need further assistance in voting your shares of Magma common stock, or if you need additional copies of this proxy statement or the proxy card, please contact Alliance Advisors, LLC, our proxy solicitor, in writing at Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or by telephone at (877) 777-8401 (stockholders) or (973) 873-7721 (banks and brokers).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Magma, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting of Stockholders,” “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement,” “Proposal No. 1 — Adoption of the Merger Agreement — Opinion of Our Financial Advisor, Qatalyst Partners LP,” “Proposal No. 1 — Adoption of the Merger Agreement — Regulatory Approvals,” “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement,” “Proposal No. 1 — Adoption of the Merger Agreement — Projected Financial Information” and in statements containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “goal,” “anticipate,” “outlook,” “guidance,” “think,” “foreseeable future,” “will” and similar terms and phrases. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The underlying expected actions or our results of operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the possibility that we could be required to pay a $18 million fee or $27.5 million fee, as the case may be, in connection with therewith;

•	risks that the regulatory approvals required to complete the merger will not be obtained in a timely manner, if at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	adverse outcomes of pending or future litigation or governmental investigations;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	risks that the proposed transaction disrupts current plans and operations;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely fashion or at all; and

•

other risks and uncertainties applicable to our business set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended May 1, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2011 and October 30, 2011. See “Where You Can Find More Information” beginning on page 87.

Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by us or persons acting on our behalf.

INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

This section contains information for stockholders about the special meeting of stockholders.

Together with this proxy statement, we are also sending you a notice of special meeting of stockholders and a form of proxy that is being solicited by our board of directors for use at the special meeting. The information and instructions contained in this section are addressed to stockholders and all references to “you” in this section should be understood to be addressed to stockholders.

Date, Time and Place of the Special Meeting of Stockholders

This proxy statement is being furnished by our board of directors in connection with the solicitation of proxies from holders of Magma common stock for use at the special meeting of stockholders to be held at our offices, located at 1650 Technology Drive, San Jose, California 95110, on             ,             , 2012, beginning at 10:00 a.m., Pacific Time, and at any adjournment or postponement of the special meeting.

Purpose of the Special Meeting of Stockholders

The following proposals will be considered and voted upon at the special meeting of stockholders:

•	adoption of the merger agreement (Proposal No. 1);

•

approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Magma and our stockholders and unanimously recommends that stockholders vote “FOR” Proposal No. 1, adoption of the merger agreement, “FOR” Proposal No. 2, the adjournment of the special meeting, if necessary, to solicit additional proxies, and “FOR” Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

For more information concerning the recommendation of our board of directors with respect to the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 33.

Record Date and Outstanding Shares

The record date for the determination of stockholders entitled to vote at the special meeting of stockholders is                     , 2012. Only stockholders of record of Magma common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders and any adjournments thereof. At the close of business on the record date, there were              shares of Magma common stock issued and outstanding.

Quorum Requirement

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of Magma common stock issued and outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting constitutes a quorum for the transaction of business at the special meeting. Your shares will be counted for purposes of determining whether a quorum exists for the special meeting if you return a signed and dated proxy card or voting instruction form, if you submit a proxy or voting instructions by telephone or over the Internet, or if you vote in person at the special meeting (and if you are a beneficial owner of shares of Magma common stock, you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the special meeting), even if you “ABSTAIN” from voting on the proposals.

If a quorum is not present at the special meeting of stockholders, we expect that the special meeting will be adjourned to a later date.

Vote Required

Each share of Magma common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting will be entitled to one vote, in person or by proxy, on each matter submitted for the vote of stockholders.

Proposal No. 1, adoption of the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the adoption of the merger agreement. If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Proposal No. 2, approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting.

Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting.

With respect to Proposal No. 2 and Proposal No. 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on either Proposal No. 2 or Proposal No. 3, the effect will be the same as a vote “AGAINST” that proposal.

Shares Held by Directors and Executive Officers; The Support Agreements

As of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, our directors and executive officers held and are entitled to vote at the special meeting              shares of our common stock (excluding options and RSUs), representing approximately     % of the aggregate common stock issued and outstanding on that date. In addition, each of our directors and our chief financial officer, who collectively owned     % of our outstanding shares as of the record date, have entered into a support agreement with Synopsys pursuant to which each such person has agreed to vote all of his shares of our common stock “FOR” the adoption of the merger agreement. See “Proposal No. 1 — Adoption of the Merger Agreement — The Support Agreements” beginning on page 78. The form of support agreement entered into by our directors and chief financial officer is included as Annex B to this proxy statement.

Attending and Voting at the Special Meeting of Stockholders

Only stockholders as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, authorized proxy holders and our guests may attend the special meeting. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the special meeting and you attend the special meeting of stockholders, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card or submitted a proxy by telephone or over the Internet. If your shares of common stock are held in the name of a bank, broker or other nominee, you may not vote your shares of common stock in person at the special meeting of stockholders unless you obtain a legal proxy from the record holder giving you the right to vote the shares of common stock. In addition, whether you are a stockholder of record or a beneficial owner, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or proper photo identification.

Proxies

Each copy of this proxy statement mailed to holders of Magma common stock is accompanied by a proxy card or voting instruction form with instructions for authorizing how your shares are to be voted at the special meeting. If you hold stock in your name as a stockholder of record, you may submit a proxy to instruct how your shares are to be voted at the special meeting by (a) completing, signing, dating and returning the enclosed proxy card, (b) calling the telephone number on your proxy card or (c) following the Internet proxy submission instructions on your proxy card to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting. Instructions for submitting a proxy by telephone or over the Internet are printed on the proxy card. In order to submit a proxy via the Internet, please have your proxy card available so you can input the required information from the card.

If you hold your stock in street name through a bank, broker or other nominee, you must submit voting instructions to your bank, broker or nominee in accordance with the instructions you have received from your bank, broker or nominee.

All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted in accordance with the recommendation of our board of directors on each of the proposals indicated above.

Your vote is important. Please sign, date and return your proxy card or voting instruction form or submit your proxy and/or voting instructions by telephone or over the Internet promptly.

PARTIES TO THE MERGER

Magma

Magma, a Delaware corporation, provides EDA software products and related services. Our software enables chip designers to reduce the time it takes to design and produce complex ICs used in the wireless, communications, computing, consumer electronics, networking and semiconductor industries. Our flagship products comprise an integrated solution for both digital and analog circuitry, from initial planning and design through physical implementation and a linear multi-computing scalable analog simulation.

Our software products allow chip designers to meet critical time-to-market objectives, improve chip performance and handle chip designs involving millions of components. For digital design and sign-off, our flagship Talus family of implementation products combined with our Tekton family of sign-off and verification products deliver an integrated chip design and verification flow combining logic design, physical design, and analysis and sign-off processes. This integrated flow significantly reduces design iterations, allowing our customers to accelerate the time it takes to design and produce deep submicron integrated circuits. For analog and mixed-signal designs, our Titan platform for custom integrated chip design and our FineSim platform for analog verification provides a complete flow for characterizing, designing, and implementing analog designs as well as providing a chip-finishing solution for mixed-signal designs.

We also offer software solutions to semiconductor manufacturers for managing and improving semiconductor yields. Our Excalibur family of products helps manufacturers identify and correct design defects and also perform failure analysis.

We provide consulting, training, and other services to help our customers more rapidly adopt our technology. We also provide post-contract support or maintenance for our products.

Our common stock currently trades on the Nasdaq Global Market under the symbol “LAVA.” Our corporate headquarters are located at 1650 Technology Drive, San Jose, California 95110, and our telephone number is (408) 565-7500.

Synopsys

Synopsys, Inc., a Delaware corporation, is a world leader in supplying the EDA software that engineers use to design, create prototypes for and test ICs, also known as chips. Synopsys also provides software and hardware used to develop the systems that incorporate ICs and the software that runs on those ICs. Synopsys’ intellectual property products are pre-designed circuits that engineers use as components of larger chip designs rather than designing those circuits themselves. To complement these product offerings, Synopsys provides technical services to support its solutions and it helps its customers develop chips and electronic systems.

Synopsys’ common stock is publicly traded on the Nasdaq Global Select Market under the symbol “SNPS.” Synopsys’ corporate headquarters are located at 700 East Middlefield Road, Mountain View, California 94043, and its telephone number is (650) 584-5000.

Merger Sub

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Synopsys that was formed solely for the purpose of consummating the merger. The address of the principal executive offices of Merger Sub is c/o Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043, and its telephone number is (650) 584-5000.

PROPOSAL NO. 1 – ADOPTION OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Overview

The merger agreement, dated November 30, 2011, among Magma, Synopsys and Merger Sub provides for the merger of Merger Sub, a newly formed and wholly owned subsidiary of Synopsys, with and into Magma, with Magma surviving the merger as a wholly owned subsidiary of Synopsys. Upon consummation of the merger, each share of Magma common stock issued and outstanding (other than dissenting shares, treasury shares, shares held by Synopsys or any of its subsidiaries, and shares held by Magma or any of our subsidiaries) will be converted into the right to receive the merger consideration.

Background of the Merger

Our board of directors and our management have regularly engaged in a review of our business plans and other strategic opportunities, including the evaluation of the markets in which we compete, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of our company or certain of our assets, each with the view towards enhancing stockholder value. In addition, we have held discussions from time to time (prior to the timeline described below) with various companies, including Synopsys and a publicly traded company in our industry we refer to as Party A, that expressed preliminary interest in pursuing a potential acquisition of our company. However, except as described below, none of these discussions resulted in a firm indication of interest in acquiring our company. Our practice has been to conduct all potential strategic discussions with third parties under the supervision of our Chairman and Chief Executive Officer, or CEO, Rajeev Madhavan, with Mr. Madhavan taking the lead in such discussions where appropriate. The practice of our board of directors has been to receive updates from, and give direction to, Mr. Madhavan on such discussions at regularly scheduled board meetings or more frequently, if appropriate, at special board meetings. In addition, Mr. Madhavan updates members of our board of directors on an informal basis between board meetings as appropriate.

On February 2, 2011, in a meeting initiated by Dr. Aart de Geus, Synopsys’ Chairman and CEO, Mr. Madhavan and Roy Jewell, our President and Chief Operating Officer, met with Dr. de Geus and Dr. Chi-Foon Chan, Synopsys’ President and Chief Operating Officer, regarding a potential acquisition of our company by Synopsys. At this meeting, the parties reviewed certain publicly available information regarding our company and discussed at a general level potential synergies from a combination of the companies.

On February 22, 2011, at a regularly scheduled meeting of our board of directors, Mr. Madhavan reviewed for our board of directors the discussions that he had had periodically over time, including but not limited to the February 2, 2011 meeting, with representatives of Synopsys and Party A. Our board of directors also engaged in an initial discussion regarding the potential retention of Qatalyst Partners to act as our financial advisor in connection with our consideration of potentially pursuing a sale transaction, including a potential sale of our company to Synopsys.

Following the February 22, 2011 board meeting, at the direction of our board of directors, members of our management team engaged in negotiations with Qatalyst Partners with respect to their retention by us as financial advisors to our company to assist us in connection with our consideration of potentially pursuing a sale transaction.

From February 2011 through April 2011, Mr. Madhavan and Mr. Jewell had periodic communications with Dr. de Geus and Dr. Chan with respect to a potential acquisition of our company by Synopsys. Those discussions did not progress beyond general expressions of a mutual interest in exploring a potential acquisition of our company by Synopsys.

On April 19, 2011, at a special meeting of our board of directors, our management presented to our board of directors proposed terms for the retention of Qatalyst Partners as financial advisors to our company. After discussing the proposed terms of the engagement, our board of directors instructed our management to retain Qatalyst Partners to act as our financial advisor in connection with our consideration of potentially pursuing a sale transaction, including a potential sale of our company to Synopsys. We subsequently entered into an engagement letter with Qatalyst Partners on the terms approved by our board of directors. Our board of directors selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Magma and the industry in which we operate. Our board of directors then instructed our management to work with Qatalyst Partners in continuing our discussions with Synopsys and to re-engage with Party A. Our board of directors further instructed management and Qatalyst Partners to consider other potentially interested parties with whom we should engage in discussions regarding potentially pursuing a sale transaction.

On April 26, 2011, we contacted representatives of Party A to gauge their interest in a potential acquisition of our company. On May 11, 2011, we entered into a mutual non-disclosure agreement with Party A.

On May 13, 2011, Mr. Madhavan; Peter Teshima, our Corporate Vice President, Finance and Chief Financial Officer; Greg Wagenhoffer, our Vice President, Finance — Corporate Development and Treasurer; and representatives of Qatalyst Partners met with representatives of Party A. At this meeting, the parties reviewed certain publicly available information regarding our company and discussed at a general level potential synergies for a potential acquisition of our company by Party A. On May 19, 2011, a representative of Party A contacted representatives of Qatalyst Partners and stated that Party A was not interested at that time in a potential acquisition of our company.

In mid-May 2011, the discussions between us and Synopsys terminated, as the parties were not able to progress those discussions beyond general expressions of a mutual interest in exploring a potential acquisition of our company by Synopsys.

Beginning in July 2011, we had discussions initiated by a private equity firm about a potential business combination involving the private equity firm; a potential third party, which was a publicly traded company in our industry, which we refer to as Party B; and our company.

On July 8, 2011, Mr. Madhavan, Mr. Wagenhoffer and representatives of Qatalyst Partners met with the private equity firm to discuss the potential business combination involving the private equity firm, Party B, and our company. On August 5, 2011, the private equity firm proposed the potential transaction to Party B. At such time, representatives of Party B determined that Party B was not interested in a potential business combination with our company.

On August 29, 2011, Dr. Chan and Mr. Jewell met to discuss Synopsys’ interest in re-opening discussions regarding a potential acquisition of our company.

On September 16, 2011, Dr. Chan and Mr. Jewell met again to continue the discussion begun on August 29, 2011.

On September 21, 2011, representatives of Qatalyst Partners spoke to Dr. Chan, and Dr. Chan confirmed Synopsys’ interest in acquiring our company. Dr. Chan and the representatives of Qatalyst Partners also discussed next steps to continuing these discussions, with the representatives of Qatalyst Partners requesting that Synopsys provide us with a non-binding indication of interest with respect to a proposed transaction.

On September 27, 2011, Dr. Chan conveyed to representatives of Qatalyst Partners a preliminary and non-binding oral indication of interest from Synopsys to acquire our company at a price of $6.60 per share in cash.

Dr. Chan explained that the offer was not subject to any financing contingencies. Dr. Chan also made certain business diligence requests to us. Dr. Chan further stated that the topic of this potential transaction had been raised and discussed by Synopsys’ board of directors.

On September 29, 2011, representatives of Qatalyst Partners contacted Party A to solicit interest in a potential acquisition of our company.

Also on September 29, 2011, representatives of Qatalyst Partners attempted to contact representatives of a publicly traded developer and marketer of engineering simulation software and technologies, which we refer to as Party C, to solicit interest in a potential acquisition of our company.

Also on September 29, 2011, at a special meeting of our board of directors, our management and representatives of Qatalyst Partners reviewed for our board of directors the September 27, 2011 oral indication of interest from Synopsys and also summarized for our board of directors the prior discussions we had with Synopsys before their termination in May 2011. The representatives of Qatalyst Partners and our management also reviewed for our board of directors the prior discussions that we had had with representatives of Party A regarding a potential acquisition of our company by Party A, noting that those discussions did not progress to the point of a substantive indication of interest from Party A regarding an acquisition of our company. Representatives of Qatalyst Partners then described for our board of directors the conversation that they had earlier in the day on September 29, 2011 with representatives of Party A as well as their attempt to initiate a discussion with Party C. At the conclusion of this meeting, our board of directors determined to continue its consideration of these strategic alternatives at an in-person meeting, which was subsequently scheduled for October 5, 2011.

On September 30, 2011, representatives of Qatalyst Partners contacted Party C to solicit interest in a potential acquisition of our company. Party C responded on October 3, 2011 and advised a representative of Qatalyst Partners that it was not interested in pursuing a transaction with our company.

On October 4, 2011, Mr. Madhavan, Mr. Jewell and Mr. Wagenhoffer met with representatives of Party A to discuss whether Party A would be interested in a potential acquisition of our company.

On October 5, 2011, Dr. Chan sent an email to Mr. Madhavan in which he stated that he was prepared to deliver a written indication of interest to us provided that we sign a short form confidentiality agreement pursuant to which we would agree to keep the indication of interest confidential. Following our execution of this confidentiality agreement, we received from Synopsys a preliminary and non-binding written indication of interest to acquire our company at a price of $6.60 per share, subject to the satisfactory completion of Synopsys’ due diligence. Along with this indication of interest, we also received from Synopsys a draft exclusivity agreement, pursuant to which Synopsys requested that we agree to exclusive negotiations with Synopsys.

Also on October 5, 2011, at a special meeting of our board of directors, our management and representatives of Qatalyst Partners reviewed for our board of directors the preliminary and non-binding written indication of interest and draft exclusivity agreement that had been provided to us earlier in the day by Synopsys. Our management and representatives of Qatalyst Partners also updated our board of directors regarding the discussions that had taken place with Synopsys as well as with Party A and Party C since the September 29, 2011 board meeting. Representatives of Qatalyst Partners noted that with respect to their discussions with representatives of Synopsys regarding transaction price, Synopsys had stated its view that the proposed price of $6.60 per share represented a substantial premium to the then current trading price of our common stock. Representatives of Qatalyst Partners then reviewed for our board of directors a preliminary set of materials, including a preliminary financial analysis regarding our company, as well as certain publicly available information regarding each of Synopsys, Party A, Party B and Party C. Our board of directors had determined, after consultation with our management and Qatalyst Partners, that Synopsys, Party A, Party B and Party C were the most likely strategic buyers of our company due to their size and presence in our industry. The preliminary financial analysis regarding our company included a summary of certain projected financial information regarding our company that had been provided by our management in September 2011 to Qatalyst Partners and is summarized below in “Proposal No. 1 — Adoption of the Merger Agreement — Projected Financial Information.” At this meeting, our management also reviewed for our board of directors preliminary discussions that our management had been having with a third party customer, which we refer to as Party D, regarding the disposition by our company of a non-core business unit. Mr. Madhavan noted for our board of directors that both Synopsys and Party A were aware that we were engaged in these preliminary discussions and that neither party had raised objections to our continuing that process. At the conclusion of this meeting, our board of directors determined to continue its consideration of these strategic alternatives at another in-person meeting, which was subsequently scheduled for October 8, 2011.

On October 7, 2011, the chief financial officer of Party A contacted representatives of Qatalyst Partners and advised them that Party A was not interested in pursuing an acquisition of our company.

On October 8, 2011, at a special meeting of our board of directors, our management and representatives of Qatalyst Partners updated our board of directors regarding the discussions that had taken place with Synopsys as well as with Party A since our October 5, 2011 board meeting. Representatives of Qatalyst Partners noted that they had advised Dr. Chan that our board of directors was meeting on October 8, 2011 and that we expected to be able to respond to Synopsys’ preliminary and non-binding written indication of interest by early the following week. After our management and representatives of Qatalyst Partners updated our board of directors regarding the discussions with Party A, Mr. Madhavan advised our board of directors that he would attempt to have a follow up conversation with the chief executive officer of Party A to see if he could get more context for Party A’s unwillingness to engage in discussions regarding a potential acquisition of our company. Representatives of O’Melveny & Myers LLP, our outside legal counsel and to whom we refer as OMM, then presented to our board of directors a draft term sheet that it had prepared with our management and Qatalyst Partners for delivery to Synopsys as a proposed response to Synopsys’ preliminary and non-binding written indication of interest. Representatives of OMM noted that the purpose of the term sheet was to encourage early discussions with Synopsys on certain key considerations for our company, including price and deal certainty, before sharing confidential information regarding our company or expending significant resources on negotiating a transaction with Synopsys. Among the terms included in the draft term sheet was a proposed price per share of $8.20 in cash as well as a proposed termination fee of $70 million in favor of our company in the event the transaction was terminated as a result of the inability of the parties to obtain the required regulatory approvals. Additionally, the term sheet provided for our entry into a ten day exclusivity period. Representatives of OMM then reviewed for our board of directors the key conditions to the consummation of a potential transaction, including the regulatory process that we and Synopsys would need to pursue in connection with an acquisition of our company by Synopsys, including the filings and regulatory approvals that would be required as well as the anticipated timing of such filings and approvals. At the conclusion of this meeting, our board of directors approved the draft term sheet and authorized our management and Qatalyst Partners to provide the term sheet to Synopsys and negotiate with Synopsys with respect to any revisions that might be proposed by Synopsys.

On October 10, 2011, Synopsys executed and delivered to us a short form confidentiality agreement, similar in substance to the form we had entered into in favor of Synopsys on October 5, 2011, which we required from Synopsys in order to deliver to them the draft term sheet.

On October 11, 2011, representatives of Qatalyst Partners had a call with Dr. Chan in which the representatives of Qatalyst Partners reviewed for Dr. Chan the terms in the draft term sheet. Following the call, Qatalyst Partners delivered to Dr. Chan the draft term sheet.

On October 13, 2011, Mr. Madhavan called the chief executive officer of Party A, who confirmed that Party A was not interested in pursuing an acquisition of our company.

On October 14, 2011, representatives of Qatalyst Partners had a call with Dr. Chan to receive preliminary feedback from Synopsys regarding the draft term sheet that we had provided to Synopsys on October 11, 2011.

Dr. Chan noted that Synopsys had several internal meetings regarding the term sheet and expressed Synopsys’ concerns regarding the terms proposed, including price, the covenants with respect to regulatory approvals, and the proposed $70 million termination fee in our favor. Dr. Chan also noted that our proposed ten day exclusivity period would not be a sufficient amount of time for Synopsys to complete a due diligence review and negotiate definitive documentation. Dr. Chan further advised that Synopsys would be having additional internal meetings before formally responding to our term sheet.

On October 25, 2011, representatives of Qatalyst Partners had a call with Dr. Chan regarding Synopsys’ response to the draft term sheet. On that call, Dr. Chan stated that Synopsys remained interested in pursuing an acquisition of our company, but not on the terms we had proposed in our draft term sheet. Dr. Chan stated that Synopsys would increase its price per share from $6.60 to $6.85 and that Synopsys was willing to agree to a $25 million termination fee, but that Synopsys was unwilling to undertake certain other obligations with respect to obtaining regulatory approval. Later that day, we received from Synopsys a revised preliminary and non-binding written indication of interest to acquire our company at a price of $6.85 per share, subject to the satisfactory completion of Synopsys’ due diligence. The revised indication of interest also provided for the $25 million termination fee in our favor and an exclusivity period of at least 21 days.

On October 26, 2011, a representative of Jones Day, outside regulatory legal counsel for Synopsys, communicated with OMM regarding the initiation of discussions among counsel regarding regulatory matters and process and requested that we enter into a confidentiality agreement with Synopsys and their and our regulatory counsel to facilitate this exchange of information. We and Synopsys, and our respective legal advisors, negotiated the terms of this confidentiality agreement, which was ultimately executed on November 4, 2011.

On October 27, 2011, at a special meeting of our board of directors, our management and representatives of Qatalyst Partners updated our board of directors regarding the discussions that had taken place with Synopsys as well as with Party A since our October 8, 2011 board meeting. Representatives of Qatalyst Partners then reviewed for our board of directors the third parties that our management or Qatalyst Partners had approached to date, consisting of Party A and Party C, as well as the rationale for not engaging with Party B, which was principally the belief of our management and Qatalyst Partners that Party B did not have the interest or financial ability to make a competitive bid for our company. Representatives of Qatalyst Partners also provided their views regarding the potential for private equity firms to make a competing bid for our company. In particular, Qatalyst Partners noted that it considered this to be a low probability due to, among other things, the limited opportunities for a favorable future liquidity event that would generate the returns that it believed private equity firms would find interesting, the current economic environment, which it believed would make even more challenging the substantial debt burden that a traditional private equity bidder would need to incur, and its belief that private equity bidders would not enjoy the same potential synergies that a strategic bidder would. The views of Qatalyst Partners were consistent with the existing views of our management and our board of directors. Accordingly, and in light of the potential harm to us and to our discussions with Synopsys if leaks regarding a potential transaction were to occur, our board of directors determined that no additional parties should be contacted regarding a potential transaction. Our management also provided to our board of directors an update on the negotiations with Party D regarding our potential disposition of a non-core business unit.

Between October 26, 2011 and November 1, 2011, representatives of Qatalyst Partners engaged in additional communications with representatives of Synopsys in order to elicit a full response from Synopsys to our October 11, 2011 draft term sheet. During these discussions, representatives of Synopsys reiterated their limited flexibility on price.

On November 1, 2011, Synopsys provided to us a markup of our October 11, 2011 draft term sheet, reflecting the proposed per share merger consideration of $6.85, a termination fee in our favor of $25 million, and Synopsys’ response to the other terms set forth in our draft term sheet.

Also on November 1, 2011, at a special meeting of our board of directors, our management and representatives of Qatalyst Partners updated our board of directors regarding the discussions that had taken place with Synopsys since our October 27, 2011 board meeting. After discussion regarding potential terms for the transaction, our board of directors authorized our management and Qatalyst Partners to continue their negotiations with Synopsys and directed our management and Qatalyst Partners to seek a price per share of $7.30 plus the proceeds from the proposed disposition to Party D or another third party of a non-core business unit, and to seek a termination fee in our favor of $50 million. In addition, our board of directors directed our management and Qatalyst Partners to continue to negotiate the other terms in the term sheet, including with respect to deal certainty provisions. Our board of directors also directed Qatalyst Partners to contact Party A and see if it would be interested in discussing an acquisition of our company at a price of $7.30 per share plus the proceeds from the proposed disposition to Party D or another third party of a non-core business unit.

On November 1, 2011, representatives of Qatalyst Partners contacted a representative of Party A to see if Party A would be interested in discussing an acquisition of our company at a price of $7.30 per share plus the proceeds from the proposed disposition to Party D or another third party of a non-core business unit. On November 2, 2011, a representative of Party A contacted Qatalyst Partners to notify Qatalyst Partners that Party A was not interested in pursuing an acquisition of our company at that price.

On November 2, 2011, Mr. Jewell spoke with Dr. Chan regarding process and proposed that representatives of Magma and representatives of Synopsys meet in person to discuss the term sheet.

On November 3, 2011, representatives of Qatalyst Partners provided to Dr. Chan a revised term sheet, reflecting a proposed per share merger consideration of $7.30 plus the proceeds from the proposed disposition of a non-core business unit as well as a termination fee in our favor of $50 million. A representative of Qatalyst Partners subsequently called Dr. Chan to discuss the term sheet.

Also on November 3, 2011, representatives of Qatalyst Partners provided to Dr. Chan a draft mutual confidentiality agreement, which included, among other things, customary non-solicitation and standstill provisions, and also provided to Dr. Chan a markup of the draft exclusivity agreement Synopsys had previously provided. We and Synopsys, and our respective legal advisors, negotiated the terms of these agreements through November 10, 2011.

On November 5, 2011, representatives of Dewey & LeBoeuf LLP, Synopsys’ outside legal counsel and to whom we refer as Dewey, provided to OMM a revised term sheet, reflecting a proposed per share merger consideration of $6.85 plus the proceeds from the proposed disposition of a non-core business unit, as well as a termination fee in our favor of $25 million.

On November 7, 2011, Mr. Wagenhoffer; Clayton Parker, our Vice President and General Counsel; Randy Tinsley, Synopsys’ Vice President, Strategy & Corporate Development; Brian Cabrera, Synopsys’s Vice President, Legal and General Counsel; Sanjay Kacholiya, Synopsys’ Senior Director, Strategy & Corporate Development; and Patrick Bombach, Synopsys’ Director, M&A Counsel; and representatives of Qatalyst Partners, representatives of OMM, and representatives of Dewey met at Dewey’s East Palo Alto office to continue to negotiate the term sheet, the mutual confidentiality agreement and the exclusivity agreement. During these discussions, Synopsys expressed its discomfort with the uncertainty regarding price implied by the inclusion in our proposed price of a component for the proceeds from the proposed disposition of a non-core business unit.

On November 8, 2011, representatives of Dewey provided to OMM a revised term sheet, reflecting changes to certain of the non-economic provisions, but otherwise reverting back to Synopsys’ prior proposed per share merger consideration of $6.85 plus the proceeds from the proposed disposition of a non-core business unit, as well as a termination fee in our favor of $25 million.

On November 8, 2011, Mr. Madhavan and Mr. Jewell met in San Jose with Dr. de Geus and Dr. Chan to discuss the proposed transaction price and our rationale for our proposed price.

On November 9, 2011, representatives of Qatalyst Partners spoke with Dr. Chan, who stated that he believed the parties were at an impasse on price. As a result, Dr. Chan stated that Synopsys was now prepared to terminate negotiations. The representatives of Qatalyst Partners recommended that both sides consider a price per share of $7.35, with no separate component for the proceeds from the proposed disposition of a non-core business unit. Dr. Chan agreed to discuss that proposed price with his team, and the representatives of Qatalyst Partners agreed to review this revised price with our management. Dr. Chan called representatives of Qatalyst Partners later that day and conveyed to Qatalyst Partners that Synopsys’ business team had met internally and that Synopsys was willing to increase its per share merger consideration offer to either (a) $7.35 with a $30 million termination fee in our favor, or (b) $7.30 with a $35 million termination fee payable in our favor. Later on November 9, 2011, OMM provided to Dewey a revised term sheet, reflecting a per share merger consideration of $7.35 and the $30 million termination fee described above, as well as the proposed resolution of other provisions in the term sheet that had been negotiated by the parties.

On November 10, 2011, at a special meeting of our board of directors, Qatalyst Partners updated our board of directors regarding discussions with Synopsys, including the results of the in-person negotiations with Synopsys that had occurred on November 7, 2011 as well as the subsequent in person negotiations that had occurred with Synopsys on November 8, 2011 and the discussions that Synopsys had had with Qatalyst Partners on November 9, 2011. Our management and representatives of Qatalyst Partners and OMM also reviewed for our board of directors the progress that had been made on the proposed term sheet as well as the proposed terms for the exclusivity agreement, noting that it would expire on November 29, 2011, and the terms of the proposed confidentiality agreement. Representatives of Qatalyst Partners then led a discussion with our board of directors regarding the proposed $7.35 price per share and the proposed $30 million termination fee in our favor. Representatives of Qatalyst Partners also reviewed for our board of directors the alternative proposal provided by Synopsys of a price per share of $7.30 and a $35 million termination fee in our favor. Representatives of Qatalyst Partners provided our board of directors with a summary of historical data on reverse termination fees, noting that the $30 million termination fee would represent approximately 5.6% of the equity value of the transaction. Representatives of Qatalyst Partners also noted that the $7.35 price per share represented a significant premium to the closing trading price of our common stock on November 9, 2011 and a significant premium to the 30 trading-day average closing price of our common stock (ending on November 9, 2011). Our management also reviewed for our board of directors the status of the discussions with Party D regarding the potential disposition of a non-core business unit, noting that those discussions had moved slowly and that preliminary pricing discussions were not at the level that our management had anticipated. After discussion with our management, financial advisors and outside counsel, our board of directors authorized our management to enter into the exclusivity agreement and confidentiality agreement with Synopsys and to continue negotiations with Synopsys, including with respect to the negotiation of a definitive merger agreement on terms consistent with those set forth in the term sheet.

Also on November 10, 2011, we and Synopsys finalized the term sheet, other than with respect to certain provisions which were to be left for negotiation as part of the negotiations over the draft merger agreement, and entered into the confidentiality agreement and the exclusivity agreement, pursuant to which we agreed to negotiate exclusively with Synopsys through November 29, 2011.

Also on November 10, 2011, Dewey sent an initial due diligence request list to OMM. In response to this diligence request, we began populating an electronic data site and beginning on November 14, 2011, representatives and advisors of Synopsys were given access to this data site for use in Synopsys’ due diligence review.

On November 11, 2011, representatives of Magma, Synopsys, Qatalyst Partners, OMM and Dewey participated in a conference call regarding due diligence. Additional diligence calls and diligence meetings were held through November 30, 2011.

On November 12, 2011, OMM provided to Dewey and Jones Day a draft of an additional confidentiality agreement, setting forth guidelines for the review of competitively sensitive information of Magma by specified representatives of Synopsys. We and Synopsys, and our respective legal advisors, negotiated the terms of, and executed, this agreement on November 14, 2011.

On November 17, 2011, Dewey provided to OMM an initial draft of the merger agreement. From November 17, 2011 to November 30, 2011, Synopsys and we, together with our respective outside legal and financial advisors, engaged in negotiations of the merger agreement and other related documentation. During this period, tentative agreement on these and other issues was reached by Synopsys and us over the course of numerous discussions involving the companies’ management teams and our respective legal and financial advisors. In addition, during this period, Synopsys continued its due diligence review of our business and operations.

On November 21, 2011, at a special meeting of our board of directors, representatives of OMM presented to our board of directors an update with respect to their prior review of regulatory considerations for the transaction and an overview of the current draft of the merger agreement. Our board of directors then discussed the potential merger agreement terms, timing for negotiations and additional board meetings.

Also on November 21, 2011, Dewey provided to OMM an initial draft of the support agreements and irrevocable proxies to be entered into by the insider stockholders (as defined below under “Proposal No. 1 — Adoption of the Merger Agreement — The Support Agreements”). From November 21, 2011 to November 29, 2011, Synopsys and we, together with our respective outside legal advisors, engaged in negotiations of the support agreements and irrevocable proxies.

On November 28, 2011, at a special meeting of our board of directors, our management and representatives of Qatalyst Partners updated our board of directors with respect to the status of negotiations with Synopsys, including discussions that Qatalyst Partners and our management had had with Synopsys regarding the results of Synopsys’ diligence review to date. Representatives of OMM also reviewed for our board of directors the terms of the merger agreement and the remaining open points for negotiation.

On November 28, 2011, Mr. Wagenhoffer, Mr. Parker, representatives of Qatalyst Partners and representatives of OMM met with Mr. Tinsley, Mr. Bombach, Mr. Kacholiya and Mr. Cabrera and representatives of Dewey at Dewey’s East Palo Alto office to negotiate the remaining open points in the merger agreement and other related documentation.

On November 28, 2011, Dewey provided to OMM a draft amendment to the exclusivity agreement. On November 29, 2011, we and Synopsys entered into the amendment to the exclusivity agreement, pursuant to which we agreed to extend the expiration of the exclusivity period from November 29 to November 30, 2011.

On November 29, 2011, at a regularly scheduled meeting of our board of directors, representatives of Qatalyst Partners presented a preliminary financial analysis in support of the fairness opinion that it would be asked to deliver to our board of directors. Representatives of OMM reviewed for our board of directors the terms of the merger agreement, including revisions to the merger agreement from the version discussed at the November 28, 2011 board meeting, and the remaining open points for negotiation.

On November 29, 2011, Mr. Wagenhoffer, Mr. Parker, Mark Salvatierra, our Senior Corporate Counsel, and representatives of OMM met with representatives of Dewey at Dewey’s East Palo Alto office to finalize their negotiations of the remaining open points in the merger agreement and other related documentation.

On November 29, 2011, the Synopsys board approved the merger and the merger agreement at a special meeting and determined that the merger was in the best interests of Synopsys and its stockholders.

On November 30, 2011, at a special meeting of our board of directors, representatives of OMM reviewed for our board of directors the revisions to the merger agreement from the version discussed at the November 29, 2011 board meeting. Qatalyst Partners then reviewed the basis for its proposed fairness opinion and rendered to our board of directors its oral opinion (which was subsequently confirmed in writing on November 30, 2011) that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement was fair, from a financial point of view, to such holders. After discussion and consideration of matters described in “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger,” our board of directors unanimously determined that the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of our company and our stockholders, approved the merger agreement and the support agreements, and voted to recommend that our stockholders vote in favor of the adoption of the merger agreement.

On the afternoon of November 30, 2011, we, Synopsys and Merger Sub executed and delivered the merger agreement. Concurrently, the insider stockholders and Synopsys executed and delivered the support agreements, and the insider stockholders executed and delivered the irrevocable proxies. We and Synopsys each issued a press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger

In evaluating the merger agreement and the merger, our board of directors consulted with our management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that stockholders vote in favor of the adoption of the merger agreement, considered a variety of factors supporting the adoption of the merger agreement, including the following:

•

Merger consideration. The all-cash merger consideration of $7.35 per share will provide our stockholders with the ability to immediately monetize their investment in Magma at a certain value, while avoiding the risks inherent in Magma’s long-term business plan.

•

Premium to current and historical trading prices of our stock. Our board of directors observed the relationship between the merger consideration of $7.35 per share to the current and recent trading price of our common stock at the time it approved the merger, and to the historical trading prices of our common stock. Our board of directors noted that the merger consideration represents an implied premium of 32% compared to the closing price of our common stock on November 29, 2011 (the last trading day before our board of directors approved the merger and we executed the merger agreement) and an implied premium of 39% to the 30-trading day average closing price of our common stock over that period prior to the day our board of directors approved the merger and we executed the merger agreement.

•

Review of prospects in remaining independent. Our board of directors considered our financial condition, results of operations, and business and earnings prospects if we were to remain independent in light of various factors, including the current and expected conditions in the general economy and in the EDA industry, the prospect of substantial investment in research and development to advance the development of our products, our reliance on a relatively small number of customers for a significant portion of our revenue, and the intense competition in the EDA industry. Our board of directors concluded that there were significant risks in remaining independent.

•

Opinion of Qatalyst Partners. Our board of directors considered the financial analysis reviewed by Qatalyst Partners, including on November 29 and 30, 2011, and Qatalyst Partners’ opinion delivered on November 30, 2011, to the effect that, as of such date and based on and subject to the considerations, limitations and other matters set forth in its written opinion, the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Qatalyst Partners’ written opinion is attached as Annex C to this proxy statement.

In addition, our board of directors considered a number of other factors supporting the fairness of the merger, including the following:

•

the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the determination of stockholders entitled to vote on the adoption of the merger agreement;

•	subject to certain conditions, the terms of the merger agreement allow our board of directors to consider unsolicited alternative transaction proposals;

•	subject to certain conditions, the terms of the merger agreement allow our board of directors to change its recommendation that stockholders vote in favor of adoption of the merger agreement;

•	the likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	Synopsys’ ability to complete acquisition transactions and its familiarity with us;

•	that there is no financing or due diligence condition to the completion of the merger and the merger agreement;

•

our ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Synopsys and Merger Sub and to enforce specifically the terms of the merger agreement, subject to certain limitations; and

•	the limited number of conditions to the merger;

•	the belief that the termination fee provisions under the merger agreement would not unreasonably deter another potential bidder from considering a transaction with us at a higher price;

•

the fact that upon termination of the merger agreement in certain circumstances related to a failure to obtain regulatory approval as specified in the merger agreement, Synopsys will be required to pay us a termination fee of $30 million; and

•	that our stockholders who do not vote in favor of adoption of the merger agreement may exercise appraisal rights under Section 262 of the DGCL.

Our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the possibility that if we remained an independent entity, the price of our common stock might increase in the future to a price greater than the value of the merger consideration;

•	the merger agreement precludes us from actively soliciting alternative transaction proposals from third parties;

•	if the merger agreement is terminated for certain reasons, we may be required to pay a termination fee to Synopsys of $18 million or $27.5 million;

•

the fact that completion of the merger would require antitrust clearance and that Synopsys is not obligated to (a) litigate beyond a preliminary or permanent injunction any legal proceeding by a governmental body challenging the merger or (b) dispose of any assets, discontinue any product or service, license any intellectual property right, hold separate any assets or operations, or make any commitment regarding its or our future operations, except that Synopsys will be required to take the actions described in this clause (b) if the FTC requires it as a condition to providing regulatory approval and if such actions, considered collectively, would not result in a detriment (defined in the merger agreement to mean a reduction of the combined annual consolidated revenues of Synopsys, Magma and their respective subsidiaries of at least $5 million for the twelve-month period ended October 31, 2011, or an action that would otherwise have an adverse impact that is material to the business of Synopsys or Magma, taken as a whole);

•

there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and therefore it is possible that the merger may not be completed, even if approved by the stockholders;

•

between the date of execution of the merger agreement and closing, we will not be able to take certain actions (as described below and set forth in the merger agreement) without the consent of Synopsys, including engaging in certain extraordinary transactions;

•	the risks and costs to us if the merger is delayed or not consummated, including the diversion of management’s attention and employee attrition and the potential effect on business relationships; and

•	the fact that the merger consideration will be taxable to stockholders (other than certain non-U.S. stockholders) for U.S. federal income tax purposes.

Our board of directors considered all of the foregoing factors as a whole and concluded that such factors supported its unanimous approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and its unanimous recommendation that stockholders vote in favor of the adoption of the merger agreement.

The foregoing discussion of the information and factors considered by our board of directors in evaluating the merger agreement and the merger is not exhaustive but does include the material factors considered by our board of directors. Our board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, our board of directors considered and based its recommendation on the totality of the information presented to it. In addition, individual members of our board of directors may have given no weight or different weights to different factors.

Treatment of Equity Awards and Other Equity-Based Compensation

The merger agreement provides that any Magma stock options that are vested, outstanding and unexercised immediately prior to the effective time of the merger, including all options that vest contingent on the merger, will be cancelled, and the holder of each such option shall receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) $7.35 over (2) the exercise price per share of our common stock subject to such option, multiplied by (b) the number of shares of our common stock subject to such option immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled stock options will no longer have rights with respect to the cancelled stock options except for the right to receive the payment described in the preceding sentence. Amounts received in consideration for such options are subject to reduction due to amounts required to be withheld for any income, employment or other taxes. Any Magma stock options that are unvested and outstanding immediately prior to the effective time of the merger and do not vest upon consummation of the merger will be converted into and become an option to purchase shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding option, or (b) replacing such unvested and outstanding option by issuing a reasonably equivalent replacement stock option to purchase Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the stock option agreement by which such unvested, outstanding option is evidenced. Unvested stock options held by persons who are not employed by us at the closing will generally terminate in accordance with their terms as a result of such persons’ termination of employment. Therefore, any such unvested stock options that terminate, as well as any other stock options that expire or are forfeited prior to the closing, will not be converted into Synopsys stock options.

RSUs in respect of our common stock that are outstanding and vested immediately prior to the effective time of the merger, including all RSUs that vest contingent on the merger, will be cancelled, and the holder of each such RSU shall receive an amount in cash, without interest, equal to the product of $7.35 multiplied by the number of shares of our common stock in respect of such RSU immediately prior to the effective time of the merger. After the effective time of the merger, any holder of a cancelled RSU will no longer have rights with respect to such cancelled RSUs except for the right to receive the payment described in the preceding sentence. Amounts received in consideration for such RSUs are subject to reduction due to amounts required to be withheld for any income, employment or other taxes. RSUs in respect of our common stock that are unvested and outstanding immediately prior to the effective time of the merger and do not vest upon consummation of the merger, will be converted into and become RSUs with respect to shares of Synopsys common stock. with such conversion effected through Synopsys either (a) assuming such unvested and outstanding RSU, or (b) replacing such unvested and outstanding RSU by issuing a reasonably equivalent replacement restricted stock unit with respect to Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the RSU agreement by which such unvested and outstanding RSU is evidenced. Unvested RSUs held by persons who are not employed by us at the closing will generally terminate in accordance with their terms as a result of such persons’ termination of employment. Therefore, any such unvested RSUs that terminate, as well as any other RSUs that expire or are forfeited prior to the closing, will not be converted into Synopsys RSUs.

For a more detailed discussion of the terms of the merger agreement with respect to the treatment of outstanding equity awards in connection with the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Treatment of Stock Options and Other Equity-Based Compensation” beginning on page 59.

Projected Financial Information

Our management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings, other than quarterly guidance relating to revenues, net income and earnings per share, as well as annual guidance with respect to bookings. However, our management does, on an annual basis, provide for board and internal review three year financial projections. In preparation for the regularly scheduled May 24, 2011 meeting of our board of directors, our management prepared financial projections for our fiscal years ending on or about April 30, 2012, 2013 and 2014. In September 2011 and November 2011, our management updated its three year projections and also prepared financial projections for the fiscal years ending on or about April 30, 2015, 2016 and 2017. Except for the additional fiscal years and detail included in the September 2011 and November 2011 projections, there were no material changes to the projections from May 2011 through November 2011. These projections, which we refer to as the Magma projections, were reviewed and discussed with our board of directors and Qatalyst Partners. The Magma projections were utilized by Qatalyst Partners for purposes of the financial analyses it rendered to our board of directors in connection with its opinion. See “Proposal No. 1 — Adoption of the Merger Agreement — Opinion of Our Financial Advisor, Qatalyst Partners LP” beginning on page 39, and “Proposal No. 1 — Adoption of the Merger Agreement — Background of the Merger” beginning on page 25. The May 2011 projections were also made available to Synopsys in connection with Synopsys’ diligence review of our company. The September 2011 and November 2011 projections were not provided to Synopsys.

We have included in this proxy statement a summary of the Magma projections solely to give stockholders access to the non-public information that was made available to our board of directors in connection with its consideration of a possible merger transaction and provided to Qatalyst Partners in connection with the financial analyses performed by it. These projections are not included in this proxy statement in order to influence you to make any investment decision with respect to the merger, or to influence your decision whether to vote for or against the proposal to adopt the merger agreement. Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, our ability to execute our strategic plan and other matters, all of which are difficult to predict and many of which are beyond our control. The internal financial forecasts upon which these projections were based are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects, and thus are susceptible to various interpretations. While we believe that the assumptions our management used as a basis for the Magma projections were reasonable at the time the projections were prepared, given information our management had at the time, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. For a discussion of the risks and uncertainties applicable to our business, see our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended May 1, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2011 and October 30, 2011. See also “Cautionary Statement Concerning Forward-Looking Information” beginning on page 19.

The Magma projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis. Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The material estimates and assumptions our management made with respect to the fiscal 2012, 2013 and 2014 portion of the Magma projections at the time it prepared those projections include:

•	that overall growth rates in the EDA industry would be approximately 5% to 10% annually;

•	that our revenues would grow faster than the industry average due to the strength of our product portfolio;

•	that our operating expenses would increase at a slower rate than our revenues would increase; and

•	that our gross margins would be maintained at their current level of approximately 90%.

The fiscal 2015, 2016 and 2017 Magma projections were prepared by applying the following material estimates and assumptions to the fiscal 2014 portion of the Magma projections:

•	that overall growth rates in the EDA industry would be approximately 5% to 10% annually;

•	that the growth rate of our revenues would trend toward the industry average;

•	that our operating expenses would increase at the same rate that our revenues would increase; and

•	that our gross margins would be maintained at their current level of approximately 90%.

There will likely be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Magma projections. The projections and their underlying estimates and assumptions are also subject to significant uncertainties related to our business, including, but not limited to, economic conditions, changes in the EDA industry and the competitive environment in which we operate. For a discussion of the risks and uncertainties applicable to our business, see our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended May 1, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2011 and October 30, 2011. See also “Cautionary Statement Concerning Forward-Looking Information” beginning on page 19.

For the foregoing reasons, the inclusion of these projections should not be regarded as a representation by Magma, our board of directors, Synopsys, Merger Sub, Qatalyst Partners or any other recipient of this information that any of them considered, or now considers, the projections to be a prediction of actual future results, and such data should not be relied upon as such. We have not updated and do not intend to update or otherwise revise, except to the extent required by applicable federal securities laws, the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Additional information relating to the principal assumptions used in preparing the projections is set forth below.

A summary of the Magma projections prepared by management as of November 2011, which were utilized by Qatalyst Partners for purposes of financial analyses it rendered to our board of directors in connection with its opinion, is as follows:

	Projected Fiscal Year
	Q4 2012	2013	2014	2015	2016	2017
	($ in millions)
Revenue	$45	$191	$229	$269	$310	$341
Operating Income(1)	11	44	56	66	76	84

(1)	Operating income, as used in the Magma projections, is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States, referred to as GAAP, and excludes stock-based compensation, amortization of intangibles and certain non-recurring charges. A reconciliation of operating income to net income, the most directly comparable GAAP financial measure, cannot be provided without unreasonable effort due to the inherent difficulty of forecasting the timing or amount of the items that have been excluded from the non-GAAP financial measure. The impact of these excluded items will cause the projected non-GAAP financial measure to differ significantly from the most directly comparable GAAP financial measure.

The projections for our fiscal year ending on or about April 30, 2012 exclude the effects of amortization of developed technology, amortization of intangible assets, stock-based compensation, amortization of debt issuance costs and debt premium accretion, charges associated with equity and other investments, restructuring charges, other legal and accounting costs related to a special investigation. None of these items are included in the projections for our fiscal years ending on or about April 30, 2013 to 2017.

The following is a summary of the projected net operating profit after taxes and unlevered free cash flow for our fiscal years ending on or about April 30, 2012 through 2017, which are derived from the financial forecast information summarized in the table above:

	Projected Fiscal Year
	Q4 2012	2013	2014	2015	2016	2017
	($ in millions)
NOPAT(1)	7	31	39	46	53	59
Unlevered Free Cash Flow(2)	5	28	31	42	49	56

(1)	Net operating profit after taxes is a non-GAAP financial measure calculated by starting with operating income (as shown in the table above) and subtracting taxes (assuming an effective tax rate of 30%, which tax rate excludes the effect of our estimated tax attributes). A reconciliation of net operating profit after taxes to net income, the most directly comparable GAAP financial measure, cannot be provided without unreasonable effort due to the inherent difficulty of forecasting the timing or amount of the items that have been excluded from the non-GAAP financial measure. The impact of the excluded items will cause the projected non-GAAP financial measure to differ significantly from the most directly comparable GAAP financial measure.

(2)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with operating income and subtracting taxes, capital expenditures and investment in working capital and then adding back depreciation and amortization expense. A reconciliation of unlevered free cash flow to cash flow from operating activities, the most directly comparable GAAP financial measure, cannot be provided without unreasonable effort due to the inherent difficulty of forecasting the timing or amount of the items that have been excluded from the non-GAAP financial measure. The impact of the excluded items will cause the projected non-GAAP financial measure to differ significantly from the most directly comparable GAAP financial measure.

Management also provided to Qatalyst Partners its projected calendar year 2012 earnings per share of $0.50.

Readers of this proxy statement are cautioned not to place undue reliance on the financial projections set forth above. No one has made or makes any representation to such readers regarding the information included in these projections or our future financial results.

Opinion of Our Financial Advisor, Qatalyst Partners LP

We retained Qatalyst Partners to act as financial advisor to our board of directors in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received by the holders of our common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys), whom we refer to as the holders, pursuant to the merger agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Magma and the industry in which we operate. Qatalyst Partners has provided its written consent to the reproduction of Qatalyst Partners’ opinion in this proxy statement. At the meeting of our board of directors on November 30, 2011, Qatalyst Partners rendered its oral opinion (which was subsequently confirmed in writing on November 30, 2011) that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated November 30, 2011, to our board of directors is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and only addresses, as of the date of the opinion, the fairness from a financial point of view of the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement, and it does not address any other aspect of the merger. It does not constitute a recommendation to any holder as to how to vote with respect to the merger or any other matter and does not in any manner address the price at which Magma’s common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and schedules and certain publicly available financial statements and other business and financial information of Magma. Qatalyst Partners also reviewed certain financial projections and operating data prepared by our management, which we refer to as the Magma projections described above in the section entitled “Proposal No. 1 — Adoption of the Merger Agreement — Projected Financial Information.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Magma with our senior executives. Qatalyst Partners also reviewed the historical market prices and trading activity for Magma common stock and compared the financial performance of Magma and the prices and trading activity of Magma common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Magma. With respect to the Magma projections, Qatalyst Partners was advised by our management, and Qatalyst Partners assumed, that the Magma projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of the future financial performance of Magma and other matters covered thereby. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Magma. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Magma, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of our management as to the existing and future technology and products of Magma and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Magma to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Magma. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated November 30, 2011. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which we refer to as the analyst projections, and the Magma projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners conducted an illustrative discounted cash flow (“DCF”) analysis to calculate an illustrative range of implied per share values for Magma’s common stock as of January 31, 2012 by:

•	adding:

(a)	the implied present value of Magma’s forecasted unlevered free cash flows, based on the Magma projections, during the projected period from the fourth quarter of fiscal year 2012 through fiscal year 2016 (which implied present value was calculated by using a range of discount rates of 10.0% to 18.5%, based on an estimated weighted average cost of capital);

(b)	the implied present value of the terminal value of Magma, calculated by multiplying the estimated non-GAAP net operating profit after taxes (assuming an effective tax rate of 30%, which tax rate excludes the effect of Magma’s estimated tax attributes, as such tax attributes were separately valued as set forth below in item (c)) in fiscal year 2017, based on the Magma projections, by a range of multiples of enterprise value to next-twelve months estimated non-GAAP net operating profit after taxes of 10.0x to 15.0x and discounted to present value using the same range of discount rates used in item (a); and

(c)	the implied present value of Magma’s tax attributes, based on the Magma projections, discounted to present value using the same range of discount rates used in item (a);

•

subtracting Magma’s debt (excluding in-the-money convertible senior notes due 2014), net of cash, in each case, estimated as of January 31, 2012, from the amount calculated in the immediately preceding bullet;

•	applying a dilution factor of 12% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by Magma’s management; and

•

dividing the resulting amount by the number of shares of Magma’s common stock outstanding, adjusted for restricted stock and stock options outstanding and shares issuable upon conversion of in-the-money convertible senior notes due 2014 (excluding shares issuable pursuant to the associated make-whole premium), as provided by our management on November 30, 2011, using the treasury stock method.

This analysis implied a range of values for Magma’s common stock of approximately $5.54 to $9.29 per share.

Qatalyst Partners conducted a further DCF analysis to illustrate the sensitivity of discounted present value to changes in Magma’s revenue and operating margin reflected in the Magma projections. Qatalyst Partners performed this sensitivity analysis by using a fiscal year 2012 to fiscal year 2017 compound annual growth rate, or CAGR, of revenues of 10%, as compared to a 16% CAGR of revenues in the Magma projections. The 10% CAGR of revenues was selected based on a review of historical and projected revenue growth rates of Magma and the companies included in the selected companies analysis below between calendar year 2009 and calendar year 2012 from consensus of third-party research analysts’ projections. In addition, this analysis assumed a fiscal year 2017 operating margin range of 16% to 25%, as compared to the Magma projections of a 25% operating margin in fiscal 2017. This analysis also employed multiples of next twelve months (fiscal year 2017) non-GAAP net operating profit after taxes (assuming an effective tax rate of 30%, which tax rate excludes the effect of Magma’s estimated tax attributes, as such tax attributes were separately valued in the analysis) ranging from 10.0x to 15.0x for purposes of calculating terminal values, a range of discount rates of 10.0% to 18.5%, based on an estimated weighted average cost of capital, and a dilution factor of 12.0%. These calculations resulted in a range of implied present values per share ranging from $3.84 to $7.68.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Magma with publicly available information and public market multiples for selected companies. The companies used in this comparison are those companies listed below and were selected because they are publicly traded companies in Magma’s industry.

Synopsys, Inc.

Cadence Design Systems, Inc.

Mentor Graphics, Inc.

Based upon research analyst consensus estimates for calendar year 2012, and using the closing prices as of November 29, 2011 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2012, which we refer to as the CY12E Revenue Multiple. The median CY12E Revenue Multiples among the selected companies analyzed was 1.8x, and the CY12E Revenue Multiple for Magma based on the analyst projections was 2.1x.

Based on an analysis of the CY12E Revenue Multiple for the selected companies, Qatalyst Partners selected a representative range of 2.0x to 2.5x and applied this range to Magma’s estimated calendar year 2012 revenue. Based on Magma’s fully-diluted shares (utilizing the treasury stock method), including common stock, RSUs, stock options, and shares issuable upon conversion of in-the-money convertible senior notes due 2014 (excluding shares issuable pursuant to the associated make-whole premium) as provided by our management on November 30, 2011, this analysis implied a range of values for Magma’s common stock of approximately $5.35 to $6.55 per share based on the Magma projections and approximately $5.28 to $6.47 per share based on selected analyst projections.

Based upon research analyst consensus estimates for calendar year 2012 and using the closing prices as of November 29, 2011 for shares of the selected companies, Qatalyst Partners calculated the closing stock price divided by the estimated consensus earnings per share for calendar year 2012, which we refer to as the CY12E P/E Multiples, for each of the selected companies. The median CY12E P/E Multiples among the selected companies analyzed was 13.5x, and the CY12E P/E Multiple for Magma based on the analyst projections was 10.7x.

Based on an analysis of the CY12E P/E Multiple for the selected companies, Qatalyst Partners selected a representative range of 10.0x to 16.5x and applied this range to Magma’s estimated calendar year 2012 earnings per share. Based on the calculations set forth above, this analysis implied a range of values for Magma common stock of approximately $4.98 to $8.21 per share based on the Magma projections and approximately $5.20 to $8.58 per share based on the analyst projections.

No company included in the selected companies analysis is identical to Magma. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond our control, such as the impact of competition on the business of Magma and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Magma or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 17 selected transactions announced between April 2002 and July 2011 involving electronic and mechanical design automation software companies with a transaction value in excess of $175 million. These transactions are listed below:

Target	Acquiror
Apache Design Solutions, Inc.	ANSYS, Inc.
Virage Logic Corporation	Synopsys, Inc.
Denali Software, Inc.	Cadence Design Systems, Inc.
Wind River Systems Inc.	Intel Corporation
MoldFlow Corporation	Autodesk, Inc.
Ansoft Corporation	ANSYS, Inc.
Synplicity, Inc.	Synopsys, Inc.
CoCreate Software GmbH	Parametric Technology Corporation
UGS Corp.	Siemens AG
MatrixOne, Inc.	Dassault Systemes S.A.
Fluent, Inc.	ANSYS, Inc.
Verisity, Ltd.	Cadence Design Systems, Inc.
Nassada Corp.	Synopsys, Inc.
Artisan Components, Inc.	ARM Holdings plc
Numerical Technologies, Inc.	Synopsys, Inc.
Simplex Solutions, Inc.	Cadence Design Systems, Inc.
Innoveda Inc.	Mentor Graphics Corporation

For each of the transactions listed above, Qatalyst Partners reviewed the implied fully diluted enterprise value of the target company as a multiple of next twelve months revenue of the target company as reflected in Wall Street analyst research, certain publicly available financial statements and press releases. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 2.0x to 3.5x applied to Magma’s next twelve months estimated revenue reflected in the analyst projections. Based on the calculations set forth above and Magma’s fully-diluted shares (utilizing the treasury stock method), including common stock, RSUs, stock options, and shares issuable upon conversion of in-the-money convertible senior notes due 2014 (excluding shares issuable pursuant to the associated make-whole premium) as provided by our management on November 30, 2011, this analysis implied a range of values for Magma’s common stock of approximately $4.91 to $8.19 per share.

No company or transaction utilized in the selected transactions analysis is identical to Magma or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on the business of Magma or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Magma or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by our board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Magma. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $7.35 per share cash consideration to be received by the holders of Magma common stock (other than shares held by Magma or any wholly owned subsidiary of Magma (or held in Magma’s treasury) or held by Synopsys, Merger Sub or any wholly owned subsidiary of Synopsys) pursuant to the merger agreement, and in connection with the delivery of its opinion to our board of directors. These analyses do not purport to be appraisals or to reflect the price at which Magma’s common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to our board of directors was one of many factors considered by our board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration to be received by the holders pursuant to the merger or of whether our board of directors would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between Magma and Synopsys and was approved by our board of directors. Qatalyst Partners provided advice to Magma during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Magma or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Magma, Synopsys or certain of our or their affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Magma or Synopsys pursuant to which compensation was received by Qatalyst Partners or its affiliates. However, Qatalyst Partners or its affiliates may in the future provide investment banking and other financial services to Magma and Synopsys or any of our or their affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided us with financial advisory services in connection with the proposed merger for which it will be paid approximately $9.1 million, $1.25 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the merger. We have also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. We have also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities and expenses related to or arising out of Qatalyst Partners’ engagement.

Financing of the Merger

We estimate that the total amount of funds necessary to complete the merger and related transactions in connection with the merger is approximately $508 million, representing, in the aggregate, the amounts due to holders of our outstanding common stock under the merger agreement, assuming that no stockholder demands and perfects appraisal rights and without taking into account our cash on hand or our outstanding indebtedness. Synopsys will be required to pay an additional amount of cash to holders of our equity awards, but this amount depends on the vesting of such awards between the date hereof, the date the merger closes and the status of our employees on the date the merger closes. Such amounts are expected to be paid by Synopsys from its cash on hand or borrowings from its existing or new credit facilities. The merger is not subject to a financing condition.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the adoption of the merger agreement, stockholders should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, those of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that stockholders vote in favor of the adoption of the merger agreement.

Summary of Transaction Benefits Related to Outstanding Equity Awards Payable to Executive Officers and Directors

Under the merger agreement, equity-based awards held by Magma’s executive officers and directors will be treated at the effective time of the merger as described under the section entitled “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Treatment of Stock Options and Other Equity-Based Compensation” beginning on page 59. The following table indicates the number of shares of Magma common stock underlying vested and unvested equity awards held by our executive officers and directors as of December 15, 2011, and, with respect to outstanding stock options, the weighted average exercise price thereof.

	Number of Shares Underlying Vested Stock Options(1)	Weighted Average Exercise Price of Vested Stock Options	Number of Shares Underlying Unvested Stock Options	Weighted Average Exercise Price of Unvested Stock Options	Number of Shares Underlying Vested Restricted Stock Units(1)	Number of Shares Underlying Unvested Restricted Stock Units
Executive Officers
Rajeev Madhavan	1,365,303	$9.24	243,876	$2.97	247,916	302,084
Peter Teshima	363,910	$5.89	150,333	$3.42	120,000	135,000
Roy E. Jewell	1,988,922	$8.42	358,706	$3.66	235,416	239,584

Non-Employee Directors
Kevin C. Eichler	123,333	$16.10	—	—	40,000	20,000
Govind Kizhepat	—	—	—	—	33,750	31,250
Susumu Kohyama	93,333	$8.11	—	—	40,000	20,000
Thomas M. Rohrs	131,666	$15.28	—	—	61,666	—

(1)	The amounts set forth in these columns include any stock options and RSUs held by our executive officers and directors that would automatically become vested and, in the case of options, exercisable, upon consummation of the merger. Pursuant to the terms of our 2010 Stock Incentive Plan and our 2001 Stock Incentive Plan, which we refer to as the 2001 Plan, restricted stock unit awards held by our non-employee directors will automatically vest in full upon the occurrence of a transaction such as the merger. For a description of the automatic vesting of equity awards held by our named executive officers upon consummation of a transaction such as the merger, see the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled, “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 44 and the accompanying footnotes.

Employment and Severance Agreements

Magma previously entered into Employment and Severance Agreements, which we refer to as Employment and Severance Agreements, with each of Rajeev Madhavan, Roy E. Jewell and Peter Teshima, who we collectively refer to as our named executive officers. Pursuant to these agreements, if the applicable named executive officer’s employment with Magma terminates as a result of an “involuntary termination” at any time within the period beginning three months prior to and ending twelve months after a “change of control” (as such terms are defined in the Employment and Severance Agreements), then the named executive officer will be entitled to the following severance benefits:

•

a severance payment equal to the sum of (x) two times the named executive officer’s base compensation for Magma’s fiscal year then in effect or, if greater, two times the named executive officer’s base compensation for Magma’s fiscal year immediately preceding the termination date, plus (y) two times the named executive officer’s target incentive for the fiscal year then in effect (or, if no target incentive is in effect for such year, the highest target incentive in the three preceding fiscal years);

•

accelerated vesting pursuant to which the unvested portion of any stock option or other equity awards held by the named executive officer under Magma’s stock option plans and other equity compensation plans or instruments shall vest and become exercisable in full; and

•

a lump sum payment in an amount equivalent to the reasonably estimated cost the named executive officer may incur to extend for a period of twenty four months medical coverage substantially similar to that enjoyed by the named executive officer immediately prior to the termination of employment. The named executive officer may use this payment, as well as any other payment made under the Employment and Severance Agreement, for such continuation coverage or for any other purpose. Such payment will be made on the date that is six months after the named executive officer’s termination of employment.

For purposes of the Employment and Severance Agreements, an involuntary termination generally includes any of the following: (a) a termination of employment by Magma other than for “cause” or “disability” (as such terms are defined in the Employment and Severance Agreement); (b) a failure by Magma to cause the agreement to be assumed by any successor pursuant to the terms of the agreement; and (c) the named executive officer’s resignation for “good reason” (as such term is defined in the Employment and Severance Agreement), provided that a termination will not be considered for good reason unless the named executive officer’s termination of employment occurs not later than twelve months from the initial occurrence of such good reason, the named executive officer has provided notice to Magma of the event constituting good reason within ninety days of its initial occurrence, and Magma has had at least thirty days to cure the good reason event and has failed to do so. The merger would constitute a change of control for purposes of the Employment and Severance Agreements.

In the event the named executive officer voluntarily resigns from Magma without good reason or if Magma terminates the named executive officer’s employment for cause or due to the named executive officer’s death or disability, the named executive officer will not be entitled to any of the severance benefits described above, but may receive severance or other benefits to which he may be entitled under Magma’s then existing severance and benefits plans and policies at the time of such resignation or termination.

In addition to the benefits pursuant to the Employment and Severance Agreements (including any accelerated vesting of equity pursuant to such agreements), outstanding stock option awards granted under the 2001 Plan and certain RSU awards held by the named executive officers are subject to additional acceleration of vesting in connection with a change of control transaction or certain subsequent terminations of employment in connection with a change of control pursuant to the terms of the 2001 Plan and the award agreements thereunder and the terms of our general acceleration policy with respect to RSUs granted to certain executive officers. If a change of control of Magma occurs, 25% of each named executive officer’s then-outstanding and unvested stock options and RSUs (other than new hire grants) will become immediately vested and exercisable. If a named executive officer’s employment is involuntarily or constructively terminated within the first year following the change of control transaction, an additional 50% of his then-outstanding and unvested stock options and RSUs (other than new hire grants) will generally become vested and exercisable.

New Management Arrangements

Prior to the closing of the merger, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Synopsys or Merger Sub regarding their continued employment with the surviving corporation, or the right to purchase or participate in the equity of Synopsys.

As of the date of this proxy statement, neither Magma nor Synopsys has entered into any employment agreements with Magma’s named executive officers in connection with the merger, and Magma has not amended any existing employment agreements with the named executive officers in connection with the merger. In addition, while it is expected that certain of the named executive officers and other key employees may receive incentive awards relating to Synopsys stock following the merger in addition to any stock option or RSU converted pursuant to the terms of the merger, none of these individuals has reached any agreement with Magma or Synopsys as to the amount, terms or conditions of any such equity interests.

Potential Change in Control Payments to the Named Executive Officers

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These estimated amounts have been calculated assuming that the merger was consummated on December 15, 2011 and that the employment of each named executive officer was terminated on such date by the surviving corporation as a result of an involuntary termination. To the extent applicable, calculations of cash severance are based on the named executive officer’s current rate of annual base salary and target incentive opportunity. The amounts set forth in the table below are based on various assumptions, some of which are based on information currently available and, as a result, the actual amounts, if any, to be received by the named executive officers that are based on or otherwise relate to the merger may differ in material respects from the amounts set forth in the table below. The “golden parachute” compensation payable by Magma to these individuals is subject to a non-binding advisory vote of Magma’s stockholders, as described under “Proposal No. 3 — Advisory Vote Regarding Certain Executive Compensation” beginning on page 84. For additional details regarding the terms of the payments and benefits described in the table below, see “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 44.

Golden Parachute Compensation

Name (a)	Cash ($)(1) (b)	Equity ($)(2) (c)	Pension/ NQDC ($) (d)	Perquisites/ Benefits ($) (e)	Tax Reimbursement ($)(3) (f)	Other ($) (g)	Total ($) (h)
Rajeev Madhavan
Chief Executive Officer	2,139,166	3,234,570	—	—	—	—	5,373,736
Peter Teshima
Corporate Vice President, Finance and Chief Financial Officer	1,113,805	1,557,199	—	—	—	—	2,671,004
Roy E. Jewell
President and Chief Operating Officer	2,154,175	3,031,265	—	—	—	—	5,185,440

(1)

As described above, pursuant to each named executive officer’s existing Employment and Severance Agreement with Magma, in the event the named executive officer’s employment with Magma terminates as a result of an “involuntary termination” at any time within the period beginning three months prior to and ending twelve months after a “change of control” (as such terms are defined in the Employment and Severance Agreements), the named executive officer would be entitled to a cash severance payment equal to the sum of (x) two times the named executive officer’s base compensation for Magma’s fiscal year then in effect or, if greater, two times the named executive officer’s base compensation for Magma’s fiscal year immediately preceding the termination date, plus (y) two times the named executive officer’s target incentive for the fiscal year then in effect (or, if no target incentive is in effect for such year, the highest target incentive in the three preceding fiscal years). The cash severance payment would be paid by Magma or its successor in a lump sum no later than fifteen days following such a termination of the named executive officer’s employment. Also as described above, upon such a termination of the named executive officer’s employment, the named executive officer would be entitled to a lump sum payment in an amount equivalent to the reasonably estimated cost the named executive officer may incur to extend for a period of twenty four months medical coverage substantially similar to that enjoyed by the named executive officer immediately prior to the termination of employment. The cash payment in respect of the named executive’s continued medical coverage would be paid by Magma or its successor on the date that is six months after the named executive officer’s termination of employment. The cash severance payment and the cash payment in respect of the named executive officer’s continued medical coverage described above are double-trigger benefits, as they will only be payable in the event of a qualifying termination of the named executive officer’s employment that occurs within a specified period of time in connection with a change of control transaction such as the merger.

The cash payments described above are quantified as follows:

Name	Base Compensation Severance Component ($)	Target Incentive Severance Component ($)	Medical Coverage Payment Component ($)
Rajeev Madhavan	1,050,000	1,050,000	39,166
Peter Teshima	659,200	395,520	59,085
Roy E. Jewell	1,050,000	1,050,000	54,175

(2)	As described above, pursuant to each named executive officer’s existing Employment and Severance Agreement with Magma, in the event the named executive officer’s employment with Magma terminates as a result of an “involuntary termination” at any time within the period beginning three months prior to and ending twelve months after a “change of control” (as such terms are defined in the Employment and Severance Agreements), the named executive officer would be entitled to accelerated vesting of the then unvested and outstanding portion of any stock option or other equity awards held by the named executive officer under Magma’s stock option plans and other equity compensation plans. This accelerated vesting of equity awards is a double-trigger benefit, as it will only arise in the event of a qualifying termination of the named executive officer’s employment that occurs within a specified period of time in connection with a change of control transaction such as the merger. Also as described above, outstanding stock option awards granted under the 2001 Plan and certain RSU awards held by the named executive officers are subject to additional single-trigger benefits pursuant to the terms of the 2001 Plan and the award agreements thereunder and the terms of our general acceleration policy with respect to RSUs granted to certain executive officers. In the event a change of control of Magma occurs, 25% of each named executive officer’s then-outstanding and unvested stock options under the 2001 Plan and RSUs (other than new hire grants) will become immediately vested and exercisable. This accelerated vesting of equity awards is a single-trigger benefit, as the benefit is not conditioned upon a termination of the executive’s employment.

Set forth in the table below are the values of unvested stock options and RSUs held by the named executive officers that would vest in connection with the merger. The amounts set forth in the table below have been calculated assuming that the price per share of Magma common stock paid by Synopsys in the merger is $7.35. The columns labeled “Single-Trigger” set forth the value of the portion of the unvested stock options and RSUs outstanding on December 15, 2011 that, pursuant to the terms of the 2001 Plan and the award agreements thereunder and the terms of our general acceleration policy with respect to RSUs granted to certain executive officers, would accelerate upon the effective time of the merger, regardless of whether the employment of the named executive officer were terminated. The columns labeled “Double-Trigger” set forth the value of the unvested stock options and RSUs outstanding on December 15, 2011 that would accelerate pursuant to the terms of the Employment and Severance Agreements if the employment of the named executive officers were terminated as a result of an involuntary termination at any time within the period beginning three months prior to and ending twelve months after a change of control. The figures below reflect the value of such awards if the named executive officer’s employment were terminated on December 15, 2011; however, the value such named executive officer would receive if the qualifying termination of employment occurred at any time during the applicable change in control period could vary depending on when the termination of employment occurs.

	Single-Trigger		Double-Trigger
Name	Stock Options ($)	Restricted Stock Units ($)	Stock Options ($)	Restricted Stock Units ($)
Rajeev Madhavan	194,260	555,078	1,014,257	2,220,313
Peter Teshima	94,594	248,063	564,949	992,250
Roy E. Jewell	194,260	440,234	1,270,327	1,760,938

(3)	None of the named executive officers is entitled to a “gross-up” payment for any excise taxes that may be due by reason of Sections 280G and 4999 of the U.S. Internal Revenue Code.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement requires that after the merger, Synopsys will cause the surviving corporation to assume and perform all existing indemnification rights in favor of, and all rights to advancement of expenses to, our current or former directors and officers as provided in our certificate of incorporation, in our bylaws or pursuant to indemnification agreements, until the expiration of the applicable statute of limitations.

The merger agreement requires Synopsys to cause the surviving corporation to maintain in effect our current directors’ and officers’ liability insurance covering each person currently insured by such policy for a period of six years following the closing of the merger. Alternatively, Synopsys or the surviving corporation may substitute one or more “tail” policies as long as that policy’s material terms, including coverage and amount, are no less favorable in any material respect to our existing policies as of the date of the merger agreement. Synopsys will not be required to pay aggregate annual premiums in excess of 250% of the amount of the aggregate premiums we paid for 2011 for such purpose.

Appraisal Rights

Under the DGCL, any holder of Magma common stock who does not wish to accept the merger consideration provided for in the merger agreement, does not vote in favor of the adoption of the merger agreement, who properly demands appraisal of his, her or its shares and who otherwise complies with the requirements of Section 262 of the DGCL, which we refer to as Section 262, will be entitled to have the “fair value” of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the holder in cash (together with interest, if any) in the amount judicially determined by the Delaware Court of Chancery to be the fair value, provided that the holder strictly complies with the provisions of Section 262. The “fair value” of a holder’s shares of Magma common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $7.35 per share that such holder is otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. If a holder of shares of Magma common stock fails to follow precisely any of the statutory requirements regarding appraisal rights, he, she or it will lose his, her or its appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights. All references in this summary to a “holder” or “stockholder” are to the record holder of the shares of Magma common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Magma common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of our special meeting, Magma, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex D, in compliance with the requirements of Section 262. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this proxy statement. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Magma common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of legal counsel.

Any holder of Magma common stock wishing to exercise the right to demand appraisal under Section 262 must satisfy each of the following conditions:

•

as more fully described below, the holder must deliver to us a written demand for appraisal of the holder’s shares before the vote on the adoption of the merger agreement at our special meeting, which demand will be sufficient if it reasonably informs us of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•

the holder must not vote the holder’s shares of Magma common stock in favor of adoption of the merger agreement; a validly submitted proxy which does not contain voting instructions with respect to Proposal No. 1 will, unless revoked, be voted in favor of adoption of the merger agreement and it will constitute a waiver of the stockholder’s right of appraisal and nullify any previously delivered written demand. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and

•

the holder must continuously hold the shares of Magma common stock from the date of making the demand through the effective date of the merger; a stockholder who is the record holder of shares of Magma common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective date of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

If a holder of shares of Magma common stock fails to comply with these conditions and the merger is completed, he, she or it will be entitled to receive payment for his, her or its shares of Magma common stock as provided for in the merger agreement, but he, she or it will have no appraisal rights with respect to his, her or its shares of Magma common stock.

Only a holder of record of shares of Magma common stock is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on our stock records, and should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the “fair value” of the stockholder’s common stock. If a stockholder of record transfers his, her or its shares of Magma common stock prior to the effective time, he, she or it will lose any right to appraisal in respect of such shares. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor or the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in bank or brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their banks, brokers or nominees to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Magma Design Automation, Inc.

1650 Technology Drive,

San Jose, California 95110

Attention: Secretary

Such demands must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Magma common stock. The demand must reasonably inform Magma of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Magma common stock. A stockholder’s failure to make such written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective date of the merger, we, as the surviving corporation, must send a notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective date of the merger, but not thereafter, either we or any dissenting stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all dissenting stockholders. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. We are under no obligation to and have no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. A person who is the beneficial owner of shares of Magma common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request from us the statement described in this paragraph.

A stockholder timely and duly filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy of the petition to us. We will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom we have not reached agreements as to the value of their shares. After notice to those stockholders, as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses stated therein. Such notice will also be given by one or more publications at least one week before the date of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Magma common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Magma common stock as of the effective time of the merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender of those stockholders of the certificates representing their shares of Magma common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys’ fees and the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination, each party bears its own expenses. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the $7.35 per share cash payment (without interest) pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of cash they would receive under the merger agreement if they did not seek appraisal of their shares. Neither Synopsys nor we anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights, and each of Synopsys and us reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Magma common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. Stockholders should be aware that opinions regarding fairness, such as the one we obtained from Qatalyst, or otherwise described herein, are not opinions as to fair value under Section 262.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Regulatory Approvals

The completion of the merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act, the merger may not be consummated until the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the DOJ and the FTC or, if the DOJ or the FTC issues a request for additional information, 30 days after we and Synopsys have each substantially complied with such request for additional information. We and Synopsys each filed our respective notification and report forms pursuant to the HSR Act with the DOJ and the FTC on December 14, 2011.

During or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the DOJ, the FTC, or other U.S. or foreign governmental authorities could take action under the antitrust laws with respect to the merger as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of us or Synopsys or to impose restrictions on the operation of the combined company post-closing. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. We and Synopsys cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, we and Synopsys will prevail.

There can be no guarantee that the merger will not be challenged on antitrust grounds or, if such challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that we or Synopsys will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the end date (which is described below in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement” beginning on page 75) or at all.

Under the terms of the merger agreement, we and Synopsys have agreed to use our reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the merger as soon as practicable, including making the appropriate filings and submissions with any governmental authorities as promptly as practicable, cooperating and consulting with each other to determine which filings are required to be made and which material consents are required to be obtained prior to the effective time of the merger and timely making all such filings and timely seeking all such consents (including consents from a third party that are necessary, proper or advisable, as determined by Synopsys, to consummate the merger and the other transactions contemplated by the merger agreement). We and Synopsys have further agreed to use our reasonable best efforts to contest and resist any action or legal proceeding initiated by a governmental body challenging the merger until either we are successful or a preliminary or permanent injunction or other order is issued that prevents the consummation of the merger. We, on the one hand, and Synopsys and Merger Sub, on the other hand, are prohibited from agreeing with any governmental body to stay, toll or extend any applicable waiting period under the HSR Act or other applicable antitrust laws, without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). Neither we, on the one hand, nor Synopsys and Merger Sub, on the other hand, may make any offer, acceptance or counter-offer to any governmental body with respect to any proposed settlement, consent decree, commitment or remedy, or in the event of litigation, discovery, admissibility of evidence, timing or scheduling, unless we or Synopsys and Merger Sub, as the case may be, has first consulted with Synopsys and Merger Sub or us, as the case may be, or if by us, as specifically requested by or agreed with Synopsys. Notwithstanding the foregoing, Synopsys does not have to dispose of any assets, discontinue any product or service, license any intellectual property right, hold separate any assets or operations, or make any commitment regarding its or our future operations if such actions would result in a detriment (as defined in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Regulatory Approvals” beginning on page 66).

Except as noted above, and the filing of a certificate of merger in Delaware at or before the effective time, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation Relating to the Merger

Between December 5, 2011 and December 19, 2011, Magma, the members of our board of directors, Synopsys and, in certain instances, Merger Sub were named as defendants in three purported stockholder class action lawsuits that were filed in the Superior Court of the State of California, County of Santa Clara, which we refer to as the California actions, and one additional lawsuit filed in the Court of Chancery of the State of Delaware. The plaintiffs in the California actions have stipulated to consolidate the California actions as well as any subsequently filed actions in the Superior Court of the State of California, County of Santa Clara, as a single consolidated action and to file a consolidated amended complaint on or before February 4, 2012. The suits allege, among other things, that our directors breached their fiduciary duties to our stockholders in negotiating and entering into the merger agreement and by agreeing to sell Magma at an unfair price, pursuant to an unfair process and pursuant to unreasonable terms, and that Magma, Synopsys and Merger Sub aided and abetted the alleged breaches of fiduciary duties. The suits seek, among other things, to enjoin consummation of the merger. At this stage, it is not possible to predict the outcome of these proceedings and their impact on us. We believe the allegations made in these complaints are without merit and intend to vigorously defend these actions.

One of the conditions of the closing of the merger is that no injunction shall have been issued by a court of competent jurisdiction remaining in effect that prohibits the consummation of the merger. If any plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the merger agreement, then such injunction may delay or prevent the merger from becoming effective.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash pursuant to the merger in exchange for shares of Magma common stock. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Magma common stock. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences of the merger to U.S. holders and non-U.S. holders.

This discussion applies only to U.S. holders and non-U.S holders who beneficially own shares of Magma common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders and non-U.S. holders of Magma common stock in light of their particular circumstances, or that may apply to persons that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, regulated investment companies, real estate investment trusts, S corporations, persons subject to the alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons who validly exercise appraisal rights, partnerships or other passthrough entities and persons holding shares of Magma common stock through a partnership or other pass-through entity, persons who acquired shares of Magma common stock in connection with the exercise of employee stock options or otherwise as compensation, U.S. expatriates, “passive foreign investment companies,” “controlled foreign corporations,” persons who hold shares of Magma common stock as part of a hedge, straddle, constructive sale or conversion transaction and persons who hold any equity interest, directly or indirectly through constructive ownership or otherwise, in Synopsys after the merger). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information purposes only. It is not intended to be, and should not be construed as, legal or tax advice to any particular beneficial owner of Magma common stock. The summary is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each beneficial owner should consult its tax advisor regarding the applicability of the rules discussed below to the beneficial owner and the particular tax effects of the merger to the beneficial owner, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of Magma common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (b) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of Magma common stock (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If shares of Magma common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Magma common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders. The receipt of cash for shares of Magma common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges shares of Magma common stock for cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Magma common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Magma common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains for non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Magma common stock and the U.S. Internal Revenue Service to the extent required by the Code and applicable regulations of the U.S. Treasury. Under the Code, a U.S. holder of Magma common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding also may apply with respect to the amount of cash received pursuant to the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders. Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the cash disposition, and certain other conditions are met; or

•

Magma was a “United States real property holding corporation” for U.S. federal income tax purposes within the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period with respect to the Magma common stock.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain), subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% flat rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Magma common stock (determined before the deduction of any applicable withholding taxes) and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses recognized in the same taxable year even though the individual is not considered a resident of the United States. To the extent that a non-U.S. holder’s income is eligible for a reduced rate of withholding tax under a treaty, such non-U.S. holder may obtain a refund of excess amounts withheld by filing a properly completed claim for refund with the Internal Revenue Service. Magma does not believe it is, or has been during the five years preceding the merger, a United States real property holding corporation for U.S. federal income tax purposes.

Cash received by non-U.S. holders pursuant to the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Annex A to this proxy statement. We encourage you to read carefully the entire merger agreement, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http://www.sec.gov.

The merger agreement and this summary of its terms have been included to provide you with information regarding its terms. Factual disclosures about Magma contained in this proxy statement or in Magma’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Magma contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to us, Synopsys and Merger Sub as of specific dates. None of the representations and warranties in the merger agreement will survive the completion of the merger or termination of the merger agreement. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including in confidential disclosure schedules that we have provided to Synopsys in connection with the signing of the merger agreement. While we do not believe that these disclosure schedules contain information the securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases qualified by the disclosures that may be made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments of new information qualifying a representation or warranty may have been included in this proxy statement.

The Merger

Our board of directors has approved the merger agreement, which provides that the closing will occur on the fifth business day after each of the closing conditions (described in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Conditions to the Merger” beginning on page 73), other than the conditions that cannot technically be satisfied until the closing date, have been satisfied or waived, unless Synopsys requests an earlier closing date which may not be earlier than before the second business day after the satisfaction or waiver of all such conditions (other than the conditions that cannot technically be satisfied until the closing date). The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or such later time as may be jointly determined by us, Synopsys and Merger Sub and specified in the certificate of merger), at which time, Merger Sub will merge with and into Magma, with Magma surviving as a wholly owned subsidiary of Synopsys. As a result of the merger, the certificate of incorporation and bylaws of Magma will be amended and restated in accordance with the merger agreement. Upon the consummation of the merger, Magma will cease to be an independent publicly traded company and you will cease to have any rights in Magma as a stockholder.

Directors and Officers Following the Merger

The merger agreement provides that, at the effective time of the merger, the officers and directors of Merger Sub immediately prior to the effective time of the merger will become the officers and directors of the surviving corporation. All officers and directors of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier resignation or removal. Prior to the effective time of the merger, we will use our commercially reasonable efforts to obtain the resignation of each of our officers and directors. Prior to the closing, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Synopsys regarding their continued employment with the surviving corporation, or the right to purchase or participate in the equity of Synopsys. However, as of this date, we are not aware of the existence of any such discussions, agreements, arrangements or understandings.

Per Share Merger Consideration

Except as noted below, each share of Magma common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares, treasury shares, shares held by Synopsys or any of its subsidiaries and shares held by Magma or any of its subsidiaries) will be automatically converted at the effective time of the merger into the right to receive $7.35 in cash, without interest and subject to any applicable withholding tax. The following shares of Magma common stock will not receive the merger consideration:

•

shares of Magma common stock held by Magma or any of our wholly owned subsidiaries (or held in our treasury), which shares will continue to be so held and no consideration shall be paid or payable in respect of such shares;

•	shares held by Synopsys, Merger Sub or any other wholly owned subsidiary of Synopsys, which shares will remain issued and outstanding; and

•

shares held by stockholders entitled to appraisal rights who have timely and validly perfected and not withdrawn a demand for appraisal rights in accordance with Delaware law, which shares will only be entitled to the rights granted by Section 262.

At the effective time of the merger, each holder of a certificate formerly representing any shares of Magma common stock (or evidence of shares held in book-entry form) (other than shares of Magma common stock for which appraisal rights have been timely and validly perfected and not withdrawn or lost under Section 262) will no longer have any rights with respect to such shares of Magma common stock, except for the right to receive the merger consideration upon surrender thereof. See “Proposal No. 1 — Adoption of the Merger Agreement — Appraisal Rights” beginning on page 49.

Treatment of Stock Options and Other Equity-Based Awards

Vested Stock Options

The merger agreement provides that any Magma stock options that are vested, outstanding and unexercised immediately prior to the effective time of the merger, including all options that vest contingent on the merger, will be cancelled, and the holder of each such option shall receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) $7.35 over (2) the exercise price per share of our common stock subject to such option, multiplied by (b) the number of shares of our common stock subject to such option immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled stock options will no longer have rights with respect to the cancelled stock options except for the right to receive the payment described in the preceding sentence. Amounts received in consideration for such options are subject to reduction due to amounts required to be withheld for any income, employment or other taxes.

Any Magma stock options that are vested, outstanding and unexercised immediately prior to the effective time of the merger, including all options that vest contingent on the merger, that do not have any excess as determined under clause (a) above will be cancelled without consideration and be of no further force and effect.

Unvested Stock Options

The merger agreement provides that any options that are unvested and outstanding immediately prior to the effective time of the merger, and do not vest upon consummation of the merger, will be converted into and become an option to purchase shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding option, or (b) replacing such unvested and outstanding option by issuing a reasonably equivalent replacement stock option to purchase Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the stock option agreement by which such unvested and outstanding option is evidenced. Such converted options are referred to as “converted options.” Unvested stock options held by persons who are not employed by us at the closing will generally terminate in accordance with their terms as a result of such persons’ termination of employment. Therefore, any such unvested stock options that terminate, as well as any other stock options that expire or are forfeited prior to the closing, will not be converted into Synopsys stock options.

All rights with respect to Magma common stock under unvested outstanding company options assumed or replaced by Synopsys shall thereupon be converted into options with respect to Synopsys common stock. Accordingly, from and after the effective time of the merger: (a) each converted option may be exercised solely for shares of Synopsys common stock; (b) the number of shares of Synopsys common stock subject to each converted option shall be determined by multiplying the number of shares of Magma common stock that were subject to such unvested and outstanding Magma option immediately prior to the effective time of the merger by the “conversion ratio”, and rounding the resulting number down to the nearest whole number of shares of Synopsys common stock; (b) the per share exercise price for the Synopsys common stock issuable upon exercise of each converted option shall be determined by dividing the per share exercise price of Magma common stock subject to such unvested and outstanding Magma option, as in effect immediately prior to the effective time of the merger, by the conversion ratio, and rounding the resulting exercise price up to the nearest whole cent; and (d) subject to the terms of the stock option agreement by which such unvested and outstanding Magma option is evidenced, any restriction on the exercise of any unvested and outstanding Magma option assumed or replaced by Synopsys shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such unvested and outstanding option shall otherwise remain unchanged as a result of the assumption or replacement of such unvested and outstanding Magma option; provided, however, that the board of directors of Synopsys or a committee thereof shall succeed to the authority and responsibility of our board of directors or any committee thereof with respect to each converted option. The “conversion ratio” means the fraction having a numerator equal to $7.35 and having a denominator equal to the average of the closing sale prices of a share of Synopsys common stock as reported on the Nasdaq Global Select Market for each of the five consecutive trading days immediately preceding the closing date of the merger, provided, however, that if, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Magma common stock or Synopsys common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the conversion ratio shall be adjusted equitably and proportionately to the extent appropriate to preserve the intended consequences of the adjustment.

Vested Restricted Stock Units

RSUs in respect of our common stock that are outstanding and vested immediately prior to the effective time of the merger, including all RSUs that vest contingent on the merger, will be cancelled, and the holder of each such RSU shall receive an amount in cash, without interest, equal to $7.35 multiplied by the number of shares of our common stock in respect of such RSU immediately prior to the effective time of the merger. After the effective time of the merger, any holder of such cancelled RSUs will no longer have rights with respect to the cancelled RSU except for the right to receive the payment described in the preceding sentence. Amounts received in consideration for such RSUs are subject to reduction due to amounts required to be withheld for any income, employment or other taxes.

Unvested Restricted Stock Units

The merger agreement provides that any RSUs that are unvested and outstanding immediately prior to the effective time of the merger, and do not vest upon consummation of the merger, will be converted into and become an RSU with respect to shares of Synopsys common stock, with such conversion effected through Synopsys either (a) assuming such unvested and outstanding RSU, or (b) replacing such unvested and outstanding RSU by issuing a reasonably equivalent replacement RSU with respect to Synopsys common stock, in either case in accordance with the terms (as in effect as of the date of the merger agreement) of our applicable equity plan and the terms of the RSU agreement by which such unvested and outstanding RSU is evidenced. Such converted RSUs are referred to as “converted RSUs.” Unvested RSUs held by persons who are not employed by us at the closing will generally terminate in accordance with their terms as a result of such persons’ termination of employment. Therefore, any such unvested RSUs that terminate, as well as any other RSUs that expire or are forfeited prior to the closing, will not be converted into Synopsys RSUs.

All rights with respect to Magma common stock under unvested and outstanding RSUs assumed or replaced by Synopsys shall thereupon be converted into RSUs with respect to Synopsys common stock. Accordingly, from and after the effective time of the merger: (a) each converted RSU shall be settled solely for shares of Synopsys common stock; (b) the number of shares of Synopsys common stock subject to each converted RSU shall be the number of whole shares of Synopsys common stock equal to the product (rounded down to the next whole number of shares of Synopsys common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Magma common stock that represented such unvested and outstanding RSU immediately prior to the effective time of the merger and the conversion ratio described above; and (c) subject to the terms of the RSU agreement by which such unvested and outstanding RSU is evidenced, any restrictions shall continue in full force and effect and the term, vesting schedule and other provisions of such unvested and outstanding RSU shall otherwise remain unchanged as a result of the assumption or replacement of such unvested and outstanding RSU; provided, however, that (1) subject to the terms of the applicable Magma equity plan and applicable legal requirements, Synopsys may modify the vesting schedule of any or all of the converted RSUs provided such modified vesting schedule is, as to each holder of a converted RSU, not less favorable than the vesting schedule applicable to such holder’s unvested and outstanding RSU as of the consummation of the merger, and (2) the board of directors of Synopsys or a committee thereof shall succeed to the authority and responsibility of our board of directors or any committee thereof with respect to each converted RSU.

Treatment of Employee Stock Purchase Plan

The merger agreement provides that we will terminate our 2001 Employee Stock Purchase Plan, which we refer to as the ESPP, immediately prior to the effective time. Under the ESPP, our eligible employees make contributions to purchase our common stock during prescribed offering periods. In accordance with the terms of the merger agreement, prior to the effective time of the merger and, in all events subject to the consummation of the Merger, (a) any outstanding offering period under the ESPP will be terminated as of the last business day prior to the effective date of the merger; (b) we will make any pro rata adjustments that may be necessary to reflect the shortened offering period, but will otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (c) we will cause a new exercise/purchase date (the last day of an ESPP purchase period) to be set under the ESPP, which date shall be the last business day immediately prior to the effective date of the merger, and that, on such new exercise date, we will apply the funds credited as of such date under the ESPP within each ESPP participant’s payroll withholding account to the purchase of whole shares of our common stock in accordance with the terms of the ESPP; and (d) we will provide that no further offering period or accumulation period will commence under the ESPP after the effective time of the merger.

Conversion of Shares; Exchange of Certificates

The merger agreement provides that Synopsys will select a reputable bank or trust company to act as the paying agent. The merger agreement provides that on or prior to the effective time of the merger, Synopsys will deposit with the paying agent a sufficient amount of cash to make payments of the aggregate merger consideration. Any amounts deposited with the paying agent by Synopsys will be invested as directed by Synopsys. Synopsys and the surviving corporation are entitled to deduct and withhold from the cash amounts payable to any of our stockholders the amounts it is required to deduct and withhold under the Code or any state, local or foreign tax law or other applicable law. To the extent that any amounts are withheld and paid to the appropriate taxing authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

The merger agreement contemplates that, promptly after the effective time of the merger, the paying agent will mail to each record holder of our common stock immediately prior to the completion of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s stock certificates. The merger agreement provides that, upon surrender of a Magma common stock certificate for exchange to the paying agent (or, with respect to shares of Magma common stock that are represented by a book entry, compliance with certain reasonable procedures to be established by the paying agent), together with a duly signed letter of transmittal, and such other documents as the paying agent or Synopsys may reasonably require, the holder of Magma stock certificate will be entitled to receive the merger consideration payable for each share of our common stock. You should not forward your stock certificates to the paying agent without an executed letter of transmittal, and you should not return your stock certificates with the enclosed proxy card.

After the completion of the merger, all holders of shares of our common stock that were outstanding immediately prior to the completion of the merger will cease to have any rights as our stockholders, other than the right to receive the merger consideration and subject to the rights described under “Proposal No. 1 —Adoption of the Merger Agreement –– Appraisal Rights” beginning on page 49. In addition, no transfer of our common stock after the completion of the merger will be registered on our stock transfer books.

If any Magma stock certificate has been lost, stolen or destroyed, Synopsys may, in its reasonable discretion and as a condition to the payment of the merger consideration, require the owner of such certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and deliver a bond in a sum and on terms reasonably determined by Synopsys as indemnity against any claim that may be made with respect to that certificate against the paying agent, Synopsys, Merger Sub or the surviving corporation.

Stock certificates or book-entry shares should not be surrendered for exchange by our stockholders before the completion of the merger and should be sent only pursuant to instructions set forth in the letter of transmittal mailed to our stockholders promptly after the completion of the merger. In all cases, the merger consideration will be delivered only in accordance with the procedures set forth in the letter of transmittal.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to our former stockholders 180 days after the effective time of the merger will be delivered to Synopsys upon demand. Former stockholders who have not complied with the payment procedures shall thereafter be entitled to look only to Synopsys for payment of the merger consideration upon surrender of their certificates or book-entry shares, and Synopsys will be responsible for the payment of such amounts. Synopsys, the paying agent and the surviving corporation will not be liable to any holder of a certificate or book-entry share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

Representations and Warranties

In the merger agreement we made representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•

corporate power and authority to enter into and perform our covenants and obligations under, and enforceability against us of, the merger agreement and the other transactions contemplated by the merger agreement;

•	the vote of holders of our common stock being the only vote required to adopt the merger agreement and consummate the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with organizational documents, other contracts and applicable laws as a result of entering into the merger agreement and consummating the merger;

•	required regulatory filings and approvals of governmental entities;

•	our capitalization;

•	our subsidiaries;

•	documents filed with the SEC since a specified date;

•	financial statements, disclosure controls and procedures and internal accounting controls over financial reporting;

•	title to tangible assets;

•	the absence of undisclosed liabilities;

•	the absence of certain changes, including a material adverse effect, since a specified date;

•	material contracts;

•	real property;

•	personal property;

•	intellectual property;

•	tax matters;

•	employment matters;

•	employee benefits and plans;

•	labor matters;

•	compliance with governmental authorizations;

•	compliance with legal requirements;

•	environmental matters;

•	compliance with export regulations;

•	the absence of litigation and orders;

•	insurance;

•	transactions with related parties;

•	broker’s fees and expenses;

•	our receipt of the opinion of Magma’s financial advisor;

•	the inapplicability of state anti-takeover statutes;

•	the filing of this proxy statement;

•	accounts receivable;

•	top 25 customers; and

•	top 10 suppliers.

In the merger agreement, Synopsys and Merger Sub made representations and warranties that are subject, in some cases, to specified exemptions and qualifications. Synopsys’ and Merger Sub’s representations relate to, among other things:

•	valid corporate existence;

•

corporate power and authority to enter into and perform their respective covenants and obligations under, and enforceability of, the merger agreement and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with organizational documents;

•	required regulatory filings and approvals of governmental entities;

•	the information supplied by Synopsys or Merger Sub and contained in this proxy statement;

•	Merger Sub not having any prior operations;

•	ownership of Magma common stock;

•	absence of litigation; and

•	the availability of funds to pay the merger consideration and all other amounts required to be paid by Synopsys in connection with the merger.

Material Adverse Effect

Certain of the representations, warranties, covenants, closing conditions and termination provisions in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means any effect, change, event or circumstance, which are collectively referred to as Changes, that, considered together with all Changes, has or would reasonably be expected to have or result in a material adverse effect on:

•	our and our subsidiaries’ business, condition (financial or otherwise), assets (tangible or intangible), liabilities (contingent or otherwise) or operations, taken as a whole; or

•	Synopsys’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any shares of the stock of the surviving corporation.

Any Change occurring after the date of the merger agreement resulting from the following shall not be deemed a material adverse effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a material adverse effect:

•

general economic conditions in the United States, unless the conditions or circumstances that caused such change have an impact on Magma and its subsidiaries, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in Magma’s industry;

•

conditions generally affecting the other companies in Magma’s industry, unless the conditions or circumstances that caused such change have an impact on Magma and its subsidiaries, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in Magma’s industry;

•

any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees resulting in each case directly from the announcement or pendency of the merger agreement;

•

stockholder class action or derivative litigation alleging (a) a breach of fiduciary duty by our board of directors relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of the merger agreement or the proposed consummation of the merger or other transactions contemplated by the merger agreement, or (b) that this proxy statement violates the disclosure requirements of the Exchange Act (provided, however, that for this exception to apply, Magma must have complied with its obligations under the merger agreement relating to this proxy statement);

•

changes in applicable laws in the United States or in GAAP, unless the conditions or circumstances that caused such change have an impact on Magma and its subsidiaries, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in Magma’s industry;

•

acts of war or terrorism or natural disasters in any locations where Magma conducts material business operations, unless the conditions or circumstances that caused such change have an impact on Magma and its subsidiaries, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in Magma’s industry;

•

the failure of Magma to meet internal or analysts’ financial expectations or projections (except that the underlying causes of any such failure may be taken into account in determining whether a material adverse effect has occurred); or

•

changes in trading volume or a decline in Magma’s stock price (except that the underlying causes of any such change or decline may be taken into account in determining whether a material adverse effect has occurred).

Conduct of Business Prior to the Merger

We have agreed that from November 30, 2011 through the effective time of the merger, we will, and will cause our subsidiaries to, subject to certain exceptions and among other obligations: (a) conduct our business in all material respects in the ordinary course and consistent with past practice and in compliance with all applicable legal requirements and other requirements under certain contracts; (b) use commercially reasonable efforts to ensure that we, including our subsidiaries, preserve intact in all material respects our current business organization and keep available the services of our current officers and other key employees; (c) maintain in all material respects our relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees, and other persons or entities with whom we have material business relationships; (d) use commercially reasonable efforts to keep in full force certain of our and our subsidiaries’ insurance policies; (e) cause to be provided all notices, assurances and support required by any of our contracts that contain intellectual property or intellectual property rights; and (f) promptly notify Synopsys in writing of (1) any written notice or other material communication received alleging that the consent of such person is or may be required in connection with the merger or any of the other transactions contemplated under the merger agreement, and (2) any legal proceeding that, to our knowledge, has commenced or been threatened against, relates to, involves or otherwise affects us or any of our subsidiaries that relates to the merger or any of the other transactions contemplated under the merger agreement.

In addition, we have agreed that, from November 30, 2011 through the effective time of the merger, subject to certain exceptions, we will not take the following actions without Synopsys’ prior written consent:

•	amend our certificate of incorporation or bylaws or create any new subsidiaries;

•

issue, sell, deliver or agree or commit to issue, sell or deliver any securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except pursuant to outstanding equity awards;

•	acquire, repurchase or redeem any securities;

•	split, combine, subdivide or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

incur, create, or assume any indebtedness (except for debt: (a) incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect as of the date of the merger agreement; (b) related to loans or advances with our subsidiaries; and (c) as a result of issuing credit to new customers) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities; assume or guarantee the obligations of any other person; make any loans to or investments in any other person; or mortgage or pledge any of our assets or create or suffer to exist any encumbrance;

•

enter into, adopt, amend, modify or terminate any employee benefit arrangement; increase the compensation to or pay or agree to pay any special bonus or special remuneration to, any director, officer or key employee; hire any employee with an annual base salary in excess of $50,000 or at the level of Vice President or above; grant or pay any severance or termination pay to any current or former director, officer, employee or independent contractor; increase benefits payable under any existing severance or termination pay policies or employment agreements for directors or officers; amend, modify or terminate any existing employee plan in any manner that would increase our liability; or accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any employee plan;

•	commence any legal proceeding or settle any pending or threatened legal proceeding;

•	make any material change in any of the accounting methods, principles or practices used by us or change an annual accounting period;

•

make or change any material tax election; settle or compromise any material tax liability; consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes; change any annual tax accounting period or method of tax accounting; file any materially amended tax returns; prepare any tax return in a manner materially inconsistent with past practices; enter into any closing agreement with respect to any tax; surrender any right to claim a material tax refund; or request any material ruling with respect to taxes;

•

acquire any other entity or any material equity interest in another entity; sell or otherwise dispose of, or lease or license, any properties or assets having a current value in excess of $500,000 in the aggregate; waive or relinquish any material right;

•	make any capital expenditures in excess of an agreed upon capital expenditures budget;

•	enter into or amend in any material respect, or terminate prior to the expiration of the existing term, any material contract;

•	enter into any material transaction with any affiliate;

•	abandon or permit to lapse any right to any material patent or patent application; or

•	agree or commit to take any of the actions described above.

Source Code Audit

We have agreed that we will permit Synopsys, at its own expense, to have a third party auditor conduct a scan, audit and analysis of the source code for designated software that is or is part of certain of our products for the purpose of identifying open source materials and proprietary third-party source code (other than that of Synopsys or its controlled affiliates) included in the source code for such designated software. To assist the third party auditor in performing the source code audit, we have agreed to, among other things, execute a nondisclosure agreement and run any software provided by the third party auditor. If the results of the source code audit indicate that any of the representations we made in the merger agreement regarding intellectual property matters is inaccurate in any material respect, then upon the written request of Synopsys, we have agreed to use our commercially reasonable efforts to eliminate such inaccuracy.

Regulatory Approvals

Each of Synopsys, Merger Sub and we have agreed to:

•	file our respective notification and report forms with the DOJ and the FTC under the HSR Act on or before December 14, 2011, which filings were timely made;

•	respond to requests for and supply, as promptly as reasonably practicable, any additional information and documentary material that may be requested by a governmental body pursuant to the HSR Act;

•

cooperate with each other in connection with any investigation, inquiry or proceeding initiated by a governmental body regarding the merger, and keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or similar governmental body; and

•

use our respective reasonable best efforts to cooperate with each other to contest and resist any proceeding or threatened proceeding that challenges the merger until either we are successful or a preliminary or permanent injunction or other order is issued that prevents the consummation of the merger.

Synopsys will be entitled to have the lead role in devising the strategy of the parties with respect to seeking any actions or consents from any governmental body with respect to the merger. We, on the one hand, and Synopsys and Merger Sub, on the other hand, are prohibited from agreeing with any governmental body to stay, toll or extend any applicable waiting period under the HSR Act or other applicable antitrust laws, without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

Neither Synopsys nor we may make any offer, acceptance or counter-offer to any governmental body with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling unless that party has first consulted with the other party or, if by us, as requested by or agreed to with Synopsys.

Synopsys is not obligated to dispose of any assets, discontinue any product or service, license any intellectual property right, hold separate any assets or operations, or make any commitment regarding its or our future operations, except that Synopsys will be required to take the foregoing actions if management of the Bureau of Competition of the FTC requires it as a condition to providing regulatory approval and if such actions, considered collectively, would not result in a detriment (defined in the merger agreement to mean a reduction of the combined annual consolidated revenues of Synopsys, Magma and their respective subsidiaries of at least $5 million for the twelve-month period ended October 31, 2011, or an action that would otherwise have an adverse impact that is material to the business of Synopsys or Magma and its subsidiaries, taken as a whole).

Synopsys may require us to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to our and our subsidiaries’ businesses, product lines or assets; provided that any such action is conditioned upon the consummation of the merger.

Other Covenants

The merger agreement also contains covenants relating to, among other matters:

•	the preparation of this proxy statement and the holding of a special meeting of stockholders as promptly as practicable after the mailing of this proxy statement;

•	access by Synopsys to Magma information held by us, our accountants and other representatives, including certain monthly financial statements;

•	public disclosures related to the merger agreement and the merger;

•	Synopsys’ participation in any stockholder litigation against us or our directors or officers;

•

the termination of (a) all tax sharing and tax allocation agreements (whether oral or written) between us or any of our subsidiaries and any other person who is not an affiliate and (b) all powers of attorney with respect to tax matters, except for any power of attorney that Synopsys requests in writing to remain in effect after the effective time of the merger;

•

our agreement to take reasonable steps to cause the disposition of our common stock and options in connection with the merger by each of our officers and directors who are subject to certain reporting requirements of Section 16(a) of the Exchange Act, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act;

•

our agreement to use commercially reasonable efforts to obtain and deliver to Synopsys at or prior to the effective time of the merger (or at Synopsys’ option, at a later date) the resignation of each our and our subsidiaries’ officers and directors, with each such resignation to be effective as of the effective time of the merger; and

•	our agreement to use commercially reasonable efforts, at Synopsys’ sole expense, to retire or cause to be converted our outstanding convertible notes.

Limitation on Our Solicitation, Negotiation and Discussion of Other Acquisition Proposals

As used in the merger agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by Synopsys or any of its subsidiaries) contemplating or otherwise relating to a transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (a) in which we or any of our subsidiaries are a constituent or participating corporation and in which, immediately following the consummation of such transaction, the persons that were stockholders of Magma immediately prior to such consummation cease to own at least 85% of each outstanding class of voting securities of the surviving entity in such transaction; (b) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of us or our subsidiaries; or (c) in which we or our subsidiaries issue securities representing 15% or more of the outstanding securities of any class of such company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

•

any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of us or our subsidiaries; or

•	any liquidation or dissolution of us or any of our subsidiaries.

As used in the merger agreement, “acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Synopsys or its subsidiaries) that would reasonably be expected to lead to an acquisition proposal.

We have also agreed:

•

to advise Synopsys promptly (but no later than 24 hours) in writing of any acquisition proposal or acquisition inquiry (including the identity of the person making such proposal or inquiry and its material terms and conditions), to provide Synopsys with copies of all documents and written communications (and a summary of all material oral communications) regarding the acquisition proposal or acquisition inquiry and to keep Synopsys reasonably informed (including by promptly (but no later than 24 hours) providing copies of all documents and material written communications (and a summary of all material oral communications) related to such acquisition proposal or acquisition inquiry) with respect to the status and any material modifications in the material terms and conditions of such acquisition proposal or acquisition inquiry;

•	to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any acquisition proposal or acquisition inquiry;

•

not to release any person from, or amend or waive any provision of, any “standstill” or similar agreement or provision to which we are or become a party or under which we have or acquire any rights, and to use our best efforts to enforce each such agreement or provision at Synopsys’ request; and

•

to promptly request (but no later than 24 hours after the date of the merger agreement) that each person that has executed a confidentiality or similar agreement in connection with such person’s consideration of a possible acquisition proposal or investment in Magma return or destroy all confidential information previously furnished to such person by or on behalf of us and our subsidiaries.

Under the terms of the merger agreement, subject to certain exceptions described below, we have agreed that we and our subsidiaries, and each of our officers and directors, will not (and will not resolve or publicly propose to), and that we will use our reasonable best efforts to ensure that any of our other representatives do not, directly or indirectly:

•

solicit, initiate, knowingly encourage, knowingly assist, or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that would reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•

furnish or otherwise provide access to any non-public information regarding us or any of our subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry; or

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry.

Exception to the Limitations with Respect to Acquisition Proposals

Prior to the adoption of the merger agreement by our stockholders, we may enter into discussions or negotiations with respect to an unsolicited, bona fide, written acquisition proposal that is submitted to us, and furnish non-public information regarding Magma to the party making such acquisition proposal, if, and only if, we satisfy all of the following conditions:

•

the submission of such written acquisition proposal did not result from a breach of our restrictions on solicitation activities or our obligations relating to a change in the recommendation of our board of directors that are contained in the merger agreement;

•

our board of directors determines in good faith (after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and Magma’s outside legal counsel) that such proposal constitutes or would reasonably be likely to result in a “superior offer”;

•

our board of directors determines in good faith (after consulting with, receiving advice from and considering the advice of Magma’s outside legal counsel) that the failure to take such action would result in a breach of its fiduciary obligations to our stockholders under applicable Delaware law;

•

at least 24 hours prior to furnishing any non-public information to, or entering into discussions or negotiations with, the party making the acquisition proposal, we (a) give Synopsys written notice of the identity of such party and of our intention to furnish non-public information to, or enter into discussions or negotiations with, such party, and (b) receive from such party, and deliver to Synopsys a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such party by or on behalf of Magma and other provisions no less favorable to us than the provisions of the confidentiality agreement between us and Synopsys as in effect immediately prior to the execution of the merger agreement (except that such confidentiality agreement need not contain the “standstill” provision set forth in the confidentiality agreement we have with Synopsys); and

•	we contemporaneously provide Synopsys with any non-public information provided to the person making such acquisition proposal (to the extent not previously provided to Synopsys).

Board Recommendation of the Merger

Our board of directors has unanimously adopted a resolution recommending that our stockholders adopt the merger agreement. Under the merger agreement, subject to the provisions relating to a board recommendation change for a “superior offer” or for a change in circumstances (as defined below), neither our board of directors nor any committee of our board of directors may:

•

withdraw or modify in a manner adverse to Synopsys or Merger Sub, or permit the withdrawal or modification in a manner adverse to Synopsys or Merger Sub of, our board of directors’ recommendation in favor of the merger;

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any acquisition proposal;

•

approve or recommend, or cause or permit ourselves to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result in, an acquisition transaction, other than a confidentiality agreement (as described in “Proposal No. 1 — Adoption of the Merger Agreement — the Merger Agreement — Exception to the Limitations with Respect to Acquisition Proposals” beginning on page 69);

•

fail to announce publicly within 10 business days after a tender offer or exchange offer relating to our capital stock shall have been commenced, that our board of directors recommends rejection of such tender offer or exchange offer and reaffirms our board of directors’ recommendation in favor of the merger;

•	fail to issue, within 10 business days after an acquisition proposal is publicly announced, a press release reaffirming our board of directors’ recommendation in favor of the merger; or

•	resolve, agree or publicly propose to, or permit ourselves or any of our representatives to agree or publicly propose to, take any of the foregoing actions.

Board Recommendation Change for Superior Offer

Prior to obtaining approval of the merger from our stockholders, our board of directors may withdraw or modify its recommendation in favor of the merger if, and only if, we satisfy all of the following conditions:

•	an unsolicited, bona fide, written acquisition proposal is made to us and is not withdrawn;

•

such acquisition proposal did not result from a breach of our restrictions on solicitation activities or our obligations relating to a change in the recommendation of our board of directors contained in the merger agreement;

•

we provide Synopsys written notice of any meeting of our board of directors at which our board of directors will consider and determine whether such acquisition proposal is a “superior offer” (as defined below), with such written notice providing to Synopsys certain material information related to the acquisition proposal at the same time as it is received by our board of directors, including: (a) the date and time of such meeting; (b) the reasons for holding such meeting; (c) a copy of any draft contract relating to such acquisition proposal; and (d) disclosing the identity of the person or entity making such acquisition proposal;

•

our board of directors determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and of our outside legal counsel, that such acquisition proposal constitutes a superior offer;

•

our board of directors determines in good faith, after consulting with, receiving advice from and considering the advice of our outside legal counsel, that, in light of such superior offer, the failure to withdraw or modify our board of directors’ recommendation in favor of the merger would result in a breach of its fiduciary obligations to our stockholders under applicable Delaware law;

•

no less than four business days prior to withdrawing or modifying our board of directors’ recommendation in favor of the merger, our board of directors delivers to Synopsys a “recommendation change notice” (as defined below);

•

throughout the period between the delivery of such recommendation change notice and any withdrawal or modification of our board of directors’ recommendation in favor of the merger, we engage (to the extent requested by Synopsys) in good faith negotiations with Synopsys to amend the merger agreement in such a manner that such acquisition proposal would no longer constitute a superior offer; and

•

at the time of withdrawing or modifying our board of directors’ recommendation in favor of the merger, our board of directors determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and of the Company’s outside legal counsel, that such acquisition proposal continues to constitute a superior offer and that the failure to withdraw or modify our board of directors’ recommendation in favor of the merger would result in a breach of its fiduciary obligations to our stockholders under applicable Delaware law in light of such superior offer (after taking into account any changes to the terms of the merger agreement proposed by Synopsys as a result of the negotiations required above).

As used in the merger agreement, “superior offer” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of our common stock or substantially all of our assets, that: (a) was not obtained or made as a direct or indirect result of a breach of our restrictions on solicitation activities or our obligations relating to a change in the recommendation of our board of directors; and (b) is on terms and conditions that our board of directors determines in good faith, after consulting with, receiving advice from, and considering the advice of an independent financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to our stockholders than the merger.

A “recommendation change notice” means a written notice to Synopsys (a) stating that we have received a superior offer that did not result from a breach of our restrictions on solicitation activities or our obligations relating to change in the recommendation of our board of directors, (b) stating that our board of directors intends to withdraw or modify its recommendation in favor of the merger as a result of such superior offer and describing any intended modification of its recommendation, (c) specifying the material terms and conditions of such superior offer, including the identity of the person making such superior offer, and (d) attaching copies of the most current and complete draft of any contract relating to such superior offer and all other material documents and material written communications (and written summaries of all material oral communications) relating to such superior offer (between: (1) on the one hand, us and any of our representatives, and (2) on the other hand, the person that made or submitted such acquisition proposal or acquisition inquiry or any representative of such person) not previously provided to Synopsys.

Any change in the form or amount of consideration payable in connection with a superior offer, and any other material change to any of the terms of a superior offer, will be deemed a new superior offer, requiring a new recommendation change notice to be delivered to Synopsys and a new advance notice period; provided, that, in certain circumstances, the advance notice period applicable to a change to a superior offer shall be three business days and not four business days.

Board Recommendation Change for Change in Circumstances

Prior to the adoption of the merger agreement by our stockholders, our board of directors may withdraw or modify its recommendation in favor of the merger if, and only if, we satisfy all of the following conditions:

•

there shall arise after the date of the merger agreement any change in circumstances affecting us that does not relate to any acquisition proposal and that leads our board of directors to consider withdrawing or modifying its recommendation in favor of the merger (any such change in circumstances unrelated to an acquisition proposal being referred to as a “change in circumstances”);

•

we provide Synopsys written notice of any meeting of our board of directors at which our board of directors will consider and determine whether such change in circumstances requires them to withdraw or modify their recommendation in favor of the merger and provide to Synopsys a reasonably detailed description of such change in circumstances at the same time as our board of directors receives it;

•

our board of directors determines in good faith, after consulting with, receiving advice from and considering the advice of our outside legal counsel, that, in light of such change in circumstances, the failure to withdraw or modify its recommendation in favor of the merger would result in a breach of its fiduciary obligations to our stockholders under applicable Delaware law;

•

no less than four business days prior to withdrawing or modifying its recommendation in favor of the merger, our board of directors delivers to Synopsys a written notice (a) stating that a change in circumstances has arisen, (b) stating that it intends to withdraw or modify its recommendation in favor of the merger in light of such change in circumstances and describing any intended modification of its recommendation in favor of the merger, and (c) containing a reasonably detailed description of such change in circumstances;

•

throughout the period between the delivery of such notice and any withdrawal or modification of our board of directors’ recommendation in favor of the merger, we engage (to the extent requested by Synopsys) in good faith negotiations with Synopsys to amend the merger agreement in such a manner that no withdrawal or modification of our board of directors’ recommendation in favor of the merger would be legally required as a result of such change in circumstances; and

•

at the time of withdrawing or modifying our board of directors’ recommendation in favor of the merger, our board of directors determines in good faith, after consulting with, receiving advice from and considering the advice of our outside legal counsel, that, in light of such change in circumstances, the failure to withdraw or modify its recommendation in favor of the merger would result in a breach of its fiduciary to our stockholders under applicable Delaware law (after taking into account any changes to the terms of the merger agreement proposed by Synopsys as a result of the negotiations required above).

We have agreed to ensure that any withdrawal or modification of our board of directors’ recommendation in favor of the merger: (a) does not change or otherwise affect the approval of the merger agreement by our board of directors; and (b) does not have the effect of causing any corporate takeover statute or similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to the merger agreement, any of the support agreements, the merger or any of the other transactions contemplated by the merger agreement.

We have agreed that our obligation to call, give notice of and hold the special meeting is not limited or affected by the making, commencement, disclosure, announcement or submission of any superior offer or other acquisition proposal, by any change in circumstances or by any withdrawal or modification of our board of directors’ recommendation. We agree that: (a) unless the merger agreement is validly terminated, we shall not submit any acquisition proposal to a stockholder vote; and (b) we shall not (without Synopsys’ prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the special meeting, except to the extent required to obtain the required stockholder vote; provided that, with respect to clause (b) in this paragraph, we may, after consultation with Synopsys, adjourn the special meeting on no more than one occasion to the extent necessary under applicable legal requirements to ensure that any supplement or amendment to this proxy statement required under applicable legal requirements is provided to our stockholders; provided, further, that in no event shall the special meeting be adjourned pursuant to the foregoing proviso (1) beyond five business days following the original date of the special meeting, or (2) to a date that would require the establishment of a new record date for the determination of stockholders entitled to vote on the adoption of the merger agreement.

Employee Matters

Under the merger agreement, if Synopsys elects not to maintain our health, vacation or 401(k) plans after the effective time of the merger, then, subject to any necessary transition period and subject to any applicable Synopsys plan provisions, contractual requirements or legal requirements: (a) all of our employees who continue employment with Synopsys, the surviving corporation or any subsidiary of the surviving corporation, which we refer to as continuing employee(s), after the effective time of the merger shall be eligible to participate in Synopsys’ health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Synopsys; (b) for purposes of determining a continuing employee’s eligibility to participate in such plans, such continuing employee shall receive credit under such plan for his or her years of continuous service with Magma prior to the effective time of the merger; and (c) for purposes of determining a continuing employee’s eligibility to participate in each compensation, vacation, severance (or other termination benefits), fringe or other welfare benefit plan, program or arrangement of Synopsys in which any such continuing employee is or becomes eligible to participate, such continuing employee shall receive credit under such plans for his or her years of continuous service with Magma prior to the effective time of the merger. Unless otherwise requested by Synopsys, we will terminate our 401(k) plan, effective no later than the day immediately prior to the effective time of the merger.

Indemnification and Insurance

The merger agreement requires that after the merger, Synopsys will cause the surviving corporation to assume and perform all existing indemnification rights in favor of, and all rights to advancement of expenses to, our current or former directors and officers as provided in our certificate of incorporation, in our bylaws or pursuant to indemnification agreements, until the expiration of the applicable statute of limitations.

The merger agreement requires Synopsys to cause the surviving corporation to maintain in effect our current directors’ and officers’ liability insurance covering each person currently insured by such policy for a period of six years from the effective time of the merger. Alternatively, Synopsys or the surviving corporation may substitute one or more “tail” policies as long as that policy’s material terms, including coverage and amount, are no less favorable in any material respect to our existing policies as of the date of the merger agreement. Synopsys will not be required to pay aggregate annual premiums in excess of 250% of the amount of the aggregate premiums we paid for 2011 for such purpose.

Conditions to the Merger

Conditions to Our, Synopsys’ and Merger Sub’s Obligations

The respective obligations of Synopsys, Merger Sub and us to complete the merger are subject to the satisfaction or waiver of certain conditions, including:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act; and

•	the absence of any voluntary agreement between Synopsys and us and any U.S. governmental body pursuant to which Synopsys and we have agreed not to consummate the merger for any period of time.

Conditions to the Obligations of Synopsys and Merger Sub

The merger agreement provides that the obligations of Synopsys and Merger Sub to complete the merger are subject to the satisfaction or waiver by Synopsys of each of the following:

•

the accuracy in all material respects of the representations and warranties made by us in the merger agreement relating to our authorization to enter into the merger agreement, the vote of holders of our common stock being the only vote necessary to adopt the merger agreement, us having received the written opinion of our financial advisors that the consideration to be received by our stockholders is fair from a financial point of view and us having taken all necessary action so that any restrictions on business combinations set forth in Section 203 of the DGCL as well as any other similar applicable laws are not applicable;

•

the accuracy in all respects of the representations and warranties made by us in the merger agreement relating to our capitalization, except that any inaccuracies in such representations and warranties shall be disregarded if all such inaccuracies, considered collectively, would not result in an increase in the amounts payable by Synopsys to our stockholders and the holders of outstanding equity awards in excess of $5.5 million;

•

the accuracy in all respects of the remaining representations and warranties made by us in the merger agreement, provided that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute a material adverse effect;

•

our compliance with or performance of, in all material respects, all of our covenants and obligations set forth in the merger agreement that are required to be complied with or to be performed by us at or prior to the completion of the merger;

•	since November 30, 2011, there shall not have occurred any material adverse effect;

•

Synopsys shall have received a certificate executed by our chief executive officer and chief financial officer confirming that certain conditions relating to our representations and warranties, covenants and obligations, stockholder approval and the non-occurrence of a material adverse effect have been duly satisfied;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order by any governmental body (and any pending motion for a temporary restraining order or other order seeking to prohibit the consummation of the merger) or other law that remains in effect and prevents or makes illegal the consummation of the merger in any jurisdiction where we, any of our subsidiaries or Synopsys is incorporated or conducts material operations; and

•

the absence of any legal proceeding that is pending or threatened in writing in which a governmental body is or is threatened to become a party: (a) that challenges or seeks to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; (b) that seeks to obtain from Synopsys or us any damages or relief that may be material to Synopsys or us; and (c) that, if successful, would reasonably be expected to result in an award of material damages or would otherwise adversely affect the right or ability of Synopsys, the surviving corporation or us, including any of our subsidiaries, to own our assets or operate our business, including the business of our subsidiaries, in any material respect.

Conditions to Our Obligations

The merger agreement provides that our obligations to complete the merger are subject to the satisfaction or waiver by us of each of the following conditions:

•

the accuracy in all material respects of the representations and warranties made by Synopsys and Merger Sub in the merger agreement, except where the failure of the representations and warranties of Synopsys and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on Synopsys’ ability to consummate the merger;

•

Synopsys’ and Merger Sub’s compliance with or performance of, in all material respects, all of their covenants and obligations set forth in the merger agreement that are required to be complied with or to be performed by them at or prior to the completion of the merger;

•

we shall have received a certificate executed by an officer of Synopsys confirming that certain conditions relating to Synopsys’ and Merger Sub’s representations, warranties, covenants and obligations have been duly satisfied;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order by any governmental body (and any pending motion for a temporary restraining order or other order seeking to prohibit the consummation of the merger) or other law that remains in effect and prevents or makes illegal the consummation of the merger, that, as a result of the consummation of the merger, could reasonably be expected to result in criminal liability to our directors and officers or would reasonably be expected to result in monetary liability to our directors and officers that is not fully and unconditionally reimbursed or indemnified by Synopsys; and

•

the absence of any legal proceeding that is pending or threatened in writing in which a governmental body is or is threatened to become a party that challenges or seeks to restrain or prohibit the consummation of the merger or that, as a result of the consummation of the merger, could reasonably be expected to result in criminal liability to our directors or officers or would reasonably be expected to result in monetary liability to our directors or officers that is not fully and unconditionally reimbursed or indemnified by Synopsys.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the effective time of the merger, either before or after the adoption of the merger agreement by our stockholders, Synopsys and we may terminate the merger agreement by mutual written consent.

The merger agreement also provides that, at any time prior to the effective time of the merger, either before or after the adoption of the merger agreement by our stockholders, either Synopsys or we can terminate the merger agreement if:

•

the merger is not completed by May 31, 2012 (which we refer to as the end date and which date may be extended for up to two successive 90 day periods in certain circumstances where the required regulatory approvals have not been obtained), but a party shall not be permitted to terminate the merger agreement if the failure to consummate the merger by the end date is primarily attributable to a failure on the part of that party to perform any covenant or obligation in the merger agreement required to be performed by that party at or prior to the effective date;

•

a court of competent jurisdiction or other U.S. governmental body shall have issued: (a) a preliminary injunction in any antitrust-based legal proceeding preliminarily restraining, enjoining or otherwise prohibiting the merger; or (b) a final nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, but a party shall not be permitted to terminate the merger agreement if the preliminary injunction or order is primarily attributable to a failure on the part of that party to perform any covenant or obligation in the merger agreement required to be performed by that party at or prior to the effective date; or

•

(a) our stockholders’ meeting (including any adjournments thereof) was held and completed and our stockholders took a final vote on a proposal to adopt the merger agreement; and (b) the merger agreement was not adopted at the stockholders’ meeting by the holders of a majority of the shares of our outstanding common stock, but a party shall not be permitted to terminate the merger agreement if the failure to have the merger agreement adopted at the stockholders’ meeting by the holders of a majority of the shares of our outstanding common stock is attributable to a failure on the part of that party to perform any covenant or obligation in the merger agreement required to be performed by that party at or prior to the effective date.

Our Termination Rights

The merger agreement also provides that we may terminate the merger agreement if:

•

prior to the adoption of the merger agreement by our stockholders and within 24 hours after our board of directors modifies its recommendation in response to a superior offer: (a) we have not materially breached any of our covenants or obligations relating to our restrictions on solicitation activities and changing the recommendation of our board of directors; (b) our board of directors, acting in compliance with the terms of the merger agreement, modifies its recommendation in favor of the merger in response to a superior offer and authorizes us, in compliance with the terms of the merger agreement, to enter into a definitive acquisition agreement relating to such superior offer with the person that made such superior offer, which we refer to as an “alternative acquisition agreement”; (c) a copy of the alternative acquisition agreement, including all exhibits and schedules thereto and all related documents is delivered by us to Synopsys, with a written notice from us to Synopsys confirming that we intend to enter into such alternative acquisition agreement; (d) a period of at least three business days shall have elapsed since the delivery of the alternative acquisition agreement and related written notice to Synopsys, which we refer to as the “notice period”; (e) throughout the notice period, we engage, and cause our financial and legal advisors to engage, in good faith negotiations with Synopsys to amend the merger agreement in such a manner that such acquisition proposal would no longer constitute a superior offer; (f) prior to or concurrently with such termination of the merger agreement, we pay to Synopsys or its designee the termination fee of $18 million; and (g) concurrently with the termination of the merger agreement, we enter into such alternative acquisition agreement with respect to such superior offer; or

•

at any time prior to the effective time of the merger, either before or after the adoption of the merger agreement by our stockholders, (a) any of Synopsys’ representations or warranties contained in the merger agreement are inaccurate as of the date of the merger agreement such that the condition to closing with respect to the accuracy of such representations or warranties would not be satisfied; or (b) if any of Synopsys’ covenants or obligations contained in the merger agreement shall have been breached such that the condition to closing with respect to the performance of such covenants or obligations would not be satisfied; provided, however, that if an inaccuracy in any of Synopsys’ representations or warranties as of a date subsequent to the date of the merger agreement or a breach of a covenant or obligation by Synopsys is curable by Synopsys by the end date and Synopsys is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then we may not terminate the merger agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 45 days commencing on the date that we give Synopsys notice of such inaccuracy or breach.

Synopsys’ Termination Rights

The merger agreement further provides that Synopsys may terminate the merger agreement if:

•

at any time prior to the effective time of the merger, either before or after the adoption of the merger agreement by our stockholders, (a) any of our representations or warranties contained in the merger agreement are inaccurate as of the date of the merger agreement, or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) such that the condition to closing with respect to the accuracy of such representations or warranties would not be satisfied; (b) any of our covenants or obligations contained in the merger agreement shall have been breached such that the condition to closing with respect to the performance of such covenants or obligations would not be satisfied; or (c) a material adverse effect shall have occurred following the date of the merger agreement; provided, however, that, for purposes of clause (a) and clause (b) above, if an inaccuracy in any of our representations or warranties as of a date subsequent to the date of the merger agreement or a breach of a covenant or obligation by us is curable by us by the end date and we are continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then

Synopsys may not terminate the merger agreement based on the foregoing reasons on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 45 days commencing on the date that Synopsys gives us notice of such inaccuracy or breach; or

•	prior to the adoption of the merger agreement by our stockholders, any of the following events occur (which we refer to as Magma triggering events):

•

our board of directors or any committee thereof has: (a) withdrawn the recommendation of our board of directors in favor of the merger; (b) modified the recommendation of our board of directors in a manner adverse to Synopsys; or (c) taken, authorized or publicly proposed any of the actions relating to withdrawal or modification of its recommendation in favor of the merger (as described in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Board Recommendation of the Merger” beginning on page 70);

•	we fail to include the recommendation of our board of directors in favor of the merger in this proxy statement;

•

a tender offer or exchange offer relating to our capital stock is commenced, and our board of directors fails to announce publicly within 10 business days after the commencement of such tender offer or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender offer or exchange offer and reaffirming the recommendation of our board of directors in favor of the merger;

•

an acquisition proposal is publicly announced, and we fail to issue a press release that reaffirms the recommendation of our board of directors in favor of the merger within 10 business days after such acquisition proposal is publicly announced; or

•	we or any of our representatives breach in any material respect any of the provisions of the merger agreement relating to the non-solicitation of acquisition proposals.

Expenses and Termination Fees

Except as set forth below, the merger agreement provides that all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees and expenses.

The merger agreement provides that we will pay Synopsys a termination fee of $18 million if the following events occur:

•

we or Synopsys terminate the merger agreement because the merger is not consummated by the end date or our stockholder meeting has been held and completed and stockholders have taken a final vote on the proposal to adopt the merger agreement, which is not adopted by the holders of a majority of the shares of our outstanding common stock;

•	after the date of the merger agreement and at or prior to the time of termination of the merger agreement an acquisition proposal is made or publicly announced or communicated; and

•

within 12 months after the date of any termination of the merger agreement, an acquisition transaction is consummated or a definitive agreement providing for an acquisition transaction (whether or not relating to such acquisition proposal) is executed (provided that for this purpose, an “acquisition transaction” means a transaction or series of transactions described in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Limitation on Our Solicitation, Negotiation and Discussion of Other Acquisition Proposals” beginning on page 68, except that the references to 15% are deemed to be references to 50%).

The merger agreement also provides that we will pay Synopsys a termination fee of $18 million if:

•

Synopsys terminates the merger agreement before the adoption of the merger agreement by our stockholders if a Magma triggering event has occurred and the merger agreement is terminated by Synopsys on account of such Magma triggering event; or

•

we or Synopsys terminate the merger agreement under any other circumstance described in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement” beginning on page 75 (other than as described in the second bullet point in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement — Our Termination Rights” beginning on page 76) after the occurrence of a Magma triggering event and before the adoption of the merger agreement by our stockholders.

The merger agreement also provides that we will pay Synopsys a termination fee of $27.5 million if we or Synopsys terminate the merger agreement (other than as described in the second bullet point in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement — Our Termination Rights” beginning on page 76), after our board of directors withdraws or modifies its recommendation in favor of the merger due to a change in circumstances as described in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Board Recommendation Change for Change in Circumstances” beginning on page 72, and before the adoption of the merger agreement by our stockholders.

The merger agreement also provides that Synopsys will pay us a termination fee of $30 million if the merger agreement is terminated by: (a) us or Synopsys pursuant to the merger not being consummated by the end date; (b) at the time of the termination of the merger agreement, any antitrust condition is not satisfied, or waived by Synopsys; (c) the failure of such antitrust condition to be satisfied did not result from any breach by us of any covenant or obligation set forth in the merger agreement; (d) at the time of the termination of the merger agreement, each of the conditions precedent to the obligations of Synopsys and Merger Sub to consummate the merger, other than antitrust conditions and the condition relating to our delivery of a closing certificate, were satisfied; and (e) the condition relating to our delivery of a closing certificate would be satisfied if the closing were to occur on the end date.

The Support Agreements

Concurrently with the execution of the merger agreement, each of our directors and our chief financial officer (each, an “insider stockholder”) entered into a support agreement with Synopsys. The following description describes the material terms of the support agreements. This description of the support agreements is qualified in its entirety by reference to the full text of the support agreements, the form of which is attached as Annex B to this proxy statement and is incorporated herein by reference.

Support Agreement and Irrevocable Proxy

Each insider stockholder has agreed to vote all of the shares owned beneficially or of record by him:

•

in favor of: (a) the merger; (b) the adoption and approval of the merger agreement and the terms thereof; (c) each of the other actions contemplated by the merger agreement; and (d) any action in furtherance of any of the foregoing;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Magma in the merger agreement; and

•

against the following actions: (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination; (b) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Magma; (c) any reorganization, recapitalization, dissolution or liquidation of Magma; (d) any change in a majority of Magma’s board of directors; (e) any amendment to Magma’s certificate of incorporation or bylaws; (f) any material change in the capitalization of Magma or its corporate structure; and (g) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger.

Each insider stockholder has also granted to the general counsel of Synopsys an irrevocable proxy to vote the insider stockholder’s shares at any meeting of our stockholders and in connection with any written action by consent of our stockholders relating to the matters set forth above.

Transfer Restrictions

During the term of the support agreement, except as otherwise provided therein, the insider stockholder has agreed not to, directly or indirectly:

•	sell, pledge, encumber, grant an option with respect to, transfer or dispose of his shares or any interest in his shares;

•

enter into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of his shares or any interest therein;

•	reduce his beneficial ownership of, interest in or risk relating to his shares;

•	tender, agree to tender or permit to be tendered any of his shares in response to or otherwise in connection with any tender or exchange offer; or

•	deposit his shares into a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of his shares.

In addition, if the insider stockholder acquires beneficial ownership of additional shares of our stock, those shares shall also be subject to the terms and conditions of the voting agreement.

Appraisal Rights

The insider stockholder irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the merger that he or any other person may have with respect to any of his shares.

Termination

The support agreement will terminate upon the earlier of: (a) the date on which the merger agreement is validly terminated; or (b) the date upon which the merger becomes effective.

MARKET PRICES AND DIVIDENDS

Our common stock is listed and traded on the Nasdaq Global Market under the symbol “LAVA.” The following table sets forth, for the periods indicated, the high and low per share sale prices of our common stock, as reported by the Nasdaq Global Market.

	High	Low
Fiscal 2012
Third quarter (through December 20, 2011)	$7.23	$4.87
Second quarter	$7.81	$4.03
First quarter	$8.50	$5.96

Fiscal 2011
Fourth quarter	$7.15	$5.28
Third quarter	$5.75	$3.93
Second quarter	$4.41	$2.72
First quarter	$3.71	$2.61

Fiscal 2010
Fourth quarter	$3.88	$2.24
Third quarter	$2.80	$2.01
Second quarter	$2.64	$1.35
First quarter	$2.23	$1.08

On November 30, 2011, the last full trading day prior to the announcement of the merger agreement, the high and low sales prices per share for our common stock as reported on Nasdaq were $5.88 and $5.71, respectively. On                     , 2012, the most recent practicable trading day before this proxy statement was printed, the high and low sales prices per share for our common stock as reported on Nasdaq were $         and $        , respectively.

The market price of our common stock is subject to fluctuation. As a result, stockholders are urged to obtain current market quotations before making any decision with respect to the merger. No assurance can be given concerning the market price for our common stock before the effective date of the merger.

We had              stockholders of record at the close of business on                     , 2012, the record date for the special meeting.

Dividend Policy

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Our credit facility and the merger agreement restrict our ability to pay dividends. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 15, 2011 (the “Table Date”) as to shares of our common stock beneficially owned by: (a) each person who is known by us to own beneficially more than 5% of our common stock; (b) each of the named executive officers; (c) each of our current directors; and (d) all of our current directors and named executive officers as a group. Unless otherwise stated below, beneficial ownership information is based solely upon information furnished by the respective stockholders in their filings with the SEC. The percentage of common stock beneficially owned is based on 69,198,208 shares outstanding as of the Table Date. Shares of common stock that may be issued pursuant to the exercise or conversion of options, warrants or convertible securities within 60 days of the Table Date are deemed to be issued and outstanding in calculating the percentage ownership of each of those stockholders possessing such interest, but not for any other stockholders.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned
5% Stockholders:
FMR LLC(2)	7,650,968	11.1%
Andreas Bechtolsheim(3)	3,671,446	5.3%
BlackRock, Inc.(4)	3,793,637	5.5%
NorthPointe Capital, LLC(5)	3,455,673	5.0%

Named Executive Officers and Directors:
Rajeev Madhavan(6)	2,432,410	3.4%
Roy E. Jewell(7)	1,402,791	2.0%
Peter S. Teshima(8)	506,508	*
Kevin C. Eichler(9)	163,333	*
Govind Kizhepat(10)	33,750	*
Susumu Kohyama(11)	133,333	*
Thomas M. Rohrs(12)	171,666	*
All current directors and executive officers as a group (7 persons)(13)	4,843,791	6.7%

*	Amount represents less than 1% of the outstanding shares of Magma’s common stock.
(1)	To Magma’s knowledge, other than as described below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.
(2)	This information was obtained from a Schedule 13G filed with the SEC on September 12, 2011. According to the filing, FMR LLC has sole voting power over 23,794 of its shares and has sole dispositive power over all 7,650,968 shares. FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)	This information was obtained from a Schedule 13G filed with the SEC on January 28, 2011. According to the filing, Mr. Bechtolsheim has sole voting power and sole dispositive power over all 3,671,446 shares. Mr. Bechtolsheim’s address is Menlo Park, CA 94025.
(4)

This information was obtained from a Schedule 13G filed with the SEC on February 7, 2011. According to the filing, BlackRock, Inc. (“BlackRock”) has sole voting power and sole dispositive power over all 3,793,637 shares. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Magma common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(5)	This information was obtained from a Schedule 13G filed with the SEC on February 15, 2011. According to the filing, the securities are beneficially owned by one or more open end investment companies or other managed accounts which are advised by NorthPointe Capital, LLC (“NorthPointe”), and NorthPointe has sole voting power with respect to 2,598,533 shares and sole dispositive power with respect to all 3,455,673 shares. NorthPointe’s address is 101 W. Big Beaver, Suite 745, Troy, MI 48084.

(6)	Includes 1,325,840 shares issuable upon exercise of stock options within 60 days of the Table Date, and 10,417 restricted stock units payable within 60 days of the Table Date. Also includes 3,214 shares held directly and 1,092,939 shares held by the Madhavan Living Trust UAD 10/29/1998. Mr. Madhavan and his spouse, Geetha Madhavan, are trustees of the Madhavan Living Trust UAD 10/29/1998.
(7)	Includes 1,209,102 shares issuable upon exercise of stock options within 60 days of the Table Date, and 10,417 restricted stock units payable within 60 days of the Table Date. Also includes 183,272 shares of common stock.
(8)	Includes 378,493 shares issuable upon exercise of stock options within 60 days of the Table Date, and 5,000 restricted stock units payable within 60 days of the Table Date. Also includes 123,015 shares of common stock of which a portion is held in a margin account.
(9)	Includes 123,333 shares issuable upon exercise of stock options within 60 days of the Table Date.
(10)	Includes 0 restricted stock units payable within 60 days of the Table Date.
(11)	Includes 93,333 shares issuable upon exercise of stock options within 60 days of the Table Date and 0 restricted stock units payable within 60 days of the Table Date.
(12)	Includes 131,666 shares issuable upon exercise of stock options within 60 days of the Table Date and 0 restricted stock units payable within 60 days of the Table Date.
(13)	Includes 3,261,767 shares issuable upon exercise of stock options within 60 days of the Table Date and 25,834 restricted stock units payable within 60 days of the Table Date.

PROPOSAL NO. 2 – ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the annual meeting to approve Proposal No. 1, the adoption of the merger agreement, we may propose to adjourn the annual meeting to solicit additional proxies. In that event, we may ask our stockholders to vote only upon the adjournment proposal and not upon the proposal to adopt the merger agreement.

We currently do not intend to propose adjournment of the special meeting if there are sufficient votes to approve the adoption of the merger agreement.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of Magma’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting. The vote on this Proposal No. 2 is a vote separate and apart from the vote on Proposal No. 1 to adopt the merger agreement or Proposal No. 3 to approve “golden parachute” compensation. You may approve Proposal No. 1 or Proposal No. 3 and vote not to approve this Proposal No. 2 on adjournment of the special meeting and vice versa.

Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

PROPOSAL NO. 3 – ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to cast an advisory (non-binding) vote to approve the resolution on Magma’s “golden parachute” compensation arrangements for our named executive officers that are described in more detail under “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 44.

We are asking our stockholders to indicate their approval on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. The compensation payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled, “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 44 and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Magma’s overall compensation program for its named executive officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with marketplace norms. We have not entered into any new, or amended any existing, employment arrangements with our named executive officers in connection with the merger.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation paid to Magma’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “Golden Parachute Compensation” including the associated narrative discussion, is hereby APPROVED.”

This proposal regarding golden parachute compensation paid to our named executive officers is advisory only and will not be binding on Magma or Synopsys, their boards of directors or their compensation committees. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms and conditions applicable to those payments.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of Magma’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting. The vote on this Proposal No. 3 is a vote separate and apart from the vote on Proposal No. 1 to adopt the merger agreement or Proposal No. 2 to approve adjournments of the special meeting. You may approve Proposal No. 1 or Proposal No. 2 and vote not to approve this Proposal No. 3 on executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either us or Synopsys regardless of whether the proposed merger is consummated.

Our board of directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to our named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

OTHER MATTERS

Other Matters for Action at the Special Meeting of Stockholders

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

2012 Stockholder Proposals or Other Nominations

If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not consummated, stockholders will continue to participate in our annual meetings of stockholders and may submit proposals that they believe should be voted upon at the annual meetings or nominate persons for election to the board of directors.

Proposals of our stockholders that are intended to be presented by such stockholders at our 2012 annual meeting of stockholders must be received by the Secretary of Magma at our principal executive officers no later than May 9, 2012 and must comply with the other procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934 in order to be included in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in our proxy statement for the 2012 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of Magma at our principal executive offices and the proposal otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that we must receive the stockholder’s written notice not less than 50 days nor more than 75 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, we must receive the stockholder’s written notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date or (ii) two days prior to the scheduled date of the annual meeting. A stockholder’s notice to the Secretary of Magma shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the corporation that are owned beneficially by the stockholder, and (iv) any material interest of the stockholder in such business.

In addition, stockholders who wish to nominate persons for election to our board of directors at the 2012 annual meeting of stockholders must deliver timely notice in writing of the nomination to the Secretary of Magma at our principal executive offices. To be timely, our bylaws provide that we must receive the stockholders’ written notice not less than 120 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s written notice no later than the close of business on the 7th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date. A stockholder’s notice to the Secretary of Magma shall set forth, as to each person whom the stockholder proposes to nominate for election as a director and as to the stockholder giving the notice, the information specified in Section 3.1 of our bylaws. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director of Magma.

Delivery of Documents to Stockholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon rules of the SEC that permit us to deliver only one proxy statement to multiple stockholders who share an address, which we refer to as householding, unless we received contrary instructions from any stockholder at that address. Upon oral or written request, we will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this proxy statement and you desire to receive a separate copy of this proxy statement, or you desire to notify us that you wish to receive a separate copy of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this proxy statement and you desire to receive one copy of proxy materials in the future, please submit your request by mail or telephone to Magma at 1650 Technology Drive, San Jose, California 95110, Attention: Investor Relations Department or by telephone request to (408) 565-7799.

If you hold shares of Magma common stock through a bank, broker or other nominee, you must contact your bank, broker or nominee directly if you have questions, require additional copies of the proxy materials or wish to receive multiple sets by revoking your consent to householding.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information we file with the SEC are also available at our website at http://www.magma-da.com. The web addresses of the SEC and Magma are included as inactive textual references only. The information on those websites is not part of this proxy statement.

You may also request a copy of this proxy statement or any other documents filed by us with the SEC without charge by writing or calling us at:

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Attn: Investor Relations

Telephone: (408) 565-7799

If you would like to request any of these documents from us, please do so by                     , 2012 to ensure you receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any of these documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SYNOPSYS, INC.,

a Delaware corporation;

LOTUS ACQUISITION CORP.,

a Delaware corporation; and

MAGMA DESIGN AUTOMATION, INC.,

a Delaware corporation

Dated as of November 30, 2011

A-i

(CONTINUED)

A-ii

(CONTINUED)

A-iii

EXHIBITS

Exhibit A	- Certain Definitions

Exhibit B	- Amended and Restated Certificate of Incorporation

Exhibit C	- Bylaws

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 30, 2011, by and among: SYNOPSYS, INC., a Delaware corporation (“Parent”); LOTUS ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Support Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 8:00 a.m. (California time) on the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions set forth in Section 6.4 and Section 7.4 which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions and all other conditions to the Closing) unless Parent designates an earlier date for the Closing, which earlier date shall not be earlier than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions set forth in Section 6.4 and Section 7.4). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of the parties (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger to read as set forth on Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated to read as set forth on Exhibit C; and

(c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding;

(iii) except as provided in clause (i) and clause (ii) of this Section 1.5(a) and subject to Section 1.5(b), Section 1.7 and Section 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.35 in cash, without interest; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted, to the extent appropriate, to reflect such event.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) subject to Section 1.5(a)(i) and Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent as directed by Parent.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates or uncertificated shares of Company Common Stock represented by a book entry (“Book Entry Shares”) immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or transfer of Book Entry Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, or compliance with the reasonable procedures established by the Paying Agent for delivery of Book Entry Shares: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Shares; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be cancelled. In the event of a transfer of ownership of any shares of Company Common Stock that are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Book Entry Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds (on such terms as Parent may reasonably direct) and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and each Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum and on such other terms as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Section 1.7.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) If any Company Stock Certificate or Book Entry Share has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Book Entry Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f) None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any holders of Dissenting Shares shall lose their right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate or Book Entry Shares representing such shares in accordance with Section 1.7.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to and qualified by: (a) subject to Section 9.6, the exceptions and disclosures set forth in the Disclosure Schedule; and (b) disclosure in the Annual Report on

Form 10-K of the Company for the year ended May 1, 2011 (the “Company Form 10-K”), the Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011, and the Current Reports on Form 8-K filed from the date of the filing of the Company Form 10-K to the date of this Agreement (excluding any risk factor disclosures contained in such document under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly predictive or forward-looking in nature)):

2.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority: (a) to conduct its business as it is presently being conducted; (b) to own, lease or operate its properties and assets in a manner in which its properties and assets are currently owned, leased or operated; and (c) to perform its obligations under all Contracts by which it is bound. The Company is qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has made available accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company is not in violation of its certificate of incorporation or bylaws.

2.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Contemplated Transactions, other than obtaining the Requisite Stockholder Approval. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders; (b) unanimously approved this Agreement and unanimously approved the Support Agreements, the Merger and the other Contemplated Transactions, in accordance with the requirements of the DGCL; (c) declared that this Agreement is advisable; (d) unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (e) subject to the accuracy of the representations set forth in Section 3.7, to the extent necessary, adopted and approved a resolution having the effect of causing the Company not to be subject to any corporate takeover statute or other similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state, that might otherwise apply to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that its enforceability: (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity.

2.3 Required Stockholder Approval. Subject to the accuracy of the representations set forth in Section 3.7, the affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement (the “Requisite Stockholder Approval”), approve the Merger and consummate the Contemplated Transactions.

2.4 Non-Contravention. Neither: (a) the execution, delivery or performance of this Agreement or the Support Agreements; nor (b) the consummation of the Merger or any of the other Contemplated Transactions, (i) violate or conflict with any provision of the certificates of incorporation, bylaws or other constituent documents of any Acquired Corporation, (ii) conflict with, result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other liability under, any provision of any Company Contract that constitutes a Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 2.5 are obtained, (A) violate or conflict with in any material respect any Legal Requirement applicable to any Acquired Corporation or by which any properties or assets of any Acquired Corporation are bound or (B) give any Governmental Body or other Person the right to revoke, withdraw, suspend, cancel, terminate, modify or challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, or (iv) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Acquired Corporation, other than any such event described in clause (ii), clause (iii) and clause (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

2.5 Required Governmental Authorizations. No material filing with or submission to any Governmental Body, and no material Governmental Authorization, is required on the part of any Acquired Corporation in connection with the execution and delivery of this Agreement, the performance of the Company’s covenants and obligations hereunder or the consummation of the Contemplated Transactions, except: (a) the filing of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable qualification requirements of states in which such Acquired Corporation is qualified to do business as a foreign corporation; (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act or by the rules and regulations of NASDAQ; and (c) filings and Governmental Authorizations required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign antitrust, competition or merger control laws.

2.6 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement: (A) 68,712,209 shares of Company Common Stock are issued and outstanding; (B) no shares of Company Preferred Stock are issued and outstanding; and (C) 3,037,014 shares of Company Capital Stock are held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is: (1) entitled or subject to any preemptive right, right of participation or any similar right; and (2) subject to any right of first refusal in favor of any Acquired Corporation. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may be or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 2.6(a) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

(b) As of the date of this Agreement: (i) 7,176,437 shares of Company Common Stock are subject to issuance pursuant to Company Options, 1,491,393 shares of Company Common Stock are subject to Company Stock-Based Awards that are restricted stock units and no shares of Company Common Stock are subject to Company Stock-Based Awards that are restricted stock awards; (ii) 7,966,032 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2010 Stock Incentive Plan; (iii) no shares of

Company Common Stock are reserved for future issuance pursuant to the Company’s 2004 Employment Inducement Award Plan; (iv) no shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2001 Stock Incentive Plan; (v) no shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 1998 Stock Incentive Plan; and (vi) 2,998,264 shares of Company Common Stock are reserved for future issuance pursuant to the Employee Stock Purchase Plan (the “ESPP”). Part 2.6(b) of the Disclosure Schedule sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (A) the particular plan (if any) pursuant to which such Company Equity Award was granted; (B) the name or employee identification number of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award; (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether such Company Option is intended as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company Stock-Based Award, whether such Company Stock-Based Award is a restricted stock unit or a restricted stock award; (J) if such Company Equity Award is a Company Stock-Based Award in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (K) whether, and the extent to which, the vesting of such Company Equity Award will accelerate upon the consummation of the Merger or upon any other event. The Company has made available accurate and complete copies of all equity plans pursuant to which any currently outstanding stock options, restricted stock units or restricted stock awards (including, all outstanding Company Equity Awards) were ever granted by any of the Acquired Corporations, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards. All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in material compliance with: (1) all applicable securities laws and other applicable Legal Requirements; and (2) all requirements set forth in applicable Contracts.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) obligation on the part of any Acquired Corporation to make any payments based on the price or value of any security of the Company or any other Acquired Corporation. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations other than as set forth in Part 2.6(b) or Part 2.6(c) of the Disclosure Schedule.

(d) As of the date of this Agreement, $3,250,000 in aggregate principal amount of Notes are outstanding. Other than the Notes, no bond, debenture, note or other indebtedness of the Company or any other Acquired Corporation: (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the date of this Agreement.

(e) No Acquired Corporation is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other securities of such Acquired Corporation.

2.7 Subsidiaries.

(a) Part 2.7(a) of the Disclosure Schedule contains an accurate and complete list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (or equivalent status to the extent applicable in the case of any jurisdiction outside the United States) under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of the Company’s Subsidiaries is duly licensed and qualified to do business and is in good standing (or equivalent status to the extent applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such license and qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status to the extent applicable in the case of any jurisdiction outside the United States) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has made available accurate and complete copies of the certificates of incorporation, bylaws or other constituent documents, including all amendments thereto, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company: (i) have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof; and (ii) are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries set forth in Part 2.7(a) of the Disclosure Schedule, free and clear of all Encumbrances and free of any other restriction that would prevent the operation by Parent or the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) No Acquired Corporation: (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity; (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity; or (iii) is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.8 Company SEC Reports.

(a) Since and including May 2, 2010, the Company has filed with, or furnished to, as applicable, the SEC all forms, reports, statements, exhibits, schedules and other documents that were required to be filed or furnished by the Company or its officers under applicable Legal Requirements prior to the date of this Agreement (all such forms, reports, statements, exhibits, schedules and other documents, together with any documents filed since and including May 2, 2010 by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”). The Company has made available the full text of any form, report, statement, exhibit, schedule or other document filed with the SEC since and including May 2, 2010, subject to a request for confidential treatment. As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act) and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseded filing): (i) each Company SEC Report complied in all material respects with all applicable Legal Requirements, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was filed or effective; and (ii) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Accurate and complete copies of all Company SEC Reports filed prior to the date of this Agreement have been made available. None of the Company’s Subsidiaries is required to file any forms, reports, statements, exhibits, schedules or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under: (A) Rule 13a-14 or 15d-15 of the Exchange Act; or (B) Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Since and including May 2, 2010, neither the Company nor any of its executive officers has received any notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of any such certification. Since and including May 2, 2010, the Company and each of its officers and directors are and have been in compliance in all material respects with: (1) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports, there have been no deficiencies or weaknesses identified in writing by the Company’s independent auditors (whether current or former) or any deficiencies or weaknesses identified in writing by the Company and reported to the board of directors of the Company or any committee thereof, in the design or operation of internal controls of financial reporting utilized by the Acquired Corporations.

(b) The Acquired Corporations maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act.

2.9 Company Financial Statements.

(a) The consolidated financial statements of the Acquired Corporations filed with the Company SEC Reports (as such may have been amended prior to the date of this Agreement) complied in all material respects with the published rules and regulations of the SEC applicable thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any unaudited quarterly financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Acquired Corporations as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal accounting controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended May 1, 2011, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained, in all material respects, effective internal control over financial reporting as of May 1, 2011.

(c) Since and including May 2, 2008, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the board of directors of the Company based on their evaluation of the Company’s internal control over financial reporting: (i) all significant deficiencies and material weaknesses in the design or operation of internal accounting controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Acquired Corporations on a consolidated basis; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal control over financial reporting. Since and including May 2, 2008, no Acquired Corporation has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loan to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

(d) Except as set forth in Part 2.9(d) of the Disclosure Schedule, since May 2, 2010: (i) neither any Acquired Corporation, nor any director or executive officer of any Acquired Corporation has, and to the Knowledge of the Company, no other officer, employee or accountant of any Acquired Corporation has, received any material complaint, allegation, assertion or claim in writing (or to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Corporations or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Acquired Corporation has engaged in questionable accounting or auditing practices; and (ii) no attorney representing any Acquired Corporation, whether or not employed by an Acquired Corporation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of any Acquired Corporation or any committee thereof or to the Company’s General Counsel or Chief Executive Officer.

(e) No Acquired Corporation is a party to, or is obligated or may (pursuant to any Company Contract) become obligated to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among an Acquired Corporation, on the one hand, and any one or more unconsolidated Affiliates, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Acquired Corporation in the Company’s consolidated financial statements.

(f) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(g) The Company is in compliance in all material respects with the applicable rules and regulations and listing requirements of NASDAQ and has not, since and including May 2, 2010, received any notice asserting any non-compliance with such rules and regulations or listing requirements.

(h) Since and including May 2, 2010, all statutory audits required to be conducted by the Acquired Corporations pursuant to applicable foreign law have been performed on a timely basis. The Company has made available the final report, if any, with respect to each such statutory audit and no such reports have disclosed any material Liabilities relating to any of the Acquired Corporations.

2.10 Title to Tangible Assets. The Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material tangible assets and properties purported to be owned or used by them, including: (a) all tangible assets (whether or not material) reflected on the Company Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business) or acquired or leased after the date thereof; and (b) all other material tangible assets and properties reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets and properties which are owned by the Acquired Corporations are owned by them free and clear of any Encumbrances, other than Permitted Encumbrances. The Acquired Corporations have complied in all material respects with the terms of all Company Contracts (including leases to which they are parties) relating to those of said assets and properties that are used but not owned by any of the Acquired Corporations, and all such Company Contracts are in full force and effect.

2.11 No Undisclosed Liabilities. No Acquired Corporation has any Liabilities, other than: (a) Liabilities identified as “liabilities” (including liabilities which comprise the “total liabilities” column) on the Company Balance Sheet; (b) Liabilities for performance of obligations of the Acquired Corporations under Company Contracts, to the extent such Liabilities are readily ascertainable (in nature, scope and amount) from the express terms of such Contracts, copies of which have been made available prior to the date of this Agreement; (c) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet; (d) Liabilities as of the date of this Agreement that are not, individually or in the aggregate, material to the Acquired Corporations; and (e) Liabilities arising after the date of this Agreement that would not have, individually or in the aggregate, a Material Adverse Effect.

2.12 Absence of Certain Changes.

(a) Since the date of the Company Balance Sheet, the business of the Acquired Corporations has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Material Adverse Effect, and no event has occurred or circumstance has arisen that, alone or in combination with any other events or circumstances, would reasonably be expected to result in a Material Adverse Effect.

(b) In furtherance and not in limitation of Section 2.12(a), since the date of the Company Balance Sheet through the date of this Agreement, no Acquired Corporation has taken any action or failed to take any action that would have resulted in a breach of Section 4.2(b) had such Section 4.2(b) been in effect since the date of the Company Balance Sheet.

2.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” means each of the following Company Contracts (in each case, other than any Company Employee Plan):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(ii) any Contract: (A) that is an employment or consulting Contract or other Contract relating to the performance of services by any Company Associate (other than Invention Assignment Agreements in the Company’s standard form thereof) other than Contracts that are terminable at will on 90 days or less notice without penalty to the Company; (B) pursuant to which the Company or any Acquired Corporation is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Company Associate in excess of $50,000; (C) pursuant to which any Acquired Corporation is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary) in excess of $50,000 to any Company Associate; or (D) that provides for indemnification by an Acquired Corporation for, or reimbursement by an Acquired Corporation of, any legal fees or expenses incurred by any Company Associate;

(iii) any Contract: (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business, or to compete with any Person in any line of business or in any location; or (B) containing exclusivity obligations or restrictions on the part of any Acquired Corporation or otherwise prohibiting or materially limiting the freedom or right of any Acquired Corporation to sell or otherwise provide, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, services, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;

(iv) any Contract: (A) relating to the lease, license, disposition or acquisition (directly or indirectly) by any Acquired Corporation of a material amount of tangible assets other than in the ordinary course of business consistent with past practice; (B) pursuant to which any Acquired

Corporation has acquired (and still has) or will acquire any material interest in any other Entity, other than the Company’s Subsidiaries, or any real property; or (C) for the acquisition or disposition of any business containing any continuing profit sharing arrangements or “earn-out” arrangements, material indemnification obligations or other contingent payment obligations;

(v) the Company Intellectual Property Agreements;

(vi) any Contract that relates to any material outsourcing arrangement or the formation, creation, operation, management or control of any: (A) joint venture; or (B) partnership, limited liability company, or similar Entity;

(vii) any Contract (including related documents, such as disclosure schedules) related to any acquisition by an Acquired Corporation of, or merger or consolidation of an Acquired Corporation with, any other Person since November 1, 2006 (including the acquisitions of Knights Technology and Sabio Labs);

(viii) any Contract, or series of related Contracts with a Person (or group of affiliated Persons), for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by one or more Acquired Corporations over the remaining term of such Contract of $100,000 or more or under which one or more Acquired Corporations made payments of $100,000 or more during the Acquired Corporations’ fiscal year 2011;

(ix) any Contract (other than Customer Contracts) with a Person who is not a Company Associate providing for the development of any material Intellectual Property by or for any Acquired Corporation;

(x) any material Channel Partner Contract;

(xi) any material Customer Contract that is not based on the Company’s standard form thereof;

(xii) any software license, services (including consulting services, maintenance and support services, and other professional services), or similar Contract with any of the 25 largest customers of the Acquired Corporations determined by revenues received from each customer by the Acquired Corporations on a consolidated basis during the Acquired Corporations’ fiscal year 2011;

(xiii) any Contract that contains any “most favored nation” or “most favored customer” or similar provision restricting the fees or prices that the Acquired Corporations may charge for the Company Products based on the fees or prices charged to any other third party;

(xiv) any Contract that allows the other party thereto to terminate without cause or for convenience (except for any Contract that would not reasonably be expected to result in payments to any one or more of the Acquired Corporations in excess of $100,000 over any consecutive 12-month period during the remaining term of such Contract if such Contract is not terminated without cause or for convenience);

(xv) any Contract that gives another Person any right to purchase or license an unlimited quantity of Company Products (or licenses to Company Products) for a fixed aggregate price or at no additional charge;

(xvi) any Contract that gives another Person the right to purchase or license the products or services of any parent company of, or successor to, the Company;

(xvii) any Contract (including any “take-or-pay” or keepwell agreement) under which: (A) any Person has directly or indirectly guaranteed any material liabilities or obligations of any Acquired Corporation; or (B) any Acquired Corporation has directly or indirectly guaranteed any material liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xviii) any Contract that has a term of more than 60 days and may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice such Acquired Corporation, and under which any Acquired Corporation has any material obligations outside the ordinary course of business;

(xix) any Contract under which the Merger or any of the other Contemplated Transactions would give rise to or expand any material obligations on the part of, any Acquired Corporation or any other Person, including any Contract that requires an Acquired Corporation, or any successor to or acquirer of an Acquired Corporation, to make any material payment or provide any material benefit to, or to forgo receiving any material benefit from, another Person as a result (in whole or in part) of, or directly or indirectly in connection with, a change in control of such Acquired Corporation (a “Change in Control Payment”) or gives another Person a right to receive, or elect to receive, a Change in Control Payment;

(xx) any Contract under which any Acquired Corporation grants or has granted a right of first refusal or right of first negotiation for an opportunity to discuss, negotiate or enter into a Contract that would constitute a Material Contract once effective;

(xxi) any Contract (other than Contracts evidencing Company Equity Awards): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any Acquired Corporation with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;

(xxii) any Contract relating to any Encumbrance (other than Permitted Encumbrances, Company Outbound Licenses, Channel Partner Contracts, Customer Contracts, and Nondisclosure Agreements) with respect to any material asset owned or used by any Acquired Corporation;

(xxiii) any Contract that contemplates or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(xxiv) any Contract that provides for indemnification of any officer, director or employee other than in the Company’s standard form (which has been made available);

(xxv) any Contract providing for material currency hedging by an Acquired Corporation;

(xxvi) any Contract to which any Governmental Body is a party and any subcontract between any Acquired Corporation and any Person that, to the Knowledge of the Company, is a contractor or subcontractor to any Governmental Body relating to such subcontract; and

(xxvii) any Contract, or series of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, have a Material Adverse Effect.

(b) Part 2.13(b) of the Disclosure Schedule contains an accurate and complete list of all Material Contracts as of the date of this Agreement (other than Company Intellectual Property Agreements). As of the date of this Agreement, accurate and complete copies of all Company Contracts that are Material Contracts (including all exhibits and schedules thereto) have been made available.

(c) Each Material Contract is valid and binding on each Acquired Corporation that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Acquired Corporation that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally. None of the Acquired Corporations has materially violated or materially breached, or committed any material default under, any Company Contract, and to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Material Contract. No event has occurred, and no circumstance or condition exists that, (with or without notice or lapse of time) (A) results in a material violation or material breach of any of the provisions of any Material Contract, (B) gives any Person the right to declare a default or exercise any remedy under any Material Contract, (C) gives any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) gives any Person the right to accelerate the maturity or performance of any Material Contract, or (E) gives any Person the right to cancel, terminate or modify any Material Contract. Since and including May 2, 2010, none of the Acquired Corporations has received any written notice or other material communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

2.14 Real Property.

(a) No Acquired Corporation owns any real property, nor, since and including May 2, 2009, has any Acquired Corporation owned any real property.

(b) Part 2.14(b) of the Disclosure Schedule contains an accurate and complete list of any real property currently leased by any Acquired Corporation or otherwise used or occupied by any Acquired Corporation (the property required to be identified in Part 2.14(b) of the Disclosure Schedule, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which any Acquired Corporation leases, uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant with respect to each Lease. The Company has made available accurate and complete copies of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Leased Real Property: (i) is in good operating condition and repair, and, to the Knowledge of the Company, is free from structural, physical and mechanical defects in all material respects; (ii) is maintained in a manner consistent with standards generally followed with respect to similar properties in all material respects; and (iii) is available for use in, and sufficient for the purposes and current demands of, the business and operations of the Acquired Corporations as currently conducted in all material respects. The Acquired Corporations have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Part 2.14(c) of the Disclosure Schedule contains an accurate and complete list of all of the existing Leases granting to any Person, other than the Acquired Corporations, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(d) Each of the Leases set forth in Part 2.14(b) of the Disclosure Schedule is in full force and effect and no Acquired Corporation is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by any Acquired Corporation or any other party thereto.

2.15 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Acquired Corporations (the “Tangible Assets”) are in good condition (ordinary wear and tear excepted), and the Acquired Corporations are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under contract to use, all Tangible Assets that are material to the Acquired Corporations, taken as a whole, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.16 Intellectual Property.

(a) Part 2.16(a) of the Disclosure Schedule contains an accurate and complete list of all Company Registered Intellectual Property Rights, including the jurisdiction in which each such Intellectual Property Right has been issued or registered, in which any application for such issuance and registration has been filed and the date on which each such Intellectual Property Right was issued or on which any application for such issuance and registration was filed.

(b) Part 2.16(b) of the Disclosure Schedule accurately identifies each Contract under which any Acquired Corporation uses or has the right to use any Company Intellectual Property that is not owned by an Acquired Corporation (other than: (i) any commercially available third-party Software that (A) is licensed to the Acquired Corporation solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Company Product, and (C) is not otherwise material to any Acquired Corporation; and (ii) licenses for Open Source Materials), in each case specifying the parties to the Contract (the “Company Inbound Licenses”). The Company has made available an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.16(b) of the Disclosure Schedule.

(c) Part 2.16(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Rights (other than Channel Partner Contracts, Customer Contracts, and Nondisclosure Agreements) (the “Company Outbound Licenses”). The Company has made available an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.16(c) of the Disclosure Schedule.

(d) The Company has made available an accurate and complete copy of each standard form of Customer Contract (including end user license agreements and services agreements), standard form of Channel Partner Contract, standard form of Nondisclosure Agreement, and standard form of Invention Assignment Agreement used by any Acquired Corporation at any time since and including November 1, 2006.

(e) Each Company Associate who is or was involved in any material respect in the creation or development of any Company Product or any Company Product Software has signed a valid and enforceable agreement containing: (i) an assignment of all Intellectual Property Rights in such Company Product or Company Product Software to one or more of the Acquired Corporations; and (ii) confidentiality provisions protecting the Company Trade Secrets. To the Knowledge of the Company, no current or former stockholder of any Acquired Corporation or Company Associate has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. Without limiting the foregoing, the Acquired Corporations have a policy requiring Company Associates who are or were involved in, or who have participated in or contributed to, the conception, development, creation or reduction to practice of any Intellectual Property for any Acquired Corporation, to execute an Invention Assignment Agreement in the Company’s standard form thereof that provides that an Acquired Corporation owns all Intellectual Property Rights therein and that protects the confidentiality of all Company Trade Secrets. To the Knowledge of the Company, the Acquired Corporations have enforced such policy without exception. To the Knowledge of the Company, no Company Associate: (A) is in violation of any term or covenant of any Contract with any other Person relating to confidentiality, disclosure, or assignment of Intellectual Property or Intellectual Property Rights (including any such Contract with an Acquired Corporation); or (B) has developed any Intellectual Property for any Acquired Corporation that is subject to any agreement or otherwise grant, to any other Person (i.e., any Person that is not an Acquired Corporation) any rights (including Intellectual Property Rights) in or to such Intellectual Property.

(f) The Acquired Corporations own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Encumbrances other than: (i) Permitted Encumbrances; and (ii) nonexclusive rights granted under any of the Company Outbound Licenses, Channel Partner Contracts, Customer Contracts, or Nondisclosure Agreements. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, all documents and instruments necessary to vest or perfect the rights of the Acquired Corporations in all material Company Intellectual Property Rights have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body;

(ii) no Acquired Corporation has (at any time since it became an Acquired Corporation) transferred ownership of, or agreed to transfer ownership of (pursuant to an option, a right of first or last refusal, or otherwise), any material Intellectual Property or material Intellectual Property Right to any Person that is not (as of the date of this Agreement) an Acquired Corporation;

(iii) to the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Body or of any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in material part, any Company Product or Company Product Software;

(iv) to the Knowledge of the Company, no Person (other than an Acquired Corporation) has, under the terms of any Company Contract, any ownership rights or interests in any improvements or derivative works of any Company Product or any Company Product Software;

(v) to the Knowledge of the Company, no third party that has licensed material Intellectual Property or material Intellectual Property Rights to any Acquired Corporation has any rights (including ownership or license rights) to improvements or derivative works of such Intellectual Property or Intellectual Property Rights that are made by any Acquired Corporation; and

(vi) to the Knowledge of the Company, the Acquired Corporations collectively own or otherwise have sufficient rights to use the Company Intellectual Property in the manner that the Acquired Corporations currently use such Company Intellectual Property.

(g) Each of the Acquired Corporations has taken reasonable steps to protect and preserve the confidentiality of the Company Trade Secrets. To the Knowledge of the Company, there have not been and there are no misappropriations or unauthorized uses or disclosures of any material Company Trade Secrets by any Person.

(h) To the Knowledge of the Company, no Person is materially infringing (directly, contributorily, by inducement, or otherwise), misappropriating, or otherwise violating, and since and including May 2, 2008, no Person has materially infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated, any Company Intellectual Property Rights. The Company has provided to Parent an accurate and complete copy of each letter or other written communication that has been sent or otherwise delivered since and including November 1, 2008 by or on behalf of any Acquired Corporation regarding any actual, alleged, or suspected misappropriations, violations or infringements of any Company Intellectual Property Rights. Part 2.16(h) of the Disclosure Schedule provides a brief description of the current status of the matter referred to in each such letter, communication, or correspondence.

(i) To the Knowledge of the Company: (i) no Acquired Corporation or Company Product has infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated, or is infringing (directly, contributorily, by inducement, or otherwise), misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person; and (ii) no Company Product infringes or violates the Intellectual Property Rights of, or contains any Intellectual Property misappropriated from, any other Person. Since and including November 1, 2008, no Acquired Corporation has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement (directly, contributorily, by inducement, or otherwise), misappropriation, or violation of any Intellectual Property Rights or Intellectual Property of another Person.

(j) No Acquired Corporation is obligated or otherwise has a duty (and since and including November 1, 2008 no Person has made or threatened in writing to make any claim or allegation that any Acquired Corporation has an obligation or duty) to defend, indemnify or hold harmless any other Person with respect to, or has assumed any Liability or is otherwise responsible for, any claim of infringement, misappropriation, or violation of Intellectual Property or Intellectual Property Rights, except for contractual obligations to defend, indemnify or hold harmless customers, distributors and resellers of any Acquired Corporation under Channel Partner Contracts and Customer Contracts.

(k) There is no pending suit, claim, action, investigation, or proceeding made, conducted or brought by any Person that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to (and no Acquired Corporation has been notified in writing of) any alleged infringement, misappropriation or other violation by any Acquired Corporation, or by any Company Product, of the Intellectual Property or Intellectual Property Rights of another Person.

(l) To the Knowledge of the Company, all material Company Intellectual Property Rights are valid, subsisting and enforceable (except that no representation or warranty is made regarding the validity or enforceability of any pending application for Company Registered Intellectual Property Rights). Without limiting the foregoing: (i) to the Knowledge of the Company, each item of material Company Registered Intellectual Property is and at all times has been in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of material Company Registered Intellectual Property Rights in full force and effect have been made or take by the applicable deadline; and (ii) no interference, opposition, reissue, reexamination, or other proceeding or claim is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, ownership, or enforceability of any Company Registered Intellectual Property Rights is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, no Acquired Corporation has engaged in any patent misuse, copyright misuse, or fraud or inequitable conduct in connection with the Company Intellectual Property Rights. To the Knowledge of the Company, there is no basis for any non-frivolous claim that any of the Company Intellectual Property Rights is invalid or unenforceable, and since and including November 1, 2006, no material Intellectual Property Rights that were previously owned, or purported to be owned by, or filed in the name of, any Acquired Corporation (at a time when it was an Acquired Corporation) have entered the public domain (other than as a result of patents expiring at the end of their statutory term). No Acquired Corporation is subject to any Order that restricts or impairs the right or ability of any Acquired Corporation to use or otherwise exploit any Company Intellectual Property.

(m) To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in, and would not reasonably be expected to result in: (i) any Acquired Corporation granting, assigning or transferring to any third party any rights to any Intellectual Property or Intellectual Property Rights; (ii) any right of termination or cancellation under, or a breach of, any material Company Intellectual Property Agreement; or (iii) the imposition of any Encumbrance on any Company Intellectual Property Rights or the loss of any rights of any Acquired Corporation in any material Company Intellectual Property.

(n) To the Knowledge of the Company, the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations. The Acquired Corporations maintain and are in material compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in material compliance with all applicable Legal Requirements. Neither any Acquired Corporation, nor any subcontractor or agent of any Acquired Corporation, since and including November 1, 2008, has failed, or has had a material problem or non-conformity identified in, any audit (whether internal or external) of the Company IT Systems. Since and including November 1, 2008, to the Knowledge of the Company, there have been no: (i) failures of computer services or other information technology assets that have caused disruptions that are material to the business of any Acquired Corporation; or (ii) material security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of any Acquired Corporation.

(o) The use and dissemination of any and all data and information concerning individuals by the Acquired Corporations is in compliance in all material respects with all applicable privacy policies and terms of use of the Acquired Corporations. The Contemplated Transactions will not violate any privacy policy or terms of use of the Acquired Corporations. Since and including November 1, 2008, no Acquired Corporation has: (i) suffered any material information security breach with respect to any data and information concerning any Company Associate or current or former customer; or (ii) notified any Company Associate or current or former customer or any law enforcement authority of any information security breach.

(p) Each Acquired Corporation that participates, or has participated, in any standards-setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization. No Acquired Corporation has any duty or obligation to license, or offer to license, any Company Intellectual Property Rights as a result of or in connection with the participation by any Acquired Corporation in any standards-setting or other industry organization.

(q) To the Knowledge of the Company, no Software that is or is part of any Company Product (“Company Product Software”) is subject to any “copyleft” or other obligation or condition that by its terms: (i) requires, as a condition on the right to use, modify or distribute such Company Product Software or otherwise, that any Company Product Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or that any Acquired Corporation grant to any other Person any rights or immunities under any Company Intellectual Property Right; or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of any Acquired Corporation to use, modify, or distribute any Company Product Software. To the Knowledge of the Company, each of the Acquired Corporations is in material compliance with the terms and conditions of all licenses for Open Source Materials used by the Acquired Corporations.

(r) To the Knowledge of the Company, no Company Product Software contains any unresolved “bug,” defect, or error that has been or should have been classified as being within the highest or second-highest severity level for purposes of the warranty or support services provided by any Acquired Corporation to any customer or any “bug,” defect, or error that has resulted in any material refund, credit or similar compensation being provided by any Acquired Corporation to any other Person.

(s) No source code of any Company Product Software has been licensed or disclosed to any Person (including any escrow agent) who is not a Company Associate. To the Knowledge of the Company: (i) no event has occurred or circumstance exists that has resulted in, or would reasonably be expected to result in, any such source code being delivered or released to any such Person; and (ii) no Person has claimed or demanded that any such source code held in escrow be delivered or released by the escrow agent.

(t) To the Knowledge of the Company, no Company Product Software and none of the information technology assets or systems used by any Acquired Corporation contains, and since and including November 1, 2008, no Acquired Corporation has suffered any material data loss, business interruption, or other harm as a result of, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit: (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data; or (iii) any other similar type of unauthorized activities.

(u) No Acquired Corporation is obligated to pay any royalties or similar fees to any Person upon the sale, distribution, use, performance or other disposition of any Company Product.

2.17 Tax Matters

(a) The Company has timely filed and will timely file (taking into account any extensions) with the appropriate Governmental Bodies all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) that are required to be filed by the Company prior to the Effective Time and all such Tax Returns are and will be correct and complete in all material respects. The Company has timely paid all material Taxes (including all material withholding Taxes) required to have been paid by the Company, whether or not shown on any Tax Return.

(b) No written claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. There are no security interests or other liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(c) No Tax Return of the Company is under audit or examination by any Taxing Authority, and no written (or, to the Knowledge of the Company, oral) notice of such an audit or examination has been received by the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection of any Taxes by any relevant Taxing Authority or the payment of any Tax by the Company. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending or on appeal from any Governmental Body.

(d) The unpaid Taxes of the Company did not, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the most recent audited financial statements of the Company as of the date of such financial statements. The Company has not incurred any Tax Liability since and including the date of the most recent audited financial statements of the Company other than a Tax Liability incurred in the ordinary course of business.

(e) The Company has made available to Parent: (i) complete and accurate copies of all U.S. federal income Tax Returns filed by the Company on or prior to the date of this Agreement for all Tax periods beginning on or after January 1, 2008; (ii) all material correspondence to or from any Taxing Authority during the three-year period ending on the date of this Agreement; and (iii) all rulings from, or Contracts with, any Taxing Authority that require the Company to take, or refrain from taking, any action after the Closing Date or that could affect any amount of Tax payable by the Company after the Closing Date. There are no material Tax sharing, allocation or indemnification agreements to which the Company is a party or by which the Company is otherwise bound.

(f) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar provision of Legal Requirements to which the Company may be subject, other than such group of which the Company is currently a member. The Company does not have any Liability for the Taxes of any Person: (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law, including any arrangement for group or consortium relief or any similar arrangement), other than with respect to Taxes of other members of the affiliated, consolidated, unitary or similar group of which the Company is currently a member; (ii) as a transferee or successor; (iii) by Contract; or (iv) otherwise. No election has been made by any Person under Treasury Regulations Section 1.1502-36 that resulted in (or could result in) the reduction of any Tax attributes of the Company.

(g) Within the past two years, the Company has neither been a “distributing corporation” nor a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five year period preceding the date of this Agreement.

(h) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), including any transaction that is substantially similar to one of the types of transactions that the IRS has identified by notice, Treasury Regulation or other form of published guidance as a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(j) For all purposes of this Section 2.17, all references to “the Company” in this Section 2.17 shall be deemed to be references to the Company and all of its Subsidiaries.

2.18 Employment Matters.

(a) Part 2.18(a) of the Disclosure Schedule designates each such Company Associate whose services are performed exclusively or primarily in the United States (a “U.S. Employee”) and each such Company Associate whose services are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Corporations at will, and the employment of each of the Non-U.S. Employees is terminable either at will or at the expiration of a standard notice period contained in a written Contract that has been disclosed in writing to the Parent in Part 2.18(a) of the Disclosure Schedule, or under such other circumstances as required by the Legal Requirements of the applicable jurisdiction.

(b) As of the date of this Agreement, no executive officer has provided notice of termination of employment or, to the Knowledge of the Company, expressed his or her intention to terminate employment with any Acquired Corporation.

(c) To the Knowledge of the Company, no Person has claimed that any employee of any Acquired Corporation or any Affiliate of any Acquired Corporation: (i) is in material violation of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has unlawfully disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has unlawfully interfered in the employment relationship between such Person and any of its present or former employees, in each case except as would not have a Material Adverse Effect. To the Knowledge of the Company, no employee of any Acquired Corporation or other Person or any of their Affiliates has used any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any Company Product.

(d) No Acquired Corporation has had any plant closings, mass layoffs or other terminations of employees that would create any obligations upon or Liabilities for any Acquired Corporation, Parent or any of Parent’s Affiliates under the Worker Adjustment and Retraining Notification Act or similar laws. No Acquired Corporation has any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to the Effective Time, any Non-U.S. Employee, Governmental Body or any other Person with respect to the impact of the Contemplated Transactions on the employment of the Company Associates or the compensation or benefits provided to the Company Associates. No Acquired Corporation is a party to any Contract or arrangement or is subject to any requirement that restricts any Acquired Corporation from relocating, consolidating, merging or closing, in any material respect, any material portion of the business of any Acquired Corporation, subject to applicable Legal Requirements.

2.19 Company Employee Plans.

(a) Part 2.19(a) of the Disclosure Schedule sets forth an accurate and complete list of each Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each: (i) “employee benefit plan” subject to ERISA; and (ii) other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to by any Acquired Corporation or any ERISA Affiliate for the benefit of or relating to any current or former employee or director of any Acquired Corporation (other than workers’ compensation, unemployment compensation and other government programs), or with respect to which any Acquired Corporation has any current Liability. With respect to each Company Employee Plan, other than a

Company Employee Plan that is maintained in any non-U.S. jurisdiction primarily for the benefit of persons substantially all of whom are Non-U.S. Employees (the “International Employee Plans”), the Company has made available accurate and complete copies of each of the following (in each case, to the extent applicable): (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan description (if any), and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any material funding arrangements; and (E) any material notices to or from the IRS or any office or representative of the DOL or any similar Governmental Body relating to any material compliance issues in respect of any such Company Employee Plan. With respect to each International Employee Plan, the Company has made available accurate and complete copies of each of the following (in each case, to the extent applicable): (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Body with respect to such plan; (2) the current plan documents or a written description of the terms of any International Employee Plan that is not in writing; and (3) the most recent document (if any) comparable to the determination letter reference under clause (B) above issued by a Governmental Body relating to the satisfaction of Legal Requirements necessary to obtain the most favorable Tax treatment.

(b) Neither any Acquired Corporation nor any ERISA Affiliate or, to the Knowledge of the Company, any Company Associate, former employee or Representative of any Acquired Corporation or any ERISA Affiliate, has made any binding oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan and which would materially increase the costs of such plan.

(c) Neither any Acquired Corporation nor any ERISA Affiliate has in the past six years sponsored or maintained: (i) a “defined benefit plan” (as defined in Section 414 of the Code) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) any other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Neither any Acquired Corporation nor any ERISA Affiliate has any unsatisfied Liability under Title IV of ERISA.

(d) Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Body.

(e) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code.

(f) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan (in each case, in their capacity as such), other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g) Neither any Acquired Corporation nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to any Acquired Corporation or any Company Employee Plan or for which any Acquired Corporation has any indemnification obligation.

(h) No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than: (i) pursuant to Section 4980B of the Code or any similar Legal Requirement; (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code; (iii) disability benefits that have been fully provided for by insurance under a Company Employee Plan that constitutes an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA; or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Part 2.19(a) of the Disclosure Schedule.

(i) Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(j) Except as would not be material, with respect to each International Employee Plan that is a defined benefit pension plan or that provides benefits pursuant to a formula, and that requires benefits to be funded (before benefit obligations are actually due to participants) based on actuarial principles, either: (i) the fair market value of the assets held for the purpose of such International Employee Plan equals or exceeds the projected benefit obligations under such plan; or (ii) any funding shortfall is recognized as a book reserve (or has otherwise been properly reflected on the Company’s consolidated financial statements), based on reasonable GAAP or generally accepted country-specific actuarial assumptions and methodologies.

(k) Except as otherwise contemplated by this Agreement, and except (in each case) for any payment, benefit, increase or acceleration of less than $100,000, neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions (alone or in combination with any other event that would not, in and of itself, trigger such consequence(s)) will: (i) result in any payment or benefit becoming due or payable, or required to be provided by any Acquired Corporation, to any Company Associate or former employee of any Acquired Corporation; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided by any Acquired Corporation to any such Company Associate or former employee of the Company; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any Acquired Corporation as a result of the imposition of the excise Taxes required by section 4999 of the Code or any Taxes required by section 409A of the Code.

(l) All contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for in all material respects.

(m) Except as required by applicable Legal Requirements or the terms of any Company Employee Plans as in effect on the date hereof, no Acquired Corporation has any binding plan or commitment to amend or establish any new Company Employee Plan or to increase any benefits under any Company Employee Plan.

(n) No material deduction for federal income Tax purposes is expected by the Company to be disallowed for remuneration paid by any Acquired Corporation by reason of Section 162(m) of the Code with respect to 2011 or any of the four preceding taxable years.

(o) No Company Employee Plan subject to ERISA is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(p) No asset of any Acquired Corporation is subject to any Encumbrance under ERISA or the Code.

(q) Except as would not be material: (i) no independent contractor is eligible to participate in any Company Employee Plan subject to ERISA; and (ii) no Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for as employees of such Acquired Corporation.

2.20 Labor Matters.

(a) (i) No Acquired Corporation is a party to any collective bargaining agreement, labor union contract, trade union or works council agreement (each, a “Collective Bargaining Agreement”); (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of any Acquired Corporation; (iii) no Collective Bargaining Agreement is being negotiated by any Acquired Corporation; and (iv) since and including May 2, 2010, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Acquired Corporation nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that would materially interfere with the respective business activities of any Acquired Corporation.

(b) To the Knowledge of the Company, each Acquired Corporation has complied with applicable Legal Requirements with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance as is not and would not, individually or in the aggregate, be material.

(c) To the Knowledge of the Company, each Acquired Corporation has withheld all amounts required by applicable Legal Requirements to be withheld from the wages, salaries, and other payments to Company Associates or former employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. No Acquired Corporation is liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits for Non-U.S. Employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

2.21 Governmental Authorizations. Each Acquired Corporation is and, since and including May 2, 2006, has been, in compliance in all material respects with the terms of each Governmental Authorization held by such Acquired Corporation or otherwise affecting, or relating to, any asset owned or used by such Acquired Corporation or required to conduct its business, except for such failures to be in compliance that would not have, individually or in the aggregate, a Material Adverse Effect, and each such Governmental Authorization is valid and in full force and effect. None of the Acquired Corporations has received any written communication from any Governmental Body regarding (a) a material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any such Governmental Authorization; or (b) any suspension, revocation, withdrawal or cancellation of any such Governmental Authorization, in whole or in part. No Governmental Authorization will be terminated or impaired or become terminable as a result of the Contemplated Transactions except for such Governmental Authorizations the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. Part 2.21 of the Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.21 of the Disclosure Schedule in all material respects. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.21 of the Disclosure Schedule.

2.22 Compliance with Legal Requirements.

(a) Each Acquired Corporation is and, since and including May 2, 2006, has been, in compliance in all material respects with all Legal Requirements applicable to such Acquired Corporation, except for such failures to be in compliance that would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no Acquired Corporation is under investigation with respect to any material violation of any applicable Legal Requirement or has received any notice or other communication from any Governmental Body regarding a possible material violation of or failure to comply with any Legal Requirement.

(b) No Acquired Corporation, and no director or executive officer of any Acquired Corporation, has and, to the Knowledge of the Company, no other officer, agent or employee of any Acquired Corporation, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute; (iv) conveyed anything of value to a sales representative or any other Person with knowledge or reason to believe that the recipient will use, directly or indirectly, all or part of such thing of value to make an improper payment; or (v)  made or agreed to make any other unlawful payment.

2.23 Environmental Matters.

(a) The Acquired Corporations are and have been, since and including May 2, 2009, in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Governmental Authorizations required under applicable Environmental Laws for the operation of the business of the Acquired Corporations as presently conducted. The Company has made available copies of all internal and external environmental audits and studies in its possession or control relating to each Acquired Corporation and all correspondence on substantial environmental matters relating to each Acquired Corporation.

(b) No Acquired Corporation has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Laws, at any property that any Acquired Corporation has at any time owned, operated, occupied or leased.

(c) No Acquired Corporation has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.

(d) As of the date of this Agreement, no Acquired Corporation is a party to or is the subject of any pending, or to the Knowledge of the Company, threatened Legal Proceeding alleging any material Liability or responsibility under or material noncompliance with any Environmental Law or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. No Acquired Corporation is subject to any Order or agreement by or with any Governmental Body or third party imposing any material liability or obligation with respect to any of the foregoing.

2.24 Export Compliance. The Acquired Corporations have at all times been in compliance in all material respects with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and other U.S. economic sanctions, Legal Requirements and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (a) the export or transfer of commodities, Software, technical data and technology, from the United States to any other country; (b) the re-export or transfer of commodities, Software, technical data and technology from any country outside the United States to any other country outside the United States; (c) the release of Software, technology or technical data to any non-U.S. national within or outside the United States; (d) the importation into the United States of any products, merchandise, technology or Software; (e) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (f) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States. Without limiting the foregoing: (i) there are no pending or, to the Knowledge of the Company, threatened material claims against any Acquired Corporation with respect to such Acquired Corporation’s import, export or re-export transactions; and (ii) there are no actions, conditions or circumstances pertaining to the Acquired Corporations’ import, export or re-export transactions that would reasonably be expected to give rise to any future material claims against any of the Acquired Corporations (including investigations of or voluntary disclosures by any Acquired Corporation).

2.25 Litigation. There is no Legal Proceeding pending and, to the Knowledge of the Company, no Legal Proceeding has been threatened against any Acquired Corporation or that affects any of the assets of any Acquired Corporation that: (a) if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; or (b) challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any other Contemplated Transaction. No Acquired Corporation, and no asset of any Acquired Corporation, is subject to any settlement agreement or Order that would, individually or in the aggregate, have a Material Adverse Effect. To the Company’s Knowledge, no officer or key employee of any Acquired Corporation is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Corporation.

2.26 Insurance. The Company has made available complete copies of, all material policies of insurance and self-insurance relating to any Acquired Corporation or any Acquired Corporation’s employees or directors or assets (including fidelity bonds and other similar instruments). All such insurance policies are in full force and effect, no notice of cancellation has been received, and, to the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. As of the date hereof, there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and, to the Knowledge of the Company, there has been no written notice threatening termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies. Part 2.26 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Company’s current directors’ and officers’ liability insurance.

2.27 Related Party Transactions. Except for indemnification, compensation and employment arrangements between an Acquired Corporation, on the one hand, and any director or officer thereof, on the other hand, there are (and since and including May 2, 2011 there have been) no transactions, agreements, arrangements or understandings between any Acquired Corporation, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in any report of the Company on Form 10-K or in any proxy statement pertaining to an annual meeting of stockholders.

2.28 Brokers. Except for Qatalyst Partners LP, whose fees and expenses will be paid by the Company, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Acquired Corporation and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission or reimbursement of expenses in connection with any of the Contemplated Transactions. The Company has made available accurate and complete copies of all Contracts under which any such fees, commissions, expenses or other similar amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst Partners LP.

2.29 Opinion of Financial Advisor. The board of directors of the Company has received a written opinion (or an oral opinion to be confirmed in writing) from Qatalyst Partners LP, financial advisor to the Company, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares (other than Parent or any Affiliate of Parent, if applicable) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. An accurate and complete copy of such opinion has been (or within 24 hours after delivery to the Company will be) delivered to Parent. The Company has received the consent of Qatalyst Partners LP to include such opinion in the Proxy Statement.

2.30 State Anti-Takeover Statutes. Subject to the accuracy of the representations set forth in Section 3.7, the board of directors of the Company has taken all necessary action so that any restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Legal Requirements are not applicable to Parent or Merger Sub, are not applicable to this Agreement or any Support Agreement and are not applicable to any of the Contemplated Transactions. No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or would reasonably be expected to apply to the Merger or any of the other Contemplated Transactions or to any of the Support Agreements or the performance thereof.

2.31 Proxy Statement. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. The Proxy Statement will not contain or incorporate by reference any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.32 Receivables. All existing accounts receivable of the Acquired Corporations (including those accounts receivable that have arisen since and including May 2, 2011 and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

2.33 Customers. Neither the Company nor any other Acquired Corporation has any outstanding material dispute concerning its services or products with any customer who, in the 12-month period ended July 31, 2011 was one of the 25 largest sources of revenue for the Company, based on amounts paid or payable during such period (each, a “Significant Customer”). Each Significant Customer is listed in Part 2.33 of the Disclosure Schedule. As of the date of this Agreement, neither the Company nor any other Acquired Corporation has received any written notice from any Significant Customer that such customer intends to cease being a customer of any Acquired Corporation (or Parent) after the Closing or that any such customer intends to terminate or materially modify any existing Contract with any Acquired Corporation (or Parent) in a manner adverse to the Company or materially reduce the amount paid to any Acquired Corporation pursuant to such Contract.

2.34 Suppliers. Neither the Company nor any other Acquired Corporation has any outstanding material dispute concerning goods or services provided by any supplier who, in the 12-month period ended July 31, 2011 was one of the 10 largest suppliers of goods or services to the Company, based on amounts paid or payable during such period (each, a “Significant Supplier”). Each Significant Supplier is listed in Part 2.34 of the Disclosure Schedule. As of the date of this Agreement, neither the Company nor any other Acquired Corporation has received any written notice of termination or interruption of any existing Contract with any Significant Supplier.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Valid Existence. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware.

3.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to adoption of this Agreement by Parent as sole stockholder of Merger Sub (which shall occur promptly following the execution of this Agreement), to consummate the Contemplated Transactions. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub subject to adoption of this Agreement by Parent as sole stockholder of Merger Sub (which shall occur promptly following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

3.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Merger Sub of the Merger do not and will not violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub.

3.4 Governmental Authorizations. No Governmental Authorization is required to be obtained before the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Merger, except: (a) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; and (b) any Governmental Authorization required under or in connection with compliance with the HSR Act and any applicable foreign antitrust, competition or merger control laws or other Legal Requirements.

3.5 Disclosure. The information supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement by Parent or Merger Sub in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

3.6 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

3.7 Stock Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) 5% or more of the outstanding shares of Company Common Stock. Neither Parent, Merger Sub, nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

3.8 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any Legal Proceeding that would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

3.9 Financing. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and to pay all other amounts required to be paid by Parent in connection with the Merger.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation

(a) During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) instruct the independent public accountants for the Acquired Corporations to provide reasonable access to their work papers with respect to the Acquired Corporations. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements following the Closing. Without limiting the generality of any of the foregoing, but subject to applicable U.S. and foreign antitrust and competition laws, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and any other reports or information as may be reasonably requested by Parent;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and

(iv) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b) Notwithstanding Section 4.1(a), the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege, result in access to competitively sensitive information of the Acquired Corporations or contravene any Legal Requirement or Contract entered into prior to the date of this Agreement; provided, however, that the Company shall: (i) provide notice to Parent that it is denying access or withholding disclosure of certain specified information in reliance on this Section 4.1(b), identifying the nature of such information and the reason for such action; and (ii) use its commercially reasonable efforts to implement requisite procedures and obtain contractual waivers and consents to enable the provision of such access and disclosure without such contraventions, including the use of the procedures contemplated by the Other Confidentiality Agreements.

(c) Each of Parent, Merger Sub and the Company shall, and shall cause their respective Representatives to, hold all documents and information furnished to it in connection with the Contemplated Transactions pursuant to the terms of the Confidentiality Agreement and the Other Confidentiality Agreements.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except: (i) as contemplated by this Agreement; (ii) as consented to in writing by Parent; or (iii) as described in Part 4.2(a) of the Disclosure Schedule, the Company shall (A) ensure that each of the Acquired Corporations conducts its business and operations (1) in all material respects in the ordinary course and consistent with past practice and (2) in compliance with all applicable Legal Requirements and with the requirements of all Company Contracts that constitute Material Contracts, (B) use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact in all material respects its current business organization, keeps available the services of its current officers and other key employees and maintains in all material respects its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Acquired Corporations, (C) use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.26 (other than any such policies that are immediately replaced with substantially similar policies), (D) cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of, (x) any transfer or disclosure by any Acquired Corporation of any source code for any Company Product Software or (y) a release from any escrow of any source code for any Company Product Software that has been deposited or is required to be deposited in escrow under the terms of such Company Contract, and (E) promptly notify Parent in writing of (I) any written notice or other material communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions and (II) any Legal Proceeding, to the Knowledge of the Company, commenced, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the Merger or any of the other Contemplated Transactions.

(b) Without limiting the generality of the foregoing, except as provided or permitted herein or set forth in Part 4.2(a) or Part 4.2(b) of the Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent) permit any of the other Acquired Corporations to:

(i) amend its certificate of incorporation or bylaws or comparable organizational documents or create any new Subsidiaries;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any security of any Acquired Corporation, except for the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement in accordance with the terms thereof;

(iii) directly or indirectly acquire, repurchase or redeem any security of any Acquired Corporation, except in connection with exercise price settlements upon the exercise or vesting of Company Equity Awards and Tax withholdings in connection with any Company Equity Award;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock; or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Corporation, except for the Contemplated Transactions;

(vi) (A) incur, create, or assume any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Acquired Corporation or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company, and (3) the issuance of credit to new customers for the purchase of products or services of the Acquired Corporations in the ordinary course of business and consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for expense advances in the ordinary course of business consistent with past practice to Company Associates; or (D) mortgage or pledge any asset owned or used by any Acquired Corporation, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances);

(vii) except as may be required by applicable Legal Requirements or the terms of any Company Employee Plan as in effect on the date of this Agreement or pursuant to Section 5.4(a): (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or key employee in any manner; (B) increase the compensation payable or to become payable to any director, officer or key employee, or pay or agree to pay any special bonus or special remuneration to any director, officer or key employee, except in the ordinary course of business consistent with past practice with respect to any key employee who is not a director or executive officer, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice; (C) hire any employee with an annual base salary in excess of $50,000 or at the level of Vice President or above; (D) grant or pay any severance or termination pay to (or materially amend any such existing arrangement with) any current or former director, officer, employee or independent contractor of any Acquired Corporation; (E) increase benefits payable under any existing severance or termination pay policies or employment agreements for directors or officers; (F) amend, modify or terminate any existing Company Employee Plan in any manner that would increase the Liability of any Acquired Corporation; or (G) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Employee Plan to the extent not contemplated by the terms of this Agreement or such Company Employee Plan as in effect on the date of this Agreement;

(viii) commence any Legal Proceeding (other than against Parent or Merger Sub) or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding: (A) in the ordinary course of business consistent with past practice; (B) solely for money damages not in excess of $500,000 in the aggregate; and (C) as would not be reasonably likely to have any adverse impact on any other Legal Proceeding;

(ix) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x) except as may be required as a result of a change in applicable Legal Requirements, (A) make or change any material Tax election; (B) settle or compromise any material federal, state, local or foreign income Tax liability; (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; (D) change any annual Tax accounting period or method of Tax accounting; (E) file any materially amended Tax Return; (F) prepare any Tax Return in a manner materially inconsistent with past practices; (G) enter into any closing agreement with respect to any Tax; (H) surrender any right to claim a material Tax refund; or (I) request any material ruling with respect to Taxes;

(xi) (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any material equity interest therein; (B) sell or otherwise dispose of, or lease or license, any properties or assets of any Acquired Corporation (other than the nonexclusive licenses granted in the ordinary course of business and consistent with past practices, it being understood that patent licenses are not granted in the ordinary course of business) to any other Person having a current value in excess of $500,000 in the aggregate, other than dispositions of obsolete or worthless assets or properties; or (C) waive or relinquish any material right;

(xii) make any capital expenditures in excess of the amount set forth in the capital expenditures budget set forth in Part 4.2(b)(xii) of the Disclosure Schedule;

(xiii) other than in the ordinary course of business, enter into (or permit any assets owned, leased or licensed by any Acquired Corporation to become bound by), or amend in any material respect, or terminate prior to the expiration of the existing term, any Material Contract, or any other Contract that would have been a Material Contract had it not been amended or early terminated;

(xiv) enter into any material transaction with any of its Affiliates (other than an Acquired Corporation) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 4.2(b);

(xv) abandon or permit to lapse any right to any material patent or patent application; or

(xvi) agree or commit to take any of the actions described in clauses “(i)” through “(xv)” of this Section 4.2(b).

Parent acknowledges and agrees that: (A) this Section 4.2(b) shall not give Parent the right, directly or indirectly, to control or direct the operations of the Company prior to Closing to the extent prohibited by applicable Legal Requirements under antitrust, competition or merger control law, and (B) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the Company’s operations.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect; provided, that, for purposes of this Section 4.2(c), the Company shall only have the obligation to notify Parent in writing of such event, condition, fact or circumstance once it has Knowledge thereof. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent under this Agreement.

(d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely; provided, that, for purposes of this Section 4.2(d), Parent shall only have the obligation to notify the Company in writing of such event, condition, fact or circumstance once it has Knowledge thereof. No notification given to the Company pursuant to this Section 4.2(d) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or any of the remedies available to the Company under this Agreement.

4.3 No Solicitation.

(a) The Company shall not (and shall not resolve or publicly propose to) directly or indirectly, and the Company shall ensure that the other Acquired Corporations and each Person who is an officer or director of any of the Acquired Corporations do not (and do not resolve or publicly propose to) (and the Company shall use its reasonable best efforts to ensure that each other Representative of any Acquired Corporation does not, and does not resolve publicly or propose to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly assist, or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) none of the Acquired Corporations shall have breached (and no Representative shall have taken action that would have been a breach had such action been taken by the Company) any of the provisions set forth in this Section 4.3 or Section 5.2 in a manner that resulted in the submission of such Acquisition Proposal; (ii) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be likely to result in a Superior Offer; (iii) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) receives from such Person, and delivers to

Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations and other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (except that such confidentiality agreement need not contain the “standstill” provision set forth in paragraph 9 of the Confidentiality Agreement); and (v) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished or made available by the Company to Parent).

(c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry): (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof); and (ii) provide Parent with copies of all documents and written communications, and, with respect to material oral communications, a written summary of such communications, received by any Acquired Corporation or any Representative of any Acquired Corporation setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status and material terms and conditions of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt) provide Parent with copies of any material correspondence and material written communications, and, with respect to material oral correspondence or communications, a written summary of such correspondence or communications, between: (A) on the one hand, any Acquired Corporation or any Representative of any Acquired Corporation; and (B) on the other hand, the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry or any Representative of such Person.

(d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights; and (ii) will use its best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent.

(f) Promptly, but in any event no later than 24 hours after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.

(g) The Company acknowledges and agrees that any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any Representative of any of the Acquired Corporations that, if taken by the Company would have been a breach of this Section 4.3 or Section 5.2, shall be deemed to constitute a breach of such provision by the Company.

4.4 Source Code Audit.

(a) During the Pre-Closing Period, the Company shall permit Parent to have Black Duck, Palamida or another third party mutually agreed by the Company and Parent, as selected by Parent (the “Auditor”), conduct a scan, audit and analysis of the source code for the Company Product Software (to be designated by Parent) (the “Designated Software”), at Parent’s expense, for the purpose of identifying Open Source Materials and Proprietary Third-Party Code (as defined below) included in the source code for such Designated Software (the “Source Code Audit”). “Proprietary Third-Party Code” means any proprietary third-party source code other than that of Parent or any of its controlled Affiliates.

(b) The Company shall execute any estimator software provided by the Auditor and provide the results thereof, and any other information requested by the Auditor as part of its customary practices (but excluding, for avoidance of doubt, any Company Product Software source code), to the Auditor in order for the Auditor to provide an estimate of the charges and schedule for the Source Code Audit to Parent, and (after the Auditor has been selected and retained by Parent) shall make the source code for the Designated Software available to the Auditor in order for the Auditor to perform the Source Code Audit, under a Nondisclosure Agreement between the Company and the Auditor that is reasonably acceptable in form and substance to the Company, Parent and the Auditor (the “Auditor NDA”). If requested to do so by Parent, the Company shall execute an Auditor NDA with, and provide the results and information described above for a cost and schedule estimate to, two potential Auditors so that Parent may obtain two estimates before selecting the Auditor.

(c) The “Audit Period Start Date” means the last date upon which the Company has: (i) executed any estimator software provided by the Auditor; (ii) uploaded (or otherwise provided to the Auditor, in the manner instructed by the Auditor) all associated source code for the Designated Software for scanning and analysis by the Auditor; and (iii) executed the Auditor NDA.

(d) The “Source Code Audit Period” means the period commencing on the Audit Period Start Date and ending 30 days thereafter, unless the Auditor estimates that it will take more than 30 days after the Audit Period Start Date to deliver all of the Reports (as defined below) to Company at its standard or discounted rates (i.e., without charging higher rates or additional fees in order to complete the project on an expedited basis), in which case the Source Code Audit Period shall end the number of days after the Audit Period Start Date equal to the period of time estimated by the Auditor, but in no event more than 45 days after the Audit Period Start Date.

(e) Parent shall instruct the Auditor to complete the Source Code Audit as expeditiously as possible, and in any event within the Source Code Audit Period.

(f) If, before the end of the Source Code Audit Period, the Auditor notifies Parent or Company that the Auditor cannot deliver all of the Reports to Company within the Source Code Audit Period (or would need to charge additional fees in order to deliver all of the Reports to Company within the Source Code Audit Period), then the Source Code Audit Period will be extended by up to 15 days in order to allow the Auditor to deliver all of the Reports to Company. The Source Code Audit Period may be extended only once pursuant to this Section 4.4(f), but in no event will the Source Code Audit Period exceed 45 days.

(g) The Auditor NDA shall provide that:

(i) None of the Company Product Software source code will be provided to Parent;

(ii) The Source Code Audit will not include any identification or analysis of any source code of Parent or any of its controlled Affiliates (“Parent Code”);

(iii) The Auditor will be allowed and required to provide the results of its scan, and its analysis of those results (collectively, the “Reports”), to Parent, but only after the Company has first been provided with an opportunity to review such Reports and has confirmed to the Auditor in writing that such Reports include no source code of any Company Product Software and no identification, results or analysis with respect to any Parent Code, which confirmation the Company will perform promptly and reasonably;

(iv) Upon the completion of the Source Code Audit (including the delivery of all Reports to Parent), all of the Company Product Software source code provided to the Auditor will be returned to the Company; and

(v) If the Auditor has not delivered all of the Reports to Company by the end of the Source Code Audit Period (as it may extended pursuant to Section 4.4(f)), the Source Code Audit shall end, all of the Company Product Software source code provided to the Auditor will be returned to the Company, any Reports previously delivered to the Company will be provided to Parent (after review and confirmation by the Company as set forth above), and no further information or Reports will be provided by the Auditor with respect to the Source Code Audit to any party.

(h) The Company shall reasonably and promptly cooperate with Parent in identifying the applicable licenses for any Open Source Materials and Proprietary Third-Party Code found in the Company Product Software as a result of the Source Code Audit, and in otherwise responding to questions regarding the Source Code Audit or the Reports.

(i) If the results of the Source Code Audit indicate that any of the representations and warranties made by the Company in Section 2.16 is inaccurate in any material respect, then (without limiting any other rights or remedies Parent may have as a result of such inaccuracy) upon the written request of Parent to eliminate any such specified inaccuracy, and solely to the extent that any such request is made within 40 days after Parent’s receipt of the Reports from the Auditor, the Company shall use commercially reasonable efforts to eliminate such inaccuracy prior to Closing (which may include removing, replacing, or modifying the Open Source Materials or Proprietary Third-Party Code in question or obtaining sufficient license rights).

(j) The parties acknowledge and agree that the period of time upon which the initial Source Code Audit Period is based and the 40 day request deadline in Section 4.4(i) each are based on an assumption that the Designated Software will contain no more than 15 million lines of code, and that the 40 day request deadline in Section 4.4(i) is also based on the assumption that the Company will reasonably and promptly cooperate with Parent in identifying the applicable licenses for any Open Source Materials and Proprietary Third-Party Code found in the Company Product Software as a result of the Source Code Audit and in otherwise responding to questions regarding the Source Code Audit or the Reports. If the Designated Software contains more than 15 million lines of code, Parent and Company will negotiate in good faith reasonable extensions of such time periods commensurate with the larger code base. If the Company does not reasonably and promptly cooperate with Parent as described above, then the 40 day request deadline will be extended, on a day-by-day basis, for each day of delay caused by Company’s failure to provide such cooperation.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement. As promptly as practicable (but no later than 15 business days after the date of this Agreement, unless otherwise mutually agreed by the parties), the Company shall prepare and cause to be filed with the SEC a preliminary Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. Parent and the Company shall reasonably cooperate with each other in connection with the preparation of the Proxy Statement. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements, and shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.29. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of: (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (ii) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company. Parent shall furnish the Company with the information concerning it and its Affiliates as may be required to be disclosed in the Proxy Statement under the Exchange Act, and any amendment or supplement thereto.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders (which, if reasonably practicable, shall be held within 40 days following the commencement of the mailing of the Proxy Statement to the Company’s stockholders) (such date, the “Meeting Date”). The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company: (i) has determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has approved this Agreement; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the board of directors of the Company that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation”).

(c) Neither the board of directors of the Company nor any committee thereof shall: (i) except as provided in Section 5.2(d), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause (iv)(B) of Section 4.3(b); (iv) fail to announce publicly within 10 business days after a tender offer or exchange offer relating to the capital stock of the Company shall have been commenced, that the board of directors of the Company recommends rejection of such tender offer or exchange offer and reaffirming the Company Board Recommendation; (v) fail to issue, within 10 business days after an Acquisition Proposal is publicly announced, a press release reaffirming the Company Board Recommendation; or (vi) resolve, agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in clause (i) of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the board of directors of the Company may withdraw or modify the Company Board Recommendation:

(i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of any of the provisions of Section 4.3 or Section 5.2; (C) the Company provides Parent written notice of any meeting of the board of directors of the Company at which such board of directors will consider and determine whether such

Acquisition Proposal is a Superior Offer (with such written notice provided to Parent contemporaneously with the notice provided to the board of directors of the Company, and with such written notice to Parent (1) specifying the date and time of such meeting, (2) specifying the reasons for holding such meeting, (3) including a copy of any draft Contract relating to such Acquisition Proposal, and (4) disclosing the identity of the Person making such Acquisition Proposal); (D) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (F) no less than four business days prior to withdrawing or modifying the Company Board Recommendation, the board of directors of the Company delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of any of the provisions of Section 4.3 or Section 5.2, (2) stating that the board of directors of the Company intends to withdraw or modify the Company Board Recommendation as a result of such Superior Offer and describing any intended modification of the Company Board Recommendation, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other material documents and material written communications (and written summaries of all material oral communications) relating to such Superior Offer (between: (i) on the one hand, any Acquired Corporation or any Representative of any Acquired Corporation; and (ii) on the other hand, the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry or any Representative of such Person) not previously provided to Parent; (G) throughout the period between the delivery of such Recommendation Change Notice and any withdrawal or modification of the Company Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that such Acquisition Proposal would no longer constitute a Superior Offer; and (H) at the time of withdrawing or modifying the Company Board Recommendation, the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and of the Company’s outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to withdraw or modify the Company Board Recommendation would result in a breach of the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Delaware law in light of such Superior Offer (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (G) above or otherwise); or

(ii) if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Acquired Corporations that does not relate to any Acquisition Proposal and that leads the board of directors of the Company to consider withdrawing or modifying the Company Board Recommendation (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company provides Parent written notice of any meeting of the board of directors of the Company at which such board of directors will consider and determine whether such Change in Circumstances require the board of directors of the Company to withdraw or modify the Company Board Recommendation, with such written notice provided to Parent contemporaneously with the notice provided to the board of directors of the Company, and with such notice to Parent specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (D) no less than four business days prior to withdrawing or modifying the Company Board Recommendation, the board of directors of the Company delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in

Circumstances and describing any intended modification of the Company Board Recommendation, and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification of the Company Board Recommendation would be legally required as a result of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would result in a breach of the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Delaware law (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (E) above or otherwise).

For purposes of clause (i) of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to clause (i)(F) of the first sentence of this Section 5.2(d) shall be three business days rather than four business days. Except as may be required by applicable Legal Requirements, the Company agrees to keep confidential, and not to disclose to the public or to any Person (other than its Representatives who agree to keep such information confidential), any and all information regarding any negotiations that take place pursuant to clause (i)(G) or clause (ii)(E) of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations). The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (x) does not change or otherwise affect the approval of this Agreement by the board of directors of the Company; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that: (i) unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders; and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting, except to the extent required to obtain the Requisite Stockholder Approval; provided, however, that with respect to clause (ii), the Company, after consultation with Parent, may adjourn the Company Stockholders’ Meeting on no more than one occasion to the extent necessary under applicable Legal Requirements to ensure that any supplement or amendment to the Proxy Statement required under applicable Legal Requirements is provided to the Company’s stockholders; provided, further, that in no event shall the Company Stockholders’ Meeting be adjourned pursuant to the foregoing proviso (A) beyond five business days following the Meeting Date, or (B) to a date that would require the establishment of a new record date for the Company Stockholders’ Meeting.

(f) Nothing contained in this Section 5.2 shall prohibit the Company or the board of directors of the Company from taking and disclosing to the holders of Company Common Stock a position with respect to a tender offer or exchange offer contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that, unless the Company shall have complied with the provisions set forth in Section 5.2(d)(i), the board of directors of the Company expressly publicly reaffirms the Company Board Recommendation in such disclosure.

5.3 Company Equity Awards and ESPP.

(a) Prior to the Effective Time, the Company shall cause each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options that vest contingent on the Merger) (each, an “Outstanding Vested Company Option”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) $7.35; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Company Option exceeds $7.35, then the amount payable under this Section 5.3(a) with respect to such Company Option shall be zero). Each holder of an Outstanding Vested Company Option cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time.

(b) At the Effective Time, each Company Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Outstanding Unvested Company Option”), shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent: (i) assuming such Outstanding Unvested Company Option; or (ii) replacing such Outstanding Unvested Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced. All rights with respect to Company Common Stock under Outstanding Unvested Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested Company Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Outstanding Unvested Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Outstanding Unvested Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Outstanding Unvested Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced, any restriction on the exercise of any Outstanding Unvested Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested Company Option; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Outstanding Unvested Company Option assumed or replaced by Parent. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to $7.35 and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted equitably and proportionately to the extent appropriate to preserve the intended consequences of the adjustment.

(c) Prior to the Effective Time, the Company shall cause each Company Stock-Based Award that is a restricted stock unit that is outstanding and vested immediately prior to the Effective Time (including all such Company Stock-Based Awards that vest contingent on the Merger) (each, an “Outstanding Vested RSU”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested RSU shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested RSU immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to $7.35. Each holder of an Outstanding Vested RSU cancelled as provided in this Section 5.3(c) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(c) without interest. Parent shall cause the cash payments described in this Section 5.3(c) to be paid promptly following the Effective Time.

(d) At the Effective Time, each Company Stock-Based Award that is a restricted stock unit that is outstanding and unvested immediately prior to the Effective Time (each, an “Outstanding Unvested RSU”), shall be converted into and become a restricted stock unit to acquire Parent Common Stock, with such conversion effected through Parent: (i) assuming such Outstanding Unvested RSU; or (ii) replacing such Outstanding Unvested RSU by issuing a reasonably equivalent replacement restricted stock unit to acquire Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the restricted stock unit agreement by which such Outstanding Unvested RSU is evidenced. All rights with respect to Company Common Stock under Outstanding Unvested RSUs assumed or replaced by Parent shall thereupon be converted into restricted stock units with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested RSU assumed or replaced by Parent shall be settled solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested RSU assumed or replaced by Parent shall be the number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that represented such Outstanding Unvested RSU immediately prior to the Effective Time and the Conversion Ratio; and (C) subject to the terms of the restricted stock unit agreement by which such Outstanding Unvested RSU is evidenced, any restrictions shall continue in full force and effect and the term, vesting schedule and other provisions of such Outstanding Unvested RSU shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested RSU; provided, however, that (1) subject to the terms of the applicable Company Equity Plan and applicable Legal Requirements, Parent may modify the vesting schedule of any or all of the Outstanding Unvested RSUs provided such modified vesting schedule is, as to each holder of an Outstanding Unvested RSU, not less favorable than the vesting schedule applicable to such holder’s Outstanding Unvested RSU as of the Closing Date, and (2) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Outstanding Unvested RSU.

(e) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Outstanding Unvested Company Options that are assumed or replaced by Parent pursuant to Section 5.3(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of such Company Equity Plan.

(f) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3.

(g) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period under the ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective; (ii) make any pro rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise (as of the last business day prior to the date on which the Merger becomes effective) of each outstanding purchase right under the ESPP; and (iv) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that the actions described in clauses (i) through (iv) of this sentence shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. The Company shall terminate the ESPP immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger).

(h) Parent shall use its reasonable best efforts to prepare and file with the SEC as soon as reasonably practicable following the Effective Time, a registration statement on Form S-8 with respect to the Parent Common Stock subject to any Company Equity Awards that are assumed or substituted for by Parent pursuant to this Section 5.3.

5.4 Employee Benefits.

(a) If Parent elects not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any necessary transition period and subject to any applicable Parent plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plan for his or her years of continuous service with the Acquired Corporations prior to the Effective Time; and (iii) for purposes of determining a Continuing Employee’s eligibility to participate in each compensation, vacation, severance (or other termination benefits), fringe or other welfare benefit plan, program or arrangement of Parent in which any such Continuing Employee is or becomes eligible to participate, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the Effective Time.

(b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.5, no Company Associate, former employee or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4(b) shall limit the effect of Section 9.8.

(c) Unless otherwise requested by Parent in writing at least 10 business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the board of directors of the Company of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall use its reasonable best efforts to comply with such notification or consultation requirements and shall, to the extent permitted by applicable law, use its reasonable best efforts to consult with Parent to the extent Parent’s cooperation or involvement is necessary. To the extent any material oral or written communications are to be made prior to the Closing Date to any Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, the Company shall, to the extent permitted by applicable law, use its reasonable best efforts to consult with Parent regarding such communications and Parent shall have a reasonable opportunity to review and comment on such communications.

5.5 Indemnification of Officers and Directors

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation: (i) to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company (the “Indemnified Persons”) as provided in the Company’s certificate of incorporation or the Company’s bylaws as in effect on the date of this Agreement, and as provided to such directors and officers in the indemnification agreements that are identified in Part 5.5(a) of the Disclosure Schedule and forms of which have been made available to Parent, as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such officers and directors arising out of such acts or omissions, except as otherwise required by applicable Legal Requirements; and (ii) to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (an accurate and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, however, that: (i) Parent or the Surviving Corporation may substitute therefor one or more “tail” policies, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company’s existing policies as of the date hereof; or (ii) Parent may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 5.5(b) in excess of 250% of the amount of the aggregate premiums paid by the Company for 2011 for such purpose (which 2011 premiums are hereby represented and warranted by the Company to be as set forth in Part 2.26 of the Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.5(c).

(d) The provisions of this Section 5.5 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

5.6 Regulatory Approvals and Related Matters.

(a) Subject to the terms and conditions of this Agreement (including Section 5.6(b), Section 5.6(c), Section 5.6(d) and Section 5.6(e)), prior to the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable under applicable Legal Requirements to consummate the Merger as soon as practicable after the date of this Agreement, including: (i) each party making an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other Contemplated Transactions as promptly as practicable after the date of this Agreement (and in any event within 10 business days after the date of this Agreement unless otherwise mutually agreed by the parties), and supplying, as promptly as reasonably practicable, any additional information and documentary material that may be requested by a Governmental Body pursuant to the HSR Act; (ii) each party making all appropriate filings and submissions (and filings and submissions considered by Parent to be advisable) with any Governmental Body pursuant to applicable Legal Requirements (including under any applicable foreign Legal Requirement relating to antitrust, competition or merger control matters), as promptly as practicable; (iii) the parties using reasonable best efforts to obtain, subject to Section 5.6(b), Section 5.6(c), Section 5.6(d) and Section 5.6(e), as promptly as practicable, the termination of any waiting period under the HSR Act and any applicable foreign Legal Requirement relating to antitrust, competition or merger control matters; (iv) the parties cooperating and consulting with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material Consents are required to be obtained prior to the Effective Time from, Governmental Bodies in connection with the Merger and the other Contemplated Transactions and (B) timely making all such filings and timely seeking all such Consents; (v) the parties using reasonable best efforts to obtain all Consents from any third party necessary, proper or advisable (as determined by Parent) to consummate the Contemplated Transactions (provided, that the Company shall not be obligated to pay any consent fees or modify the terms of any Contract in connection with obtaining such Consents except as are contingent on the Closing); and (vi) the parties using reasonable best efforts to execute and deliver any additional instruments necessary to consummate the Merger and the other Contemplated Transactions.

(b) In connection with the efforts referenced in Section 5.6(a), and subject to any applicable Legal Requirement, each of the Company, on the one hand, and Parent and Merger Sub on the other hand, will: (i) cooperate with each other in connection with any investigation or other inquiry, including any proceeding initiated by a third party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Body and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Merger or the other Contemplated Transactions; and (iii) permit the other party, to the extent practicable and at its own expense, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or such other applicable Governmental Body or other Person, and, to the extent permitted by the FTC, the DOJ or such other applicable Governmental Body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, Parent shall be entitled to have the lead role in devising the strategy of the parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and coordinating other contacts, where permitted, with Governmental Bodies. Neither Parent and Merger Sub nor the Company shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act or applicable antitrust, competition or merger control Legal Requirements, without the written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the event that any Legal Proceeding is initiated (or threatened to be initiated) by a Governmental Body challenging the Merger or any of the other Contemplated Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cooperate with each other and to contest and resist any such action or proceeding until the entering into by a court of competent jurisdiction of any preliminary or permanent injunction or other Order that preliminarily or permanently prohibits, prevents or restricts the consummation of the Merger or any of the other Contemplated Transactions. Parent shall be entitled to control and to direct the defense of any antitrust or competition law litigation related to the Merger and the other Contemplated Transactions; provided, however, that the Company shall be entitled to participate fully and actively, at the Company’s sole expense, in the conduct thereof. No party shall make any offer, acceptance or counter-offer to any Governmental Body with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling unless such party shall have first consulted with the other party or, if by the Company, as specifically requested by or agreed with Parent.

(d) Notwithstanding anything to the contrary contained in this Section 5.6 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to: (i) dispose of, transfer or exclusively license or cause any of its Subsidiaries to dispose of, transfer or exclusively license any assets (including any technology, Software or other Intellectual Property or Intellectual Property Right) to any Person, or to commit to cause any of the Acquired Corporations to dispose of, transfer or exclusively license any assets (including any technology, Software or other Intellectual Property or Intellectual Property Right) to any Person; (ii) discontinue or cause any of its Subsidiaries to discontinue, or commit to cause any of the Acquired Corporations to discontinue, offering any product or service; (iii) non-exclusively license or otherwise make available, or cause any of its Subsidiaries to non-exclusively license or otherwise make available, to any Person any technology, Software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to non-exclusively license or otherwise make available to any Person any technology, Software or other Intellectual Property or Intellectual Property Right; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment, or to commit to cause any of the Acquired Corporations to make any commitment (to any Governmental Body or otherwise), regarding its future operations or the future operations of any of the Acquired Corporations; provided, however, that Parent shall be required to take the actions set forth in clauses (i) through (v) of this Section 5.6(d) if, but only if: (A) the parties are informed by the management of the Bureau of Competition of the FTC (“Bureau Management”) that such actions are demanded and required as a condition to providing the Required Regulatory Approval; and (B) such actions, considered collectively, would not result in a Detriment. For purposes of this Section 5.6(d), an action so demanded and required by Bureau Management would be deemed to result in a “Detriment” if such action, considered together with all other actions so demanded and required by Bureau Management: (1) would have resulted in a reduction of the combined annual consolidated revenues of Parent, the Company and their respective Subsidiaries of at least $5,000,000 for the twelve-month period ended October 31, 2011 (any such reduction of at least $5,000,000, a “Specified Revenue Reduction”) if such action had been taken immediately before such twelve-month period; or (2) would otherwise have an adverse impact that is material to the business of Parent or the business of the Acquired Corporations, taken as a whole. It is understood that, if the only actions so demanded and required by Bureau Management are actions of the type set forth in clause (i) or clause (ii) of the first sentence of this Section 5.6(d) (“Demanded Divestiture Actions”), then for purposes of clause (2) of the proviso to the preceding sentence, such Demanded Divestiture Actions will not be deemed to have an adverse impact that is material to the business of Parent or the business of the Acquired Corporations, unless such Demanded Divestiture Actions, considered collectively, would have resulted in a Specified Revenue Reduction had such Demanded Divestiture Actions been taken immediately before such 12-month period; provided, however, that it is also understood that (A) for purposes of determining whether a Detriment would occur, Demanded Divestiture Actions must be considered together with actions of the type set forth in clause (iii), clause (iv) and clause (v) of the first sentence of this Section 5.6(d), and (B) even if the Demanded Divestiture Actions would not themselves have resulted in a Specified Revenue Reduction, such Demanded Divestiture Actions may nonetheless be deemed to result in a Detriment when considered together with any actions of the type set forth in clause (iii), clause (iv) or clause (v) of the first sentence of this Section 5.6(d) that are demanded and required by Bureau Management.

(e) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations; provided that any such action is conditioned upon the consummation of the Merger.

5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or any of the Contemplated Transactions and neither shall issue any such press release or make any such public statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other party about, and allow the other party reasonable time to comment in advance on, such press release, public announcement or disclosure. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

5.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Corporations to be effective as of the Effective Time.

5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.10 Stockholder Litigation. The Company shall promptly (and in any event within 24 hours after obtaining knowledge of any such claim or litigation) notify Parent in writing, and shall give Parent the opportunity to participate fully and actively, at Parent’s sole expense, in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of, or material concession in, any such claim or litigation shall be agreed to or made by the Company without Parent’s prior written consent.

5.11 Convertible Notes. The Company shall use its commercially reasonable efforts, in consultation with Parent and at Parent’s sole expense, to retire or cause to be converted all of the Company’s outstanding 6% Convertible Senior Notes due 2014 (the “Notes”) concurrently with, or prior to, the Closing.

5.12 Tax Matters. On or prior to the Closing Date, the Company shall terminate (or cause to be terminated): (a) all Tax sharing and Tax allocation agreements (whether oral or written) between any Acquired Corporation and any Person other than any other Acquired Corporation; and (b) all powers of attorney with respect to Tax matters, in each case, other than any such agreement or power of attorney that Parent requests in writing remain in effect after the Closing Date.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations and the representations and warranties of the Company identified in

Section 6.1(c), shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded (it being understood, however, that the reference to “Material Adverse Effect” in Section 2.12(a) should not be deemed to be a limitation on the scope of the representations and warranties contained therein and shall not be disregarded); and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c) The representations and warranties of the Company set forth in (i) the first, second, third and fourth sentences of Section 2.6(a); (ii) Section 2.6(b) (iii) Section 2.6(c); and (iv) Section 2.6(d), shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty contained in Section 2.6 made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in any such representation and warranty shall be disregarded if all such inaccuracies, considered collectively, would not result in an increase in the amounts payable pursuant to Section 1.5 and Section 5.3 in excess of $5,500,000.

6.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Approval.

6.4 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.1, Section 6.2, Section 6.3 and Section  6.5 have been duly satisfied.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.6 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

(b) there shall not be in effect any voluntary agreement between Parent and the Company and any Governmental Body in the United States pursuant to which Parent and the Company have agreed not to consummate the Merger for any period of time.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be pending any motion for a temporary restraining order (or other Order seeking to prohibit consummation of the Merger) brought by a Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal in any jurisdiction in which any Acquired Corporation or Parent is incorporated or conducts material operations.

6.8 No Governmental Litigation. There shall not be pending, and there shall not have been threatened in writing, any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; and (c) that, if successful, would reasonably be expected to result in an award of material damages or would otherwise adversely affect the right or ability of Parent, the Surviving Corporation or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations in any material respect.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Approval.

7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.5 Regulatory Matters

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

(b) there shall not be in effect any voluntary agreement between Parent and the Company and any Governmental Body in the United States pursuant to which Parent and the Company have agreed not to consummate the Merger for any period of time.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be pending any motion for a temporary restraining order (or other Order seeking to prohibit the consummation of the Merger) brought by a Governmental Body, and there shall not be any Legal Requirement enacted, that (in any such case), as a result of the consummation of the Merger: (a) could reasonably be expected to result in the imposition of criminal liability on the individual directors and officers of the Company; or (b) would reasonably be expected to result in the imposition of monetary liability on the individual directors and officers of the Company, except for any liability for which Parent agrees to fully and unconditionally reimburse or indemnify such directors and officers.

7.7 No Governmental Litigation. There shall not be pending, and there shall not have been threatened in writing, any Legal Proceeding in which a Governmental Body is or is threatened to become a become a party challenging or seeking to restrain or prohibit the consummation of the Merger, that, as a result of the consummation of the Merger: (a) could reasonably be expected to result in the imposition of criminal liability on the individual directors and officers of the Company; or (b) would reasonably be expected to result in the imposition of monetary liability on the individual directors and officers of the Company, except for any liability for which Parent agrees to fully and unconditionally reimburse or indemnify such directors and officers.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. Eastern time on the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by 5:00 p.m. Eastern time on the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by Parent or the Company at any time prior to the Effective Time, if a court of competent jurisdiction or other Governmental Body in the United States shall have issued: (i) a preliminary injunction in any antitrust-based Legal Proceeding preliminarily restraining, enjoining or otherwise prohibiting the Merger; or (ii) a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if a preliminary injunction specified in clause (i) of this Section 8.1(c) or an Order specified in clause (ii) of this Section 8.1(c) is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(d) by Parent or the Company at any time prior to the Effective Time, if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by Parent at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval if a Triggering Event shall have occurred;

(f) by the Company at any time prior to obtaining the Requisite Stockholder Approval and within 24 hours after the board of directors of the Company modifies the Company Board Recommendation in response to a Superior Offer, if: (i) the Company has not materially breached any of its covenants or obligations set forth in Section 4.3 and Section 5.2; (ii) the Company’s board of directors, acting in accordance with Section 5.2(d)(i), modifies the Company Board Recommendation in response to a Superior Offer and authorizes the Company, in compliance with the terms of this Agreement, to enter into a definitive acquisition agreement relating to such Superior Offer with the Person that made such Superior Offer (the “Alternative Acquisition Agreement”); (iii) a copy of the Alternative Acquisition Agreement, including all exhibits and schedules thereto and all related documents is delivered to Parent by the Company, with a written notice from the Company to Parent confirming that the Company intends to enter into such Alternative Acquisition Agreement; (iv) a period of at least three business days shall have elapsed since the delivery of the Alternative Acquisition Agreement and related written notice to Parent (the “Notice Period”) (which notice and notice period, for purposes of clarity, may be satisfied by the Recommendation Change Notice but only to the extent such Recommendation Change Notice also includes and delivers all of the information, including the final version of the Alternative Acquisition Agreement, required to be included and delivered to Parent by the Company by clause (iii) of this Section 8.1(f)); (v) throughout the Notice Period, the Company engages, and causes its financial and legal advisors to engage, in good faith negotiations with Parent to amend this Agreement in such a manner that such Acquisition Proposal would no longer constitute a Superior Offer; (vi) prior to or concurrently with such termination of this Agreement, the Company pays to Parent or its designee the Termination Fee; and (vii) concurrently with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement with respect to such Superior Offer;

(g) by Parent at any time prior to the Effective Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the conditions set forth in Section 6.1 would not be satisfied as of that subsequent date (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date (A) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded (other than the reference to “Material Adverse Effect” in Section 2.12(a), which shall not be disregarded) and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred following the date of this Agreement; provided, however, that, for purposes of clause (i) and clause (ii) of this Section 8.1(g) above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 45 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(h) by the Company at any time prior to the Effective Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 45 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of the termination of this Agreement to the other parties hereto in accordance with Section 9.9, including a description in reasonable detail of the reasons for such termination and specifying the provision or provisions of this Agreement pursuant to which such termination is being effected. Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the termination of this Agreement shall not relieve any party from any liability for any Willful and Material Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement; and (iii) the Confidentiality Agreement shall be deemed to have been automatically amended (with no further action required by any party) such that effective upon the termination of this Agreement, the term “current senior management personnel” (A) as used in paragraph 7(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director, Sr. Staff, Sr. Principal, Architect or above”, and (B) as used in paragraph 8(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director or above.”

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust, competition or merger control law or regulation.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d); (ii) after the date of this Agreement and at or prior to the time of termination of this Agreement an Acquisition Proposal shall have been made or publicly announced or communicated; and (iii) within 12 months after the date of such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed (provided that for purposes of this clause (iii) the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”), then, the Company shall pay to Parent a non-refundable fee in the amount of $18,000,000 in cash (the “Company Termination Fee”).

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 8.1 (other than Section 8.1(h)) at any time after the occurrence of a Triggering Event and prior to obtaining the Requisite Stockholder Approval, then (unless the Company is required to pay to Parent the fee referred to in Section 8.3(d)) the Company shall pay to Parent the Company Termination Fee.

(d) If this Agreement is terminated by Parent or the Company at any time after the Company Board Recommendation has been withdrawn or modified in accordance with clause (ii) of Section 5.2(d) (other than pursuant to Section 8.1(h)) and prior to obtaining the Requisite Stockholder Approval, then the Company shall pay to Parent a non-refundable fee in the amount of $27,500,000 in cash.

(e) If this Agreement is terminated by: (i) Parent or the Company pursuant to Section 8.1(b); (ii) at the time of the termination of this Agreement, any Antitrust Condition was not satisfied, or waived by Parent; (iii) the failure of such Antitrust Condition to be satisfied did not result from any breach by the Company of any covenant or obligation set forth in this Agreement; (iv) at the time of the termination of this Agreement, each of the conditions in Section 6, other than the Antitrust Conditions in Section 6 and the condition set forth in Section 6.4, was satisfied; and (v) the condition in Section 6.4 would be satisfied if the Closing were to occur on the End Date, then Parent shall pay to the Company a non-refundable fee in the amount of $30,000,000 (the “Parent Termination Fee”).

(f) Any Company Termination Fee required to be paid to Parent pursuant to Section 8.3(b) shall be paid by the Company contemporaneously with the earlier to occur of the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b). Any Company Termination Fee required to be paid to Parent pursuant to Section 8.3(c) or Section 8.3(d) shall be paid by the Company: (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (ii) in the case of a termination of this Agreement by Parent, within two business days after such termination. Any Parent Termination Fee required to be paid to the Company pursuant to Section 8.3(e) shall be paid by Parent: (A) in the case of a termination of this Agreement by Parent, at or prior to the time of such termination; or (B) in the case of a termination of this Agreement by the Company, within two business days after such termination. In no event shall the Company Termination Fee or the Parent Termination Fee be paid on more than one occasion.

(g) The parties acknowledge and agree that the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement. The Company further acknowledges that the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of a Willful and Material Breach by Parent, the Company’s right to receive the payment of the Parent Termination Fee from Parent shall be the sole and exclusively remedy of the Company against Parent or Merger Sub for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement, and none of Parent, Merger Sub, any of their respective Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligations relating to or arising out of this Agreement. Likewise Parent acknowledges that the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding the foregoing, nothing in this Section 8.3(g) shall limit the rights of Parent, Merger Sub or the Company under Section 9.12 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.

(h) If (i) the Company fails to pay when due any amount payable under this Section 8.3, then (A) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; and (ii) Parent fails to pay when due any amount payable under this Section 8.3, then (1) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3 and (2) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(i) Any fee or other amount payable pursuant to this Section 8.3 shall be paid by the paying party free and clear of all deductions and withholdings. In the event that any deduction or withholding is required by applicable Legal Requirements, the paying party shall pay to the other party such additional amount as shall be required to ensure that the net amount received by such other party shall be equal to the full amount that would have been received by such other party had no such deduction or withholding been required to be made, and the paying party shall indemnify the other party against, and reimburse the other party for the full amount of, any such withholding or deduction, and any interest, additions to tax and penalties thereon.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the Requisite Stockholder Approval); provided, however, that after the Requisite Stockholder Approval, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver

(a) Subject to the proviso in Section 9.1, Section 9.2(b) and Section 9.2(c), at any time prior to the Effective Time, any party hereto may, in its sole discretion: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that: (a) the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; except that (i) paragraphs 5, 9, 11 and 12 of the Confidentiality Agreement shall be suspended and of no force and effect until the termination of this Agreement, (ii) paragraph 6 of the Confidentiality Agreement is superseded by this Agreement and shall cease to have any force or effect as of the date of this Agreement, and (iii) in the event of the termination of this Agreement, the Confidentiality Agreement shall be deemed to have been automatically amended (with no further action required by any party) such that effective upon the termination of this Agreement, the term “current senior management personnel” (A) as used in paragraph 7(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director, Sr. Staff, Sr. Principal, Architect or above”; and (B) as used in paragraph 8(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director or above”, and (b) the Other Confidentiality Agreements shall not be superseded and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, the parties acknowledge and agree that nothing in paragraph 10 of the Confidentiality Agreement or otherwise shall be deemed to limit the ability of Parent to exercise any remedy based on or relating to fraud, regardless of whether such fraud relates to any of the representations and warranties set forth in the Merger Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to represent a determination that: (a) such item is material or establishes a standard of materiality; or (b) such item did not arise in the ordinary course of business or consistent with past practice. Such information and the dollar thresholds set forth in this Agreement shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by (a) the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent; or (b) Parent, in whole or in part, by operation of law or otherwise, without the prior written consent of the Company, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent or by Parent without the Company’s prior written consent shall be void and of no effect. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email or facsimile before 5:00 p.m. (Pacific time), when transmitted; (c) if sent by email or facsimile on a day other than a business day, or if sent by email or facsimile after 5:00 p.m. (Pacific time), on the business day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the street address set forth beneath the name of such party below (or to such other street address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

Attention: General Counsel

Email: bcabrera@synopsys.com

Facsimile: 650-965-8637

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, CA 94303

Attention: James R. Griffin

Email: jgriffin@dl.com

Facsimile: (650) 845-7333

if to the Company:

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, CA 95110

Attention: Peter Teshima and Clayton Parker

Email: pteshima@magma-da.com and cparker@magma-da.com

Facsimile: (408) 565-7876

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive

Newport Beach, CA92660

Attention: David A. Krinsky and Andor D. Terner

Email: dkrinsky@omm.com and aterner@omm.com

Facsimile: (949) 823-6994

9.10 Cooperation. The parties agree to provide reasonable cooperation to each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company and Parent each hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. Without limiting the generality of the foregoing, Parent shall be entitled to specific performance of each covenant and obligation of the Company contained in this Agreement, including the Company’s obligation to consummate the Merger and the Company’s covenants in Section 4.3 and Section 5.2.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SYNOPSYS, INC.

By:	/s/ Dr. Chi-Foon Chan
Name:	Dr. Chi-Foon Chan
Title:	President and Chief Operating Officer

LOTUS ACQUISITION CORP.

By:	/s/ Patrick Bombach
Name:	Patrick Bombach
Title:	Secretary

MAGMA DESIGN AUTOMATION, INC.

By:	/s/ Rajeev Madhavan
Name:	Rajeev Madhavan
Title:	Chairman of the Board and Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company’s direct and indirect Subsidiaries.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent or participating corporation and in which, immediately following the consummation of such transaction, the Persons that were stockholders of the Company immediately prior to such consummation cease to own at least 85% of each outstanding class of voting securities of the surviving entity in such transaction; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing 15% or more of the outstanding securities of any class of such Acquired Corporation (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Alternative Acquisition Agreement. “Alternative Acquisition Agreement” shall have the meaning set forth in Section 8.1(f).

Antitrust Conditions. “Antitrust Conditions” shall mean conditions set forth in Section 6.6, Section 6.7 (to the extent the condition in Section 6.7 relates to Orders and Legal Requirements under antitrust, competition or merger control law), Section 6.8 (to the extent the condition in Section 6.8 relates to Legal Proceedings relating to antitrust, competition or merger control Legal Requirements) and Section 7.5.

Auditor. “Auditor” shall have the meaning set forth in Section 4.4(a).

Auditor NDA. “Auditor NDA” shall have the meaning set forth in Section 4.4(b).

Average Parent Stock Price. “Average Parent Stock Price” shall have the meaning set forth in Section 5.3(b).

Book Entry Shares. “Book Entry Shares” shall have the meaning set forth in Section 1.7(b).

Bureau Management. “Bureau Management” shall have the meaning set forth in Section 5.6(d).

business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by law or executive order to close.

Change in Circumstances. “Change in Circumstances” shall have the meaning set forth in Section 5.2(d)(ii).

Change in Control Payment. “Change in Control Payment” shall have the meaning set forth in Section 2.13(a)(xix).

Channel Partner Contract. “Channel Partner Contract” shall mean each Company Contract that is a distribution, reseller, sales representative, or similar Contract providing for the marketing or distribution of any Company Products by any Person other than an Acquired Corporation or its employees.

Closing. “Closing” shall have the meaning set forth in Section 1.3.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collective Bargaining Agreement. “Collective Bargaining Agreement” shall have the meaning set forth in Section 2.20(a).

Company. “Company” shall have the meaning set forth in the preamble to this Agreement.

Company 401(k) Plan. “Company 401(k) Plan” shall have the meaning set forth in Section 5.4(b).

Company Associate. “Company Associate” shall mean any current employee, independent contractor, consultant or director of or to any of the Acquired Corporations.

Company Balance Sheet. “Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of July 31, 2011, included in the Company’s Report on Form 10-Q for the fiscal quarter ended July 31, 2011, as filed with the SEC on September 9, 2011.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Employee Plan. “Company Employee Plan” shall have the meaning set forth in Section 2.19(a).

Company Equity Award. “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.

Company Equity Plan. “Company Equity Plan” shall mean the Company’s: (a) 2010 Stock Incentive Plan; (b) 2004 Employment Inducement Award Plan; (c) 2001 Stock Incentive Plan; (d) 1998 Stock Incentive Plan; and (e) the ESPP and any other plan or agreement pursuant to which the Company may grant awards equity.

Company Form 10-K. “Company Form 10-K” shall have the meaning set forth in the preamble to Section 2.

Company Inbound Licenses. “Company Inbound Licenses” shall have the meaning set forth in Section 2.16(b).

Company Intellectual Property. “Company Intellectual Property” shall mean all Intellectual Property that is used or held for use by any Acquired Corporation.

Company Intellectual Property Agreements. “Company Intellectual Property Agreements” shall mean, collectively: (a) the Company Inbound Licenses; (b) the Company Outbound Licenses; and (c) every other Contract that is listed, or required to be listed, in Part 2.16 of the Disclosure Schedule (including all subparts thereof).

Company Intellectual Property Rights. “Company Intellectual Property Rights” shall mean all Intellectual Property Right owned or purported to be owned by, or filed in the name of, any Acquired Corporation, including the Company Registered Intellectual Property Rights and the Acquired Corporations’ rights in the Company Trade Secrets.

Company IT Systems. “Company IT Systems” shall mean computer Software and systems (including hardware, firmware, operating system Software, utilities and applications Software) used by any of the Acquired Corporations.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Outbound Licenses. “Company Outbound Intellectual Property Agreements” shall have the meaning set forth in Section 2.16(c).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean any product, software or service: (a) manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of any Acquired Corporation; (b) that any Acquired Corporation currently supports or maintains or is obligated to support or maintain; or (c) being developed by or for any Acquired Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall have the meaning set forth in Section 2.16(q).

Company Registered Intellectual Property Rights. “Company Registered Intellectual Property Rights” shall mean all of the following that are owned by, registered or filed in the name of, any Acquired Corporation: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered Domain Names; (d) registered copyrights and applications for copyright registrations; and (e) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Body in any jurisdiction in the world.

Company SEC Reports. “Company SEC Reports” shall have the meaning set forth in Section 2.8(a).

Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under any of the Company Equity Plan or otherwise and whether vested or unvested.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.6.

Company Stockholders’ Meeting. “Company Stockholders” Meeting shall have the meaning set forth in Section 5.2(a).

Company Termination Fee. “Company Termination Fee” shall have the meaning set forth in Section 8.3(b).

Company Trade Secrets. “Company Trade Secrets” shall mean all source code for Company Product Software and all other Trade Secrets of any Acquired Corporation.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 10, 2011, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by the Agreement, including the Merger.

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 5.4(b).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied and in each case as in effect as of the date of this Agreement or as may be hereinafter in effect.

Conversion Ratio. “Conversion Ratio” shall have the meaning set forth in Section 5.3(b).

Customer Contract. “Customer Contract” shall mean each Contract entered into by an Acquired Corporation in the ordinary course of business, consistent with past practices, pursuant to which an Acquired Corporation licenses, sells, or otherwise provides (in each case, on a nonexclusive basis) any Company Products directly to end users thereof.

Demanded Divestiture Actions. “Demanded Divestiture Actions” shall have the meaning set forth in Section 5.6(d).

Detriment. “Detriment” shall have the meaning set forth in Section 5.6(d).

DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

DOJ. “DOJ” shall have the meaning set forth in Section 5.6(b).

DOL. “DOL” shall mean the United States Department of Labor.

Domain Name. “Domain Name” shall mean the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

EDA. “EDA” shall have the meaning set forth in Section 2.18(d).

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” shall mean May 31, 2012; provided, however, that:

(a) the End Date shall be extended to (and “End Date” shall mean) August 31, 2012 (i) if (A) any Antitrust Condition is not satisfied on May 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent or the Company of any of its covenants or obligations in this Agreement, and (C) each of the conditions in Section 6 and Section 7, other than Antitrust Conditions, has been satisfied or waived as of May 31, 2012, (ii) if (A) any Antitrust Condition is not satisfied on May 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 7, other than the condition in Section 7.5, has been satisfied or waived as of May 31, 2012, and (D) Parent elects to extend the End Date to August 31, 2012, or (iii) if (A) any Antitrust Condition is not satisfied on May 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by the Company of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 6, other than Antitrust Conditions, has been satisfied or waived as of May 31, 2012, and (D) the Company elects to extend the End Date to August 31, 2012; and

(b) in the event the End Date shall have been extended to August 31, 2012 pursuant to clause (a), the End Date shall be automatically further extended to (and “End Date” shall mean) November 30, 2012 (i) if (A) any Antitrust Condition is not satisfied on August 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent or the Company of any of its covenants or obligations in this Agreement, and (C) each of the conditions in Section 6 and Section 7, other than Antitrust Conditions, has been satisfied or waived as of August 31, 2012, (ii) if (A) any Antitrust Condition is not satisfied on August 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 7, other than the condition in Section 7.5, has been satisfied or waived as of August 31, 2012, and (D) Parent elects to extend the End Date to

November 30, 2012, or (iii) if (A) any Antitrust Condition is not satisfied on August 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by the Company of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 6, other than Antitrust Conditions, has been satisfied or waived as of August 31, 2012, and (D) the Company elects to extend the End Date to November 30, 2012.

Nothing in this definition shall be construed to limit the ability of Parent to waive any Antitrust Condition.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

ESPP. “ESPP” shall have the meaning set forth in Section 2.6(b).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FTC. “FTC” shall have the meaning set forth in Section 5.6(b).

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust, competition or merger control matters.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the New York Stock Exchange, NASDAQ and the Financial Industry Regulatory Authority (FINRA).

Hazardous Substance. “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Persons. “Indemnified Persons” shall have the meanings set forth in Section 5.5(a).

Intellectual Property. “Intellectual Property” shall mean any or all of the following: (a) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, confidential or proprietary information (whether or not protected as a trade secret), know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (b) works of authorship (including Software), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, and test vectors; (c) Domain Names; and (d) any similar or equivalent property of any of the foregoing (as applicable).

Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all common law, statutory, or other legal rights (under the laws of any jurisdiction in the world or under international treaties) in, arising out of, or associated with any or all of the following: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof; (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) Trade Secrets; and (f) any similar or equivalent rights to any of the foregoing (as applicable).

International Employee Plans. “International Employee Plans” shall have the meaning set forth in Section 2.19(a).

Invention Assignment Agreement. “Invention Assignment Agreement” shall mean any Contract between an Acquired Corporation and any Company Associate pursuant to which such Company Associate assigns or otherwise transfers Intellectual Property Rights to any Acquired Corporation.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any executive officer of such Entity (and, in the case of the Company, any executive officer or the treasurer, controller or general counsel) has actual knowledge of such fact or other matter after reasonable inquiry.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.14(b).

Leases. “Leases” shall have the meaning set forth in Section 2.14(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

made available. “made available” means that such information, document or material was: (a) publicly available on the SEC EDGAR database by the Company in un-redacted form; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form on or before 11:59 pm (Pacific time) on November 28, 2011; or (c) made available for review by Parent or Parent’s Representatives on or before 11:59 pm (Pacific time) on November 28, 2011 in the virtual data room maintained by the Company with RR Donnelley in connection with the Merger and, from the time that such information, document or material was posted to the virtual data room until the execution of this Agreement, Parent or Parent’s Representatives had unrestricted access to such information, document or material (including pursuant to the procedures contemplated by the Other Confidentiality Agreements).

Material Adverse Effect. “Material Adverse Effect” shall mean any effect, change, event or circumstance (collectively, a “Change”) that, considered together with all Changes, has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (contingent or otherwise) or operations of the Acquired Corporations taken as a whole; or (b) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any shares of the stock of the Surviving Corporation; provided, however, that a Change occurring after the date of this Agreement shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic conditions in the United States, (B) conditions generally affecting the other companies in the Company’s industry, (C) any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees resulting in each case directly from the announcement or pendency of this Agreement, (D) stockholder class action or derivative litigation alleging (1) a breach of fiduciary duty by the board of directors of the Company relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of this Agreement or the proposed consummation of the Merger or the other Contemplated Transactions, or (2) that the Proxy Statement violates the disclosure requirements of the Exchange Act (provided, however, that for this exception to apply, the Company must have complied with its obligations in Section 5.1 and Section 5.2(b)), (E) changes in applicable Legal Requirements in the United States or in GAAP, (F) acts of war or terrorism or natural disasters in any locations where the Company conducts material business operations, (G) the failure of the Company to meet internal or analysts’ financial expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (H) changes in trading volume or a decline in the Company’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred), and (ii) with respect to clauses (A), (B), (E) and (F), the conditions or circumstances that caused such change do not have an impact on the Acquired Corporations, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in the Company’s industry.

Material Contract. “Material Contract” shall have the meaning set forth in Section 2.13(a).

Meeting Date. “Meeting Date” shall have the meaning set forth in Section 5.2(a).

Merger. “Merger” shall have the meaning set forth in the recitals to this Agreement.

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

Merger Sub. “Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Stock Market, Inc.

Nondisclosure Agreement. “Nondisclosure Agreement” shall mean each confidentiality or nondisclosure agreement entered into by an Acquired Corporation in the ordinary course of business, consistent with past practice, the primary purpose of which is to protect the confidentiality of certain information disclosed by one party to the other and which does not grant any license, immunity, or other rights with respect to any Company Intellectual Property Rights other than an express or implied right to use such information for the purpose for which it is being disclosed.

Non-U.S. Employee. “Non-U.S. Employee” shall have the meaning set forth in Section 2.18(a).

Notes. “Notes” shall have the meaning set forth in Section 5.11(a).

Notice Period. “Notice Period” shall have the meaning set forth in Section 8.1(f).

Open Source Materials. “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org).

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Confidentiality Agreements. “Other Confidentiality Agreement” shall mean, collectively, the confidentiality agreement, dated as of November 14, 2011, between the Company and Parent, and the confidentiality agreement, dated as of November 4, 2011, between the Company and Parent.

Outstanding Unvested Company Option. “Outstanding Unvested Company Option” shall have the meaning set forth in Section 5.3(b).

Outstanding Unvested RSU. “Outstanding Unvested RSU” shall have the meaning set forth in Section 5.3(d).

Outstanding Vested Company Option. “Outstanding Vested Company Option” shall have the meaning set forth in Section 5.3(a).

Outstanding Vested RSU. “Outstanding Vested RSU” shall have the meaning set forth in Section 5.3(c).

Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Parent Code. “Parent Code” shall have the meaning set forth in Section 4.4(d)(ii).

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Parent Termination Fee. “Parent Termination Fee” shall have the meaning set forth in Section 8.3(e).

Paying Agent. “Paying Agent” shall have the meaning set forth in Section 1.7(a).

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 1.7(a).

Permitted Encumbrance. “Permitted Encumbrance” shall mean: (a) liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been maintained in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (A) were not incurred in connection with any indebtedness, (B) do not render title to the property encumbered thereby unmarketable and (C) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current purposes; (e) Encumbrances arising under equipment leases entered into in the ordinary course of business consistent with past practice; and (f) such other Encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Acquired Corporations’ properties or otherwise materially impair any of the Acquired Corporations’ business operations.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1.

Proprietary Third Party Code. “Proprietary Third Party Code” shall have the meaning set forth in Section 4.4(a).

Proxy Statement. “Proxy Statement” shall mean the proxy statement, and the accompanying letter to stockholders, notice of meeting and form of proxy, to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Recommended Change Notice. “Recommended Change Notice” shall have the meaning set forth in Section 5.2(d).

Reports. “Reports” shall have the meaning set forth in Section 4.4(d)(iii).

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Required Regulatory Approval. “Required Regulatory Approval” means the expiration or termination of the waiting period under the HSR Act.

Requisite Stockholder Approval. “Requisite Stockholder Approval” shall have the meaning set forth in Section 2.3.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Customer. “Significant Customer” shall have the meaning set forth in Section 2.33.

Significant Supplier. “Significant Supplier” shall have the meaning set forth in Section 2.34.

Software. “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

Source Code Audit. “Source Code Audit” shall have the meaning set forth in Section 4.4(a).

Source Code Audit Period. “Source Code Audit Period” shall have the meaning set forth in Section 4.4(d).

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2, 2.3, 2.29 and 2.30 of the Agreement.

Specified Revenue Reduction. “Specified Revenue Reduction” shall have the meaning set forth in Section 5.6(d).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of Company Common Stock or substantially all of the assets of the Acquired Corporations, that: (a) was not obtained or made as a direct or indirect result of a breach of Section 4.3 or Section 5.2 of this Agreement; and (b) is on terms and conditions that the board of directors of the Company determines in good faith, after consulting with, receiving advice from, and considering the advice of an independent financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

Support Agreements. “Support Agreements” shall have the meaning set forth in the recitals to this Agreement.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1.

Tangible Assets. “Tangible Assets” shall have the meaning set forth in Section 2.15.

Tax. “Tax” shall mean: (a) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or other addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body; (b) any obligations under any Contract with any Person with respect to the Liability for, or sharing of, amounts of the type described in clause (a); and (c) any Liability for amounts of the type described in clause (a) under applicable Legal Requirements (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign Legal Requirements), as a transferee or successor, or otherwise.

Tax Returns. “Tax Returns” shall have the meaning set forth in Section 2.17(a).

Taxing Authority. “Taxing Authority” shall mean, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

Trade Secrets. “Trade Secrets” shall mean trade secrets of any kind as defined under applicable statutory or common law in the United States or the equivalent under the laws of any other jurisdiction including trade secrets embodied in or relating to Software, technical documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable), financial data, sales and marketing information, and databases and data collections.

Treasury Regulations. “Treasury Regulations” shall mean the U.S. Treasury Regulations under the Code.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have (i) withdrawn the Company Board Recommendation, (ii) modified the Company Board Recommendation in a manner adverse to Parent, or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) a tender offer or exchange offer relating to the capital stock of the Company shall have been commenced, and the board of directors of the Company shall have failed to announce publicly within 10 business days after the commencement of such tender offer or exchange offer, a statement disclosing that the board of directors of the Company recommends rejection of such tender offer or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within 10 business days after such Acquisition Proposal is publicly announced; or (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect any of the provisions set forth in Section 4.3.

U.S. Employee. “U.S. Employee” shall have the meaning set forth in Section 2.18(a).

Willful and Material Breach. There shall be deemed to be a “Willful and Material Breach” by a party of (i) the applicable representation or warranty of such party only if any officer of such party knew prior to the execution of the Agreement that such representation or warranty was materially inaccurate; and (ii) any covenant, obligation or other provision of this Agreement only if such party shall have deliberately taken action with the specific intent to breach such covenant, obligation or other provision of this Agreement.

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and disclosure schedule to the Merger Agreement have been omitted from this Exhibit 2.1:

•	Disclosure Schedule

•	Exhibit B — Amended and Restated Certificate of Incorporation

•	Exhibit C — Bylaws

Any omitted exhibit, schedule or similar attachment will be furnished supplementally to the SEC upon request.

Annex B

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (“Support Agreement”) is entered into as of November 30, 2011, by and between SYNOPSYS, INC., a Delaware corporation (“Parent”), and [—] (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock of Magma Design Automation, Inc., a Delaware corporation (the “Company”).

B. Parent, Lotus Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith, as it may be amended from time to time (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $7.35 in cash, except as otherwise provided in the Merger Agreement.

D. Stockholder is entering into this Support Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Support Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Support Agreement shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Proxy Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; or (ii) the date upon which the Merger becomes effective.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Support Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Support Period.

(e) “Support Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Proxy Expiration Date

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Support Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder if Stockholder is an individual: (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (b) upon the death of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Support Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of: (i) the Merger; (ii) the adoption and approval of the Merger Agreement and the terms thereof; (iii) each of the other actions contemplated by the Merger Agreement; and (iv) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any other Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any other Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any Subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions, including this Support Agreement.

3.2 Other Voting Agreements. During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a), clause (b) or clause (c) of Section 3.1.

3.3 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Support Agreement, Stockholder shall deliver to Parent a proxy in the form attached to this Support Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Proxy Expiration Date) with respect to the shares referred to therein (the “Proxy”).

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Support Agreement.

(c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Support Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

SECTION 4. WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

SECTION 5. CERTAIN COVENANTS

Stockholder agrees that, during the Support Period, Stockholder shall not directly or indirectly, and shall ensure that each of Stockholder’s Representatives does not directly or indirectly:

(a) solicit, initiate, knowingly encourage, knowingly assist, or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(b) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(d) make any disclosure or communication to any Person (other than Stockholder or any Representative of Stockholder) regarding the Merger, any of the other Contemplated Transactions, this Support Agreement, the Merger Agreement or any Acquisition Proposal or Acquisition Inquiry (without Parent’s prior written approval) unless (i) Stockholder shall have been advised by Stockholder’s outside legal counsel that such disclosure or communication is required by applicable law and (ii) prior to making such disclosure or communication, Stockholder shall have provided Parent with reasonable (and in no event less than 48 hours’) advance written notice of Stockholder’s intent to make such disclosure or communication, the content of such disclosure or communication and the identities of the Persons to which such disclosure or communication is intended to be made;

(e) support, endorse or accept any Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle or Contract relating directly or indirectly to any Acquisition Proposal;

(f) take any action that could result in the revocation or invalidation of the Proxy or that is reasonably determined by Parent to suggest that Stockholder no longer supports the Merger; or

(g) agree or publicly propose to take any of the actions referred to in this Section 5 or otherwise prohibited by this Support Agreement.

Stockholder shall immediately cease and discontinue any existing discussions with any Person that related to any Acquisition Proposal or Acquisition Inquiry.

Notwithstanding the foregoing, this Section 5 shall not prevent Stockholder from engaging in the activities set forth in Section 4.3(b) or Section 4.3(c) of the Merger Agreement, but only if the Company is permitted to take such actions permitted by such sections.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Stockholder has the right, power, authority and capacity to execute and deliver this Support Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Support Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder and its Representatives have reviewed and understand the terms of this Support Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Support Agreement.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Support Agreement and the Proxy by Stockholder do not, and the performance of this Support Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Support Agreement and the Proxy by Stockholder do not, and the performance of this Support Agreement and the Proxy by Stockholder will not, require any Consent of any Person.

(c) Exhibit B identifies each Contract (other than indemnification and benefit Contracts made available to Parent) under which Stockholder or any Affiliate of Stockholder has or may acquire any right against either of the Acquired Corporations. Except as disclosed on Exhibit B, neither Stockholder nor any Affiliate of Stockholder shall have any rights or claims under any such Contract against the Company, Parent or any other Person after the Effective Time.

6.3 Title to Securities. As of the date of this Support Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances, other than those set forth in award agreements pursuant to which such securities were issued or granted, accurate and complete copies of which have been made available to Parent) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.

6.4 Accuracy of Representations. The representations and warranties contained in this Support Agreement are accurate and complete in all respects as of the date of this Support Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.

SECTION 7. ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Support Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement.

7.3 Legends. If requested by Parent, immediately after the execution of this Support Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE SUPPORT AGREEMENT DATED AS OF NOVEMBER 30, 2011 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 8. MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Support Agreement shall survive the Proxy Expiration Date; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Parent shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Proxy Expiration Date of the representations, warranties, covenants and agreements made by Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Proxy Expiration Date.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Support Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices. Each notice, request, demand or other communication under this Support Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by facsimile before 5:00 p.m. (Pacific time) on the day sent by facsimile and receipt is confirmed, when transmitted; (c) if sent by facsimile on a day other than a business day and receipt is confirmed, or if sent by facsimile after 5:00 p.m. (Pacific time) on the day sent by facsimile and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or facsimile set forth beneath the name of such party below (or to such other address or facsimile as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

Attn: Brian E. Cabrera, General Counsel

Facsimile: (650) 584-1184

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, CA 94303

Attention: James R. Griffin

Facsimile: (650) 845-7333

8.4 Severability. Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Support Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.5 Entire Agreement. This Support Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No addition to or modification of any provision of this Support Agreement shall be binding upon either party unless made in writing and signed by both parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Support Agreement shall be deemed to exist between Parent and Stockholder unless and until this Support Agreement has been duly and validly executed on behalf of both parties.

8.6 Amendments. This Support Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

8.7 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Support Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Support Agreement, this Support Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Support Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

8.8 Indemnification. Stockholder shall hold harmless and indemnify Parent and Parent’s Affiliates from and against, and shall compensate and reimburse Parent and Parent’s Affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent’s Affiliates, or to which Parent or any of Parent’s Affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to: (a) any inaccuracy in or breach of any representation or warranty contained in this Support Agreement; or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Support Agreement or in the Proxy.

8.9 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Support Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.10 Actions of Representatives. Stockholder acknowledges and agrees that any action inconsistent with any provision of this Support Agreement that is taken by any Representative, partner, member or Affiliate of Stockholder, shall be deemed to constitute a breach of such provision by Stockholder.

8.11 Specific Performance. Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Support Agreement or the Proxy required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Support Agreement or in the Proxy, Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Parent may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.12 Non-Exclusivity. The rights and remedies of Parent under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Support Agreement, and the obligations and liabilities of Stockholder under this Support Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Legal Requirements.

8.13 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Support Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Support Agreement or any of the transactions contemplated by this Support Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the

Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.3 shall be effective service of process for any such action.

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS SUPPORT AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS SUPPORT AGREEMENT OR THE PROXY.

8.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Support Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Support Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Support Agreement.

8.15 Captions. The captions contained in this Support Agreement are for convenience of reference only, shall not be deemed to be a part of this Support Agreement and shall not be referred to in connection with the construction or interpretation of this Support Agreement.

8.16 Attorneys’ Fees. In any action at law or suit in equity to enforce this Support Agreement or the rights of Parent hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.17 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Support Agreement, or any power, right, privilege or remedy of Parent under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.18 Stockholder Capacity. This Support Agreement is being entered into by Stockholder solely in his capacity as the Owner of the Subject Securities. Parent acknowledges that: (i) Stockholder currently serves as an officer or director of the Company; (ii) Stockholder does not make any agreement or understanding in this Support Agreement in such Stockholder’s capacity as an officer or director of the Company or any of its Subsidiaries; (iii) this Support Agreement shall not be construed to prohibit, limit, restrict or otherwise adversely affect the actions or omissions taken by Stockholder in his capacity as an officer or director of the Company; and (iv) no such actions or omissions taken by Stockholder in his capacity as an officer or director of the Company shall constitute a breach of this Support Agreement.

8.19 Construction.

(a) For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement.

(c) As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “made available” shall have the meaning set forth in the Merger Agreement.

(d) Except as otherwise indicated, all references in this Support Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Support Agreement and Exhibits to this Support Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Support Agreement in its entirety and not to any particular provision of this Support Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be executed as of the date first written above.

SYNOPSYS, INC.

By:

Name:

Title:

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record or Beneficially Owned	Options, RSUs and Other Rights

Signature Page to Support Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes the General Counsel of SYNOPSYS, INC., a Delaware corporation, or any designee thereof (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to: (a) the outstanding shares of capital stock of the Company of which the Stockholder is the record owner or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) as of the date of this proxy, which shares are specified on the final page of this proxy; and (b) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clause (a) and clause (b) of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Support Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Lotus Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Support Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of: (i) the merger contemplated by the Merger Agreement (the “Merger”); (ii) the adoption and approval of the Merger Agreement and the terms thereof; (iii) each of the other actions contemplated by the Merger Agreement; and (iv) any action in furtherance of any of the foregoing; and

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Contemplated Transactions (as defined in the Merger Agreement)): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation (as defined in the Merger Agreement); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Contemplated Transactions.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees to negotiate with Parent in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated: November 30, 2011

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company over which Stockholder exercises voting power as of the date of this proxy:

Signature Page to Irrevocable Proxy

EXHIBIT B

CERTAIN CONTRACTS

Annex C

November 30, 2011

Board of Directors

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, CA 95110

Members of the Board of Directors:

We understand that Magma Design Automation, Inc. (the “Company”), Synopsys, Inc. (“Parent”) and Lotus Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of November 30, 2011 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), other than shares held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) or held by Parent, Merger Sub or any wholly owned Subsidiary of Parent immediately prior to the effective time of the Merger, will be converted into the right to receive $7.35 in cash, without interest. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent, ( the “Holders”) pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and schedules, and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain financial projections and operating data prepared by the management of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have not made any independent evaluation or appraisal of the assets or liabilities

C-1

(contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MAGMA DESIGN AUTOMATION, INC.

1650 TECHNOLOGY DRIVE

SAN JOSE, CA 95110

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DDETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3: For Against Abstain

1. Adoption of the Agreement and Plan of Merger, dated November 30, 2011, by and among Synopsys, Inc., Lotus Acquisition Corp., and Magma Design Automation, Inc., as such agreement may be amended from time to time.

2. Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

3. Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

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0 0 0

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Yes No

Please indicate if you plan to attend this meeting.

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NOTE: Such other business will be transacted as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000113610_1 R1.0.0.11699

MAGMA DESIGN AUTOMATION, INC.

Special Meeting of Stockholders

[TBD, 2012] 10:00 AM

This proxy is solicited by the Board of Directors.

The stockholder(s) signing this proxy hereby appoints Clayton H. Parker and Peter S. Teshima, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote all of the shares of common stock of Magma Design Automation, Inc. (“Magma”) that the stockholder(s) is entitled to vote at the Special Meeting of Stockholders of Magma to be held at Magma’s principal executive offices located at 1650 Technology Drive, San Jose, California 95110 on [TBD, 2012] at 10:00 a.m. Pacific Time, or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is made, this proxy (if signed) will be voted “FOR” each of Proposal No. 1, Proposal No. 2 and Proposal No. 3. Whether or not direction is made, each of the proxies is authorized to vote in his discretion on such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO SUBMIT A PROXY FOR THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY CARD. PLEASE NOTE THAT A FAILURE TO VOTE YOUR SHARES EITHER IN PERSON AT THE MEETING OR BY SUBMITTING YOUR PROXY BY MAIL, TELEPHONE OR INTERNET IS THE EQUIVALENT OF A VOTE AGAINST THE MERGER.

Continued and to be signed on reverse side

0000113610_2 R1.0.0.11699